UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A
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Securities Exchange Act of 1934
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Myriad Genetics, Inc.
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Dear Stakeholders,

2023 was another exciting year of progress for Myriad Genetics. With our mission at the forefront of every action we take, we delivered strong results and we continue to execute on our long-term strategic growth plan.

I offer my sincere appreciation to our customers, partners, employees and the entire healthcare community for their support and confidence. Also, I am grateful to our shareholders for their confidence in us and our company. Their partnership, collaboration, and support strongly position us for enduring success as we work diligently to achieve our goals and exceed your expectations.

Strategic Goals

Delivering on our mission to advance the health and well-being for all is based on our ability to consistently execute our long-term strategic goals:

•On-going development and commercialization of best-in-class molecular diagnostic tests to better detect disease, support treatment decisions and improve clinical outcomes
•Improving clinical utility and ease of use for our patients and provider partners
•Making our genetic tests more accessible and affordable by leveraging technology throughout the customer journey and scale in our laboratory and commercial operations
•Accelerating profitable revenue growth

These four strategic goals are informed by clear feedback from healthcare providers that emphasize test quality, breadth of offerings, reporting insights, turnaround times, ease of ordering and affordability. We are focused on continually addressing our customers’ needs, coordinating across the company to ensure that we are all working towards delivering a superior customer experience that is differentiated from our competitors.

Operational and Financial Highlights

As a company unified by our mission and strategic goals, we are seeing a high level of organizational engagement. In 2023, we were designated a Great Place to Work, with 86% of our teammates indicating their strong endorsement of Myriad Genetics, and voluntary turnover has significantly improved, reaching a multi-year low at approximately 9% in the fourth quarter of 2023. In addition, 2023 saw an overall improvement in satisfaction amongst our healthcare providers, leading to a Net Promoter Score of 69.8 for the year, which is a testament to the focus and ongoing investments we have made in the patient and provider experience.

We continue to deliver on our commitment to shareholders as total revenue grew 11% in 2023 compared to the prior year and we achieved both positive adjusted earnings per share and positive adjusted operating cash flow for the fourth quarter of 2023.(1) Throughout 2023, we strengthened our capabilities in both laboratory and back-office operations to support accelerated profitable growth at scale. With this strong performance and new opportunities for gaining market share, we are increasingly optimistic about 2024 performance.

During 2023, we also resolved a number of legacy legal matters and raised $118 million in a successful equity offering. These actions will allow management to focus more on operational execution and achievement of our long-term strategic goals.

(1) Adjusted earnings per share and adjusted operating cash flow are non-GAAP financial measures. See reconciliation of adjusted earnings per share to GAAP loss per share and adjusted operating cash flow to GAAP operating cash flow from operations in Appendix A.

Market Dynamics and Product Pipeline

As we look towards 2024 and beyond, we see growing adoption in use cases for genomic testing and precision medicine, providing strong tailwinds for profitable growth across our core products with an increasing ability to sell across sales channels where we have deep commercial experience. It is still early days for precision medicine, and we view the market as highly fragmented with less than 20% market share concentrated among the top players, which we believe provides us with significant opportunity for market share gains, particularly against competitors struggling with less robust business models.

We are excited to expand the breadth of our oncology testing options with the recent acquisition of the Precise Tumor and Precise Liquid tests and a CLIA-certified laboratory from Intermountain Precision Genomics (IPG) and we welcomed former IPG employees to our Myriad Genetics team. Bringing Precise Tumor and Precise Liquid in-house allows us to capture 100% of the economics that we expect from these products and aligns these tests with our strategic priority of unifying our oncology offerings under our Precise Oncology Solutions platform. We plan to launch Precise Liquid from our Salt Lake City Campus West facility, and move Precise Tumor and the rest of the acquired IPG laboratory operations to our Salt Lake City Campus West facility by year-end.

The R&D investments that we have made over the past three years are starting to bear fruit with an emerging body of clinical evidence that we believe will support guideline expansion, clinical utility and adoption, and improved reimbursement over the next few years. Recently, we announced the research collaboration with the National Cancer Center Hospital East in Japan to use our highly sensitive Precise Molecular Residual Disease (MRD) test for patients diagnosed with a wide array of solid tumor hematological cancers.

With a robust product pipeline, we look forward to continued growth in 2024 and beyond as we launch Foresight Universal Plus expanded carrier screen, FirstGene multiple prenatal screen, Precise Liquid comprehensive genomic panel, and Precise MRD for research use with our pharma partners.

Building Scalable Enterprise Capabilities to Accelerate Growth

We achieved significant milestones in 2023 in building our enterprise-wide infrastructure and capabilities with our state-of-the-art Labs of the Future. We completed construction of our new research and innovation center in South San Francisco and our new laboratory facility in Salt Lake City. Together, we believe these new facilities will enable high-volume growth at significantly lower costs with new sequencing capabilities powered by advanced automation and robust analytics.

We also completed the transition of our prenatal products to a next-generation sequencing platform. In 2024, we plan to migrate our oncology testing, including our new Precise MRD assay, to our high throughput Salt Lake City facility. Overall, we expect this will improve test turnaround times, reduce costs per test, and help deliver a better customer experience for healthcare providers and patients, which will continue to differentiate us from our competitors.

Digital Technology Enabling Seamless Customer Experience

Enabling increasingly digital workflows is critical to providing a positive customer experience, and we continued to invest significantly in these capabilities in 2023 to deliver value to patients and providers in real-world clinical settings to enable better treatment decisions.

We focus on projects that make it easier to do business with us, across the entire customer journey, from exploring our products, to ordering tests, and receiving easy-to-understand results with actionable insights. We continue to improve our online capabilities to streamline provider, patient, and payor engagement. We completed electronic medical record (EMR) integrations from 1,200 locations in 2023, and we expect to add more than 1,900 locations in 2024. We also have unified and automated our order management system and customer portals for patients and providers to enable easier ordering and reporting of test results.

Commitment to Environmental and Social Responsibility and Governance

We are committed to high standards of environmental and social responsibility, and governance (ESG).

Diversity, Equity and Inclusion

As of December 31, 2023, 63% of our employees are women, and women hold 42% of Myriad leadership roles (vice president and above). One-third of the members of our Board are women, including the chairperson, and 44% of our Board members come from diverse gender, ethnic and cultural backgrounds. A key initiative to drive diversity in our industry continues to be investment in our talent pipeline. Over the last two years, we have expanded our partnership with North Carolina Central University offering internship and mentorship opportunities to students in business and science.

Environment

In 2023, we focused on measuring our environmental footprint. We completed a comprehensive assessment of our scope 1 and 2 environmental impact, which was published in our 2022 ESG report. This analysis has informed our action plan to explore ways in which we can reduce our emissions and carbon footprint. In our laboratories, we continue to recycle plastics in support of our enterprise-wide environmental goals.

Governance

Myriad Genetics is committed to good corporate governance practices and policies. In 2023, our Board adopted a new Clawback Policy that complies with the rules promulgated by the U.S. Securities and Exchange Commission and the Nasdaq Stock Market LLC. In addition, we have demonstrated a commitment to Board refreshment with the appointment of seven new directors in the last five years.

2024 Annual Meeting of Stockholders

We invite you to participate in our virtual 2024 Annual Meeting of Stockholders, during which you will be able to vote your shares electronically and submit questions. We will ask you to (1) elect two Class I directors to our Board, (2) ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2024, (3) approve, on a non-binding advisory basis, the executive compensation of our named executive officers; and (4) act on any other business matters properly brought before the meeting. More information is included in our proxy statement. Your vote is important to us. Whether you attend the Annual Meeting or not, please vote promptly and submit your proxy online, by telephone, or by following the instructions on the proxy card or voting instruction card.

A Bright Future

In 2024, we will continue to build on the pillars of long-term revenue growth and adjusted profitability that were part of our strong results in 2023. Our clinically differentiated products deliver value in real-world clinical settings by enabling early detection and better treatment decisions for providers and their patients. Our modernized laboratory facilities and robust commercial engine are examples of where our investments in automation and advanced technology are yielding improved workflows, faster turnaround times and reduced operating costs. With increasing expansion of use cases for genetic testing and the adoption of precision medicine, we believe we are poised for both organic growth and market share gains in a dynamic industry.

I believe we are strongly positioned for enduring success in 2024 and we are committed to continue working with determination to advance our mission, achieve our ambitious goals and exceed your expectations.

Sincerely,

Paul J. Diaz
President and Chief Executive Officer
Myriad Genetics, Inc.

MYRIAD GENETICS, INC.
322 North 2200 West
Salt Lake City, Utah 84116

Notice of 2024 Annual Meeting of Stockholders

Time: 8:00 a.m. MDT

Date: Thursday, June 6, 2024

Place: This year’s Annual Meeting of Stockholders (the "Annual Meeting") will be a virtual meeting via live webcast on the Internet. You will be able to attend the Annual Meeting, vote and submit your questions during the meeting by visiting the following URL: www.virtualshareholdermeeting.com/MYGN2024 and entering the 16-digit control number included in the Notice of Internet Availability of Proxy Materials or proxy card that you receive. For further information about the virtual Annual Meeting, please call our investor relations department at (801) 584-3532.

Purposes:

1. To elect two Class I directors to the Board of Directors to serve until the 2027 Annual Meeting of Stockholders;

2. To ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2024;

3. To approve, on an advisory basis, the compensation of our named executive officers, as disclosed in this proxy statement; and

4. To transact such other business that is properly presented at the Annual Meeting and any adjournments or postponements thereof.

Who May Vote:

You may vote if you were an owner of record of Myriad Genetics, Inc. common stock at the close of business on April 11, 2024. A list of stockholders of record will be available for inspection during the ten days prior to the meeting at the office of the Corporate Secretary at Myriad Genetics, Inc., 322 North 2200 West, Salt Lake City, Utah 84116.

All stockholders are cordially invited to attend the Annual Meeting. Whether you plan to attend the meeting or not, please vote by following the instructions on the Notice of Internet Availability of Proxy Materials that you have previously received, or will shortly receive, which we refer to as the Notice, or in the section of this proxy statement entitled ‘‘Important Information About the Annual Meeting and Voting — How Do I Vote?’’ or, if you requested printed proxy materials, your proxy card. You may change or revoke your proxy at any time before it is voted.

On or about April 17, 2024, we began sending the Notice to all stockholders entitled to vote at the Annual Meeting.

BY ORDER OF THE BOARD OF DIRECTORS

Paul J. Diaz
President and Chief Executive Officer

April 17, 2024

Important Notice Regarding the Availability of Proxy Materials for
the Stockholder Meeting to be held on June 6, 2024

This proxy statement, and our annual report on Form 10-K to stockholders for the year ended December 31, 2023, are available for viewing, printing, and downloading at www.proxyvote.com. To view these materials, please have available your 16-digit control number(s) that appears on your Notice or proxy card. On this website, you can also elect to receive future distributions of our proxy statements and annual reports to stockholders by electronic delivery.

Additionally, you may find a copy of our annual report on Form 10-K, which includes our financial statements for the year ended December 31, 2023, on the website of the Securities and Exchange Commission at www.sec.gov, or in the ‘‘Financial Reporting/SEC Filings’’ section of the ‘‘Investor Relations’’ section of our website at www.myriad.com. You also may obtain a printed copy of our annual report on Form 10-K, including our financial statements from us, free of charge, by sending a written request to: Corporate Secretary, Myriad Genetics, Inc., 322 North 2200 West, Salt Lake City, Utah 84116. Exhibits will be provided upon written request and payment of an appropriate processing fee.

Cautionary Information and Forward-Looking Statements

This proxy statement contains forward-looking statements about future events and circumstances. Generally speaking, any statement not based upon historical fact is a forward-looking statement. Forward-looking statements can also be identified by the use of forward-looking or conditional words such as “could,” “should,” “can,” “continue,” “estimate,” “forecast,” “intend,” “look,” “may,” “will,” “expect,” “believe,” “anticipate,” “plan,” “remain,” “goal,” "strategy" and “commit” or similar expressions. In particular, statements regarding our plans, strategies, prospects and expectations regarding our business and industry are forward-looking statements. They reflect our expectations, are not guarantees of performance and speak only as of the date of this proxy statement. Except as required by law, we do not undertake to update such forward-looking statements. You should not rely unduly on forward-looking statements. Our business results are subject to a variety of risks, including those that are described in our annual report on Form 10-K for the year ended December 31, 2023 and elsewhere in our filings with the Securities and Exchange Commission. If any of these considerations or risks materialize or intensify, our expectations (or underlying assumptions) may change and our performance may be adversely affected.

Website links included in this proxy statement are for convenience only. Information contained on or accessible through such website links is not incorporated herein and does not constitute a part of this proxy statement.

Proxy Summary

This summary highlights information about Myriad Genetics, Inc. and its upcoming 2024 Annual Meeting of Stockholders ("Annual Meeting") contained elsewhere in this proxy statement or in our corporate governance documents published on our website at investor.myriad.com/corporate-governance. This summary does not contain all the information that you should consider, and you should read the entire proxy statement carefully before voting. Page references are provided to help you find further information in this proxy statement.

Annual Meeting of Stockholders

Time and Date:	8:00 a.m. Mountain Daylight Time on Thursday, June 6, 2024

Place:
The Annual Meeting will be a completely virtual meeting. There will be no physical meeting location and the meeting will only be conducted via live webcast at the following address: www.virtualshareholdermeeting.com/MYGN2024

Record Date:	Thursday, April 11, 2024 (as of the close of business)

Mailing Date:	This proxy statement was first mailed or made available to stockholders on or about April 17, 2024

Voting:	Stockholders as of the record date are entitled to vote. Each share of common stock is entitled to one vote for each director nominee and one vote for each of the other proposals

Voting Matters and Board Recommendations

Proposals	Board Vote Recommendation	Page
1. Elect Two Directors	FOR EACH NOMINEE	P. 67
2. Ratification of Ernst & Young LLP as our Independent Registered Public Accounting Firm for 2024	FOR	P. 68
3. Advisory Vote to Approve Executive Compensation	FOR	P. 70

How Do I Vote (page 6)

Your vote is important. Please exercise your right as a stockholder and submit your proxy as soon as possible. You may vote if you were a stockholder as of the close of business on April 11, 2024.

You may cast your votes by any of the following methods:

Via the Internet	www.proxyvote.com until 11:59 p.m. Eastern Daylight Time on Wednesday, June 5, 2024.
By Telephone	Call the phone number located on your Notice or on the top of your proxy card until 11:59 p.m. Eastern Daylight Time on Wednesday, June 5, 2024.
By Mail	Complete, sign, date and return your proxy card or voting instruction card so that it is received before the polls close on Thursday, June 6, 2024.
In-Person
Whether you are a stockholder of record or hold your shares in "street name," you may participate in and vote online at the Annual Meeting. You will need to enter your 16-digit control number to vote your shares at the Annual Meeting. Please visit www.virtualshareholdermeeting.com/MYGN2024 for instructions on how to attend the Annual Meeting live over the Internet. To vote during the Annual Meeting when the polls open use the "vote" button on the interface.

2023 Business Performance Highlights

During fiscal year 2023, we continued to make progress on our strategic growth plan. Some of our fiscal year 2023 business highlights include:

Financial Performance

•Revenues: Our revenues increased 11% from fiscal year 2022 to $753.2 million. Our revenue growth was driven by Prenatal revenue growth of 30% year-over-year as well as Prolaris, GeneSight and Hereditary Cancer revenue growth year-over-year of 21%, 9% and 7%, respectively.
•GAAP and Adjusted Operating Loss: GAAP operating loss was $(257.4) million and adjusted operating loss was $(25.5) million, an improvement of $7.3 million compared to adjusted operating loss of $(32.8) million in fiscal year 2022.(1)

•GAAP and Non-GAAP Loss Per Share: GAAP loss per share was $(3.18) and non-GAAP adjusted loss per share was $(0.27) for fiscal year 2023, an improvement of $0.03 compared to non-GAAP adjusted loss per share of $(0.30) for fiscal year 2022.(1)
•Operating Expenses: GAAP operating expenses were $774.4 million and non-GAAP adjusted operating expenses were $545.5 million, an increase of 6.8% year-over-year, reflecting incremental investments in sales and marketing as well as the impact of the inflationary environment.(1)
•Equity Offering: Raised net proceeds of $118 million in an equity offering in November 2023.

(1) See reconciliation of adjusted operating loss to GAAP operating loss, non-GAAP adjusted loss per share to GAAP loss per share, and GAAP operating expenses to non-GAAP adjusted operating expenses in Appendix A.

Product Developments

•MyRisk Hereditary Cancer Test: MyRisk Hereditary Cancer Test with RiskScore now incorporates breast density using Tyrer-Cuzick version 8 (TCv8) to provide patients and providers with a more comprehensive look at their five-year and remaining lifetime risk for breast cancer.
•Prolaris Prostate Cancer Prognostic Test: Integrated Absolute Risk Reduction into the Prolaris Prostate Cancer Prognostic Test to help patients and providers make personalized treatment decisions regarding hormone therapy.
•GeneSight Psychotropic Mental Health Medication Test: We enhanced the GeneSight test to personalize mental health medication treatment decisions based on smoking status.
•Precise Oncology Solutions: We added Folate Receptor Alpha to our Precise Oncology Solutions portfolio.
•Precise Minimal Residual Disease: We entered into (i) a collaboration with Memorial Sloan Kettering Cancer Center to study the use of minimal residual disease testing in breast cancer and (ii) a research collaboration with the University of Texas MD Anderson Cancer Center related to our minimal residual disease testing platform.

Leadership

•New Company leaders: We hired Sam Raha as our new Chief Operating Officer, effective December 11, 2023, Scott Leffler as our new Chief Financial Officer, effective January 29, 2024, and Shereen Solaiman as our new Chief People Officer, effective March 1, 2023. We also engaged Adam Brufsky, MD, PhD, FACP, as a Scientific Advisor to our Oncology business unit.

Strategic Growth Plan

•Accelerate profitable revenue growth: We continue to focus on accelerating growth profitably. In the fourth quarter of 2023, we achieved positive adjusted earnings per share. We also provided positive adjusted earnings per share guidance for fiscal year 2024.
•Ongoing development and commercialization of differentiated molecular diagnostic tests: We recently acquired the Precise Tumor and Precise Liquid tests and a CLIA-certified laboratory from Intermountain Healthcare. We also have a robust pipeline of genetic testing products under development, including FirstGene, Foresight Universal Plus, and Precise MRD, that we expect will help us to continue to grow in the future.
•Leverage technology and scale in our laboratory and and commercial operations to make our genetic tests more accessible and affordable. During 2023, we completed the building of our new research and innovation center in South San Francisco and our new laboratory facility in west Salt Lake City. Once fully operational, these new laboratories will incorporate advanced technology tools and capabilities that enable streamlining and expansion of automated laboratory operations. We believe these automated platforms will help standardize operations, increase efficiency and speed, increase our ability to scale, and support faster assay development. We also completed electronic medical record (EMR) integrations at 1,200 clinical locations in 2023, allowing us to better serve providers and patients.

For additional information about our 2023 business performance, please see the CEO Letter above and the "Executive Compensation-Compensation Discussion and Analysis-2023 Fiscal Year Performance" section starting on page 31.

Corporate Governance Highlights (page 11)

Myriad Genetics is committed to good corporate governance practices and policies. Our Board of Directors (the "Board") recently adopted a Clawback Policy that complies with the rules promulgated by the U.S. Securities and Exchange Commission and the Nasdaq Stock Market LLC. In addition, our stockholders voted at our 2023 Annual Meeting of Stockholders to approve amendments to our Restated Certificate of Incorporation, as amended (the "Restated Certificate of Incorporation"), to (1) limit the personal liability of certain of our senior officers as permitted by recent amendments to Delaware law and (2) add a federal forum selection clause for claims under the Securities Act of 1933, as amended. These amendments became effective upon our filing of a Certificate of Amendment to the Restated Certificate of Incorporation with the Secretary of State of the State of Delaware on June 1, 2023.

Our corporate governance practices also include the following:

•Eight out of nine directors are independent	•Compensation clawback policy
•The roles of Board Chair and CEO are separate	•Annual say-on-pay vote
•Board committees include only independent directors	•Demonstrated commitment to stockholder engagement
•44% of Board members are women or ethnically diverse	•Anti-hedging and anti-pledging policies
•Annual Board and committee self-assessments, including one-on-one interviews led by the Board Chair	•Board has significant interaction with senior management and access to other employees
•Majority voting in uncontested director elections, with resignation policy	•Robust stock ownership guidelines for non-employee directors and executive officers
•Commitment to Board refreshment: seven new directors appointed in last five years, including a new director in 2022	•Limits on board member service on other public company boards
•Mandatory director retirement age	•No stockholder rights or similar plan
•NESGC regularly assesses the effectiveness of each director

Executive Compensation Highlights (page 29)

Our compensation programs are designed to attract and retain executive talent, motivate our executive officers through pay-for-performance metrics to enhance our growth and profitability and increase long-term stockholder value. Our fiscal year 2023 long-term and short-term incentive programs include performance metrics such as revenue, adjusted operating income, adjusted earnings per share, and relative total stockholder return measured against the Nasdaq Health Care Index ("IXHC"). To ensure that the interests of our executive officers are aligned with those of stockholders, our executive compensation program provides for a substantial majority of pay that is at-risk, that is, compensation that may be reduced in value or forfeited entirely depending on the executive's continued employment with us and our actual performance with respect to applicable performance metrics. For fiscal year 2023, approximately 90.9% of our President and Chief Executive Officer's 2023 target compensation was comprised of at-risk pay. Similarly, approximately 81.5% of our other named executive officers' aggregate 2023 target compensation was comprised of at-risk pay.

In evaluating, designing, and implementing our executive compensation program, the CHCC considers the latest industry trends and compensation best practices. Our executive compensation and compensation-related governance policies and practices incorporate many best practices, including the following:

What We Do:	What We Don't Do:
•Grant 50% of executive officers' equity in the form of PSUs that are subject to objective performance metrics	•Reprice stock options and other awards without stockholder approval
•Cap PSUs earned at target if absolute total stockholder return is negative over the performance period	•Provide single-trigger change of control vesting for equity awards for executive officers
•Establish challenging performance metrics, including revenue and adjusted operating income targets	•Guarantee bonuses
•Require directors and executive officers to meet robust stock ownership guidelines	•Grant in-the-money stock options
•Provide full vesting of time-based restricted stock units under our 2023 long-term incentive plan to executive officers only after three years	•Provide excessive perquisites
•Evaluate officer compensation levels against a peer group of similarly situated companies	•Repurchase underwater stock options
•Retain an independent compensation consultant
•Prohibit hedging transactions (no waivers granted)
•Utilize employee engagement and customer net promoter score as performance metrics in our 2023 short-term incentive plan
•Prohibit short sales, put and call options and other speculative transactions
•Prohibit pledging or the use of common stock to secure a margin or other loan (no waivers granted)
•Hold an annual advisory vote on executive compensation
•Subject incentive compensation to recoupment under our clawback policy

Environmental and Social Responsibility and Governance Highlights (page 27)

During 2023, we made progress in enhancing our ESG and corporate responsibility practices, demonstrating our commitment to ESG matters. We also published our second ESG report in 2023, which reports on many of these ESG and corporate responsibility practices. Some of our 2023 ESG highlights include:

•Diversity: As of December 31, 2023, women made up 63.2% of our workforce, 42.3% of leadership roles (vice president and above), and 33% of our Board members, including the Board Chair. We currently have seven employee-led resource groups, four of which were added in 2023, which represent and support diverse communities in our workforce.
•Environment: Led by our Green Team, we have recycled approximately 129.9 tons of plastics since our recycling program started in 2019, including 29.5 tons of plastic during fiscal year 2023. We completed the building of new laboratory facilities in Salt Lake City and South San Francisco which, once fully operational, will increase our operational capacity while allowing us to reduce the overall size of our facilities footprint.
•Patient Assistance: We continue to improve overall health care quality and increase access to diagnostic testing for uninsured and underinsured populations by offering robust financial assistance and free testing to those in need.
•Employee Engagement: During 2023, we maintained a strong engagement score of 56 on the Medallia engagement index scale, which ranked above the 75th percentile. In addition, 86% of our employees rated us as a Great Place to Work®. We also lowered our employee turnover to 9%.

Board Members and Director Nominees (page 13)

Name	Principal Occupation	Director Since	Independent	Board Committees	Other Public Company Boards
S. Louise Phanstiel * | **	Former Senior Executive, Elevance Health, Inc. (formerly WellPoint, Inc.)	2009	☑	AFC, CHCC, NESGC	BFLY
Paul J. Diaz	President and Chief Executive Officer of Myriad Genetics, Inc.	2020
Paul M. Bisaro +	Former Executive Chairman, Amneal Pharmaceuticals, Inc. and President and Chief Executive Officer, Impax Laboratories, Inc.	2022	☑	NESGC, RPIC	ZTS, MNKTQ
Heiner Dreismann, Ph.D.	Former Senior Executive, the Roche Group	2010	☑	CHCC^, RPIC	MYNZ
Rashmi Kumar	Senior Vice President, Chief Information Officer, Medtronic plc	2020	☑	AFC, NESGC	-
Lee N. Newcomer, M.D.	Former Senior Vice President for Oncology and Genetics, Chief Medical Officer, UnitedHealth Group	2019	☑	CHCC, RPIC^	CHRS
Colleen F. Reitan	Former Executive Vice President and President of Plan Operations and Chief Operating Officer, Health Care Services Corporation	2019	☑	AFC, NESGC^	ALNY
Daniel M. Skovronsky, M.D., Ph.D. **	President, Lilly Research Laboratories, Chief Scientific Officer at Eli Lilly and Company	2020	☑	CHCC, RPIC	-
Daniel K. Spiegelman ++	Former Executive Vice President and Chief Financial Officer at BioMarin Pharmaceuticals, Inc.	2020	☑	AFC^++	SPRB, KYTX
AFC = Audit and Finance Committee
CHCC = Compensation and Human Capital Committee
NESGC = Nominating, Environmental, Social and Governance Committee
RPIC = Research and Product Innovation Committee
* = Chair of the Board of Directors
** = Class I Director up for reelection at the Annual Meeting
^ = Chair of the Committee
+ = Following the Annual Meeting, Mr. Bisaro will become a member of the Audit and Finance Committee and serve as the Chair of the Audit and Finance Committee.
++ = Mr. Spiegelman will not be a member of the Board of Directors or the Audit and Finance Committee following the conclusion of his term at the Annual Meeting.

MYRIAD GENETICS, INC.
322 North 2200 West
SALT LAKE CITY, UTAH 84116

(801) 584-3532

Proxy Statement For the Myriad Genetics, Inc.
2024 Annual Meeting of Stockholders to be held on June 6, 2024

This proxy statement, along with the accompanying Notice of 2024 Annual Meeting of Stockholders, contains information about the 2024 Annual Meeting of Stockholders of Myriad Genetics, Inc., including any adjournments or postponements of the annual meeting, which we refer to as the Annual Meeting. To attend the Annual Meeting please visit the following URL: www.virtualshareholdermeeting.com/MYGN2024. In this proxy statement, we refer to Myriad Genetics, Inc. as ‘‘Myriad,’’ "Myriad Genetics," ‘‘the Company,’’ ‘‘we’’ and ‘‘us.’’

This proxy statement relates to the solicitation of proxies by our Board for use at the Annual Meeting. On or about April 17, 2024, we began sending the Notice of Internet Availability of Proxy Materials, which we refer to throughout this proxy statement as the Notice, to all stockholders entitled to vote at the Annual Meeting.

Important Information About the
Annual Meeting and Voting

Why is the Company Soliciting My Proxy?

The Board of Myriad Genetics, Inc. is soliciting your proxy to vote at the Annual Meeting to be held via webcast on Thursday, June 6, 2024, at 8:00 a.m. MDT and any adjournments or postponements of the Annual Meeting. The proxy statement, along with the accompanying Notice, summarizes the purposes of the Annual Meeting and the information you need to know to vote at the meeting.

We have sent you the Notice and made this proxy statement and our annual report on Form 10-K for the year ended December 31, 2023 available to you on the Internet because you owned shares of our common stock on the record date of April 11, 2024. We have also delivered printed versions of these materials to certain stockholders by mail. We commenced distribution of the Notice and the proxy materials to stockholders on or about April 17, 2024.

Why Did I Receive a Notice in the Mail Regarding the Internet Availability of Proxy Materials Instead of a Full Set of Proxy Materials?

As permitted by the rules of the U.S. Securities and Exchange Commission (the "SEC"), we may furnish our proxy materials to our stockholders by providing access to such documents on the Internet, rather than mailing printed copies of these materials to each of our stockholders. Most stockholders will not receive printed copies of the proxy materials unless they request them. We believe that this process should expedite stockholders’ receipt of proxy materials, lower the costs of the Annual Meeting and help to conserve natural resources. If you received a Notice by mail or electronically, you will not receive a printed or email copy of the proxy materials, unless you request one by following the instructions included in the Notice. Instead, the Notice will provide instructions on how you may access and review all of the proxy materials and submit your proxy on the Internet or by telephone. If you requested a paper copy of the proxy materials, you may authorize the voting of your shares by following the instructions on the enclosed proxy card, in addition to the other methods of voting described in this proxy statement.

Why Are We Holding a Virtual Annual Meeting?

This year’s Annual Meeting will be held in a virtual meeting format only. We have designed our virtual format to enhance, rather than constrain, stockholder access, participation and communication during the Annual Meeting. The virtual format allows for greater access to our Annual Meeting and for stockholders to communicate with us in advance of, and during, the Annual Meeting so they can ask questions of our Board or management, as time permits.

What Happens If There Are Technical Difficulties During the Annual Meeting?

We will have technicians ready to assist you with any technical difficulties you may have accessing the virtual Annual Meeting, voting at the Annual Meeting or submitting questions at the Annual Meeting. If you encounter any difficulties accessing the virtual Annual Meeting during the check-in or meeting time, a technical assistance phone number will be made available on the virtual meeting registration page 15 minutes prior to the start time of the meeting.

Who Can Vote?

Only stockholders who owned Myriad Genetics, Inc. common stock at the close of business on April 11, 2024 are entitled to vote at the Annual Meeting. On this record date, there were 90,478,255 shares of our common stock outstanding and entitled to vote. The common stock is our only class of voting stock.

You do not need to attend the Annual Meeting to vote your shares. Shares represented by valid proxies, received in time for the Annual Meeting and not revoked prior to the meeting, will be voted at the meeting. For instructions on how to change or revoke your proxy, see ‘‘May I Change or Revoke My Proxy?’’ below.

How Many Votes Do I Have?

Each share of Myriad Genetics, Inc. common stock that you owned at the close of business on the record date, April 11, 2024, entitles you to one vote.

How Do I Vote?

Whether you plan to attend the Annual Meeting or not, we urge you to vote by proxy. To attend the Annual Meeting, stockholders need to go to the following URL: www.virtualshareholdermeeting.com/MYGN2024 and enter their control number. All shares represented by valid proxies that we receive through this solicitation, and that are not revoked, will be voted in accordance with your instructions on the proxy card or as instructed via Internet or telephone. You may specify whether your shares should be voted for, against or abstain with respect to each nominee for director, and whether your shares should be voted for, against or abstain with respect to each of the other proposals. If you properly submit a proxy without giving specific voting instructions, your shares will be voted in accordance with the Board’s recommendations as noted below. Voting by proxy will not affect your right to attend the Annual Meeting. If your shares are registered directly in your name through our stock transfer agent, Equiniti Trust Company, LLC, or you have stock certificates registered in your name, you may vote:

By Internet or by telephone

To vote by Internet or telephone in advance of the meeting, follow the instructions included in the Notice or, if you received printed materials, in the proxy card, to vote by Internet or telephone.

By mail

If you received your proxy materials by mail, you can vote by completing, signing, dating and returning the proxy card as instructed on the card. If you sign the proxy card but do not specify how you want your shares voted, they will be voted in accordance with the Board’s recommendations as noted below.

At the meeting

To vote by Internet directly during the webcast of the Annual Meeting, you will need to visit the following URL: www.virtualshareholdermeeting.com/MYGN2024 and enter your control number. To vote during the Annual Meeting when the polls open use the ‘‘vote’’ button on the interface.

Telephone and Internet voting facilities for stockholders of record will be available 24-hours-a-day and will close at 11:59 p.m. EDT on June 5, 2024.

If your shares are held in ‘‘street name’’ (held in the name of a bank, broker or other holder of record), you will receive instructions from the holder of record. You must follow the instructions of the holder of record in order for your shares to be voted. Telephone and Internet voting also will be offered to stockholders owning shares through certain banks and brokers. If your shares are not registered in your own name and you plan to vote your shares at the Annual Meeting, you should contact your broker or agent to obtain a legal proxy or broker’s proxy card before the meeting in order to vote. To vote you must be a stockholder of record as of April 11, 2024 and use the ‘‘vote’’ button during the online Annual Meeting to vote your shares.

How Does the Board of Directors Recommend That I Vote on the Proposals?

The Board recommends that you vote as follows:

Proposal 1:    ‘‘FOR’’ the election of the two Class I directors to the Board of Directors to serve until the 2027 Annual Meeting of Stockholders;

Proposal 2:    ‘‘FOR’’ the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2024;

Proposal 3:    ‘‘FOR’’ the approval, on an advisory basis, of the compensation of our named executive officers, as disclosed in this proxy statement;

If any other matter is presented, your proxy provides that your shares will be voted by the proxy holder listed in the proxy in accordance with his or her best judgment. At the time this proxy statement was first made available, we knew of no matters that needed to be acted on at the Annual Meeting, other than those described in this proxy statement.

May I Change or Revoke My Proxy?

If you give us your proxy, you may change or revoke it at any time before the Annual Meeting. You may change or revoke your proxy in any of the following ways:
•By re-voting by Internet or by telephone as instructed above;
•If you received printed proxy materials, by signing a new proxy card with a date later than your previously delivered proxy and submitting it as instructed above;
•By notifying our Corporate Secretary in writing before the Annual Meeting that you have revoked your proxy; or
•By attending the Annual Meeting and voting by Internet during the Annual Meeting in accordance with the instructions provided. Attending the Annual Meeting will not in and of itself revoke a previously submitted proxy unless you specifically re-vote during the Annual Meeting.

Your most current vote, whether by telephone, Internet, proxy card or during the Annual Meeting, is the one that will be counted.

What if I Receive More Than One Notice or Proxy Card?

You may receive more than one Notice or proxy card if you hold shares of our common stock in more than one account, which may be in registered form or held in street name. Please vote in the manner described under ‘‘How Do I Vote?’’ for each account to ensure that all of your shares are voted.

Will My Shares Be Voted if I Do Not Vote?

If your shares are registered in your name, they will not be voted if you do not vote as described above under ‘‘How Do I Vote?’’ If your shares are held in street name and you do not provide voting instructions to the bank, broker or other holder of record of your shares as described above, the holder of record has the authority to vote your unvoted shares only on Proposal 2 if it does not receive instructions from you and does not have the ability to vote your uninstructed shares on any other proposal. Therefore, we encourage you to provide voting instructions. This ensures that your shares will be voted at the Annual Meeting and in the manner you desire. When your broker cannot vote your shares on a particular matter because it has not received instructions from you and does not have discretionary voting authority or because your broker chooses not to vote on a matter for which it does have discretionary voting authority, it is referred to as a ‘‘broker non-vote.’’ Thus, if you hold your shares in street name and do not instruct your bank, broker or other nominee how to vote, no votes will be cast on any proposal on your behalf other than the ratification of our independent registered public accounting firm if your bank, broker or other nominee exercises their discretion to vote your shares on this proposal.

What Vote is Required to Approve Each Proposal and How are Votes Counted?

Proposal 1: Elect Directors	The affirmative vote of a majority of the shares voted affirmatively or negatively is required for each nominee for director to be elected. For each nominee, you may vote either FOR or AGAINST such nominee. Abstentions will have no effect on the results of this vote. Brokerage firms do not have the authority to vote customers’ unvoted shares held by the firms in street name on this proposal. As a result, any shares not voted by a customer will be treated as a broker non-vote. Such broker non-votes will have no effect on the results of this vote.	Recommendation: FOR the election of the two Class I directors
Proposal 2: Ratify the Selection of our Registered Independent Public Accounting Firm
The affirmative vote of a majority of the shares voted affirmatively or negatively for this proposal is required to ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2024. Abstentions will have no effect on the results of this vote. Brokerage firms have authority to vote customers’ unvoted shares held by the firms in street name on this proposal. If a broker does not exercise this authority, such broker non-votes will have no effect on the results of this vote. We are not required to obtain the approval of our stockholders to select our independent registered public accounting firm. However, if our stockholders do not ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2024, the AFC will reconsider its selection.
Recommendation: FOR
Proposal 3: Approve, on an Advisory Basis, the Compensation of Our Named Executive Officers	The affirmative vote of a majority of the shares voted affirmatively or negatively for this proposal is required to approve, on an advisory basis, the compensation of our named executive officers, as disclosed in this proxy statement. Abstentions will have no effect on the result of this vote. Brokerage firms do not have authority to vote customers’ unvoted shares held by the firms in street name on this proposal. As a result, any shares not voted by a customer will be treated as a broker non-vote. Such broker non-votes will have no effect on the results of this vote. Although the advisory vote is non-binding, the CHCC and the Board will review the voting results and take them into consideration when making future decisions regarding the compensation of our named executive officers.	Recommendation: FOR

Is Voting Confidential?

We will keep all the proxies, ballots and voting tabulations private. We only let our Inspector of Elections and our transfer agent, Equiniti Trust Company, LLC, examine these documents. Management, other than the Inspector of Elections, will not know how you voted on a specific proposal unless it is necessary to meet legal requirements. We will, however, forward to management any written comments you make on the proxy card or elsewhere.

Where Can I Find the Voting Results of the Annual Meeting?

The preliminary voting results will be announced at the Annual Meeting, and we will publish preliminary results, or final results if available, in a Current Report on Form 8-K within four business days of the Annual Meeting. If final results are unavailable at the time the Form 8-K is filed, we will file an amended report on Form 8-K to disclose the final voting results within four business days after the final results are known.

What Are the Costs of Soliciting Proxies?

We will pay all of the costs of soliciting proxies. Our directors and employees may solicit proxies in person or by telephone, fax or email. We will pay these employees and directors no additional compensation for these services. We may ask banks, brokers and other institutions, nominees and fiduciaries to forward these proxy materials to their principals and to obtain authority to deliver proxies. We will then reimburse them for their expenses.

What Constitutes a Quorum for the Annual Meeting?

The presence, in person (by means of remote communication as authorized by the Board) or by proxy, of the holders of a majority of the voting power of the outstanding shares of our common stock is necessary to constitute a quorum at the Annual Meeting. Votes of stockholders of record who are present virtually at the meeting or by proxy, abstentions, and broker non-votes are counted for purposes of determining whether a quorum exists.

Attending the Annual Meeting

The Annual Meeting will be held at 8:00 a.m. MDT on Thursday, June 6, 2024, via Internet webcast. Our Annual Meeting will be held in a virtual meeting format only.

To attend the virtual Annual Meeting, go to the following URL: www.virtualshareholdermeeting.com/MYGN2024 shortly before the meeting time, and follow the instructions for downloading the webcast.

If you miss the Annual Meeting, you can view a replay of the webcast at the following URL: www.virtualshareholdermeeting.com/MYGN2024 for one year following the Annual Meeting. You need not attend the Annual Meeting in order to vote.

Householding of Annual Disclosure Documents

SEC rules concerning the delivery of annual disclosure documents allow us or your broker to send a single Notice or, if applicable, a single set of our proxy materials to any household at which two or more of our stockholders reside, if we or your broker believe that the stockholders are members of the same family. This practice, referred to as ‘‘householding,’’ benefits both you and us. It reduces the volume of duplicate information received at your household and helps to reduce our expenses. The rule applies to our Notices, annual reports, proxy statements and information statements. Once you receive notice from your broker or from us that communications to your address will be ‘‘householded,’’ the practice will continue until you are otherwise notified or until you revoke your consent to the practice. Stockholders who participate in householding will continue to have access to and utilize separate proxy voting instructions.

If your household received a single Notice or, if applicable, set of proxy materials this year, but you would prefer to receive your own copy, please contact Broadridge by calling their toll-free number, 1-866-540-7095. If you do not wish to participate in ‘‘householding’’ and would like to receive your own Notice or, if applicable, a set of proxy materials in future years, follow the instructions described below.

Conversely, if you share an address with another Myriad Genetics, Inc. stockholder and together both of you would like to receive only a single Notice or, if applicable, set of proxy materials, follow these instructions:

•If your Myriad Genetics, Inc. shares are registered in your own name, please contact Broadridge and inform them of your request by calling them at 1-866-540-7095 or writing them at Broadridge Householding Department, 51 Mercedes Way, Edgewood, NY 11717.

•If a broker or other nominee holds your Myriad Genetics, Inc. shares, please contact the broker or other nominee directly and inform them of your request. Be sure to include your name, the name of your brokerage firm and your account number.

Electronic Delivery of Company Stockholder Communications

Most stockholders can elect to receive notices of the availability of future proxy materials by email instead of receiving a paper copy in the mail. You can choose this option and save the cost of producing and mailing these documents by following the instructions provided on your Notice or proxy card or following the instructions provided when you vote over the Internet at www.proxyvote.com.

Management and Corporate Governance

The Board of Directors

Our Restated Certificate of Incorporation, as amended, and Restated By-Laws provide that our business is to be managed by or under the direction of our Board. Our Board is divided into three classes for purposes of election. One class is elected at each annual meeting of stockholders to serve for a term to expire at the third succeeding annual meeting after their election. The Board currently consists of nine members, classified into three classes as follows: S. Louise Phanstiel (Chair), Daniel M. Skovronsky M.D., Ph.D., and Daniel K. Spiegelman constitute a class with a term ending at the 2024 Annual Meeting of Stockholders (the ‘‘Class I Directors’’); Paul J. Diaz, Heiner Dreismann, Ph.D., and Colleen F. Reitan constitute a class with a term ending at the 2025 Annual Meeting of Stockholders (the ‘‘Class II Directors’’); and Rashmi Kumar, Paul M. Bisaro, and Lee N. Newcomer, M.D. constitute a class with a term ending at the 2026 Annual Meeting of Stockholders (the ‘‘Class III Directors’’).

Board Composition and Refreshment

Annually, the NESGC considers the size, structure and needs of the Board, reviews and considers potential changes to the size and composition of the Board, and recommends director nominees to the Board for approval. In addition, the NESGC regularly assesses the effectiveness of each director.

In its review of directors, and its director nominees, the Board considers its composition, including its diversity, and the capabilities, areas of expertise, and experience of the Board, as well as the current and future business strategies and challenges and opportunities for the Company. These considerations have resulted in the addition of six new independent directors over the past five years, including the appointment of Mr. Bisaro in October 2022.

The Board accepted the recommendation of the NESGC and unanimously resolved to nominate S. Louise Phanstiel and Daniel M. Skovronsky, M.D., Ph.D. for election at the Annual Meeting for a term to serve until the 2027 Annual Meeting of Stockholders, and until their successors have been elected and qualified, or until his or her earlier death, resignation, retirement or removal. Mr. Spiegelman was not nominated for re-election. The Board, upon the recommendation of the NESGC, approved a reduction in the number of directors constituting the full Board from nine to eight directors, effective as of the Annual Meeting. Mr. Spiegelman will continue as a director through the date of the Annual Meeting, when his current term expires.

Set forth below in the table and biographies are the names of the persons nominated as directors and the current directors of the Company, their ages as of April 11, 2024, their offices in the Company, if any, their principal occupations or employment for at least the past five years, the length of their tenure as directors and the names of other public companies in which such persons currently hold directorships or have held directorships in the past five years. Additionally, information about the specific experience, qualifications, attributes or skills that led to the Board’s conclusion at the time of the filing of this proxy statement that each person listed below should serve as a director is set forth below for each individual director.

Name and Position	Age	Audit and Finance Committee	Compensation and Human Capital Committee	Nominating, Environmental, Social and Governance Committee	Research and Product Innovation Committee
S. Louise Phanstiel Chair of the Board of Directors	65
Paul J. Diaz President, Chief Executive Officer, Director	62
Paul M. Bisaro (1) Director	63
Heiner Dreismann, Ph.D. Director	70
Rashmi Kumar Director	54
Lee N. Newcomer Director	72
Colleen F. Reitan Director	64
Daniel M. Skovronsky M.D., Ph.D. Director	50
Daniel K. Spiegelman Director (2)	65

Audit and Finance Committee

Compensation and Human Capital Committee

Nominating, Environmental, Social and Governance Committee

Research and Product Innovation Committee

C	Committee Chair
(1) Following the Annual Meeting, Mr. Bisaro will become a member of the Audit and Finance Committee and serve as the Chair of the Audit and Finance Committee.

(2) Mr. Spiegelman currently serves as a member, and the Chair, of the Audit and Finance Committee and will continue to serve until the expiration of his term as a member of the Board of Directors at the Annual Meeting.

The following is a brief biography of each of the persons nominated as directors and the directors whose terms do not expire this year and who will continue to serve as directors following the Annual Meeting.

S. Louise Phanstiel
Experience:

S. Louise Phanstiel, Chair of the Board, has been a director of Myriad since September 2009 and assumed the Chair of the Board role in March 2020, and held several executive positions at Elevance Health, Inc., formerly WellPoint, Inc. from 1996 to 2007. She was President, Specialty Products, which included behavioral health services; Senior Vice President, Chief of Staff and Corporate Planning in the Office of the Chairman; and Chief Accounting Officer, Controller and Chief Financial Officer for all WellPoint, Inc. subsidiaries. Previously, Ms. Phanstiel was a partner at the international services firm PricewaterhouseCoopers, LLP, formerly Coopers & Lybrand, LLP where she specialized in insurance. Ms. Phanstiel's life science experience includes having previously served on the board of directors and Chair of the audit committees at publicly traded companies, Inveresk Research Group, Inc. and Verastem, Inc. Ms. Phanstiel is currently a member of the board of directors of Butterfly Network, Inc.

The Board has determined that Ms. Phanstiel should serve on the Board for the following reasons: She provides the Board with important expertise in the healthcare industry based on her extensive experience in several senior positions at WellPoint, Inc. This expertise is critical as we rely on healthcare third-party reimbursement for our molecular diagnostic testing services. Ms. Phanstiel also provides the Board with financial accounting, internal control and public company reporting expertise from her work at Coopers & Lybrand, LLP and as a Certified Public Accountant. In addition, she provides the Board with business, financial and investment expertise, as well as management expertise, resulting from managing and service as a director of publicly traded companies. Ms. Phanstiel also provides the Board with valuable experience from serving as a director of Myriad since September 2009, and as Chair of the Board since March 2020, during which time she has made significant contributions to Myriad, including navigating us through the COVID-19 pandemic and its impact on our business, hiring a new Chief Executive Officer (Mr. Diaz), and presiding over the refreshment of our Board which included the appointment of five new directors and the appointment of a new executive leadership team.

Age: 65
Director Since: 2009
Committees:

Paul J. Diaz
Experience:

Paul J. Diaz was appointed as the President and Chief Executive Officer, or CEO, of Myriad Genetics, Inc., and a member of the Board, effective August 13, 2020. Mr. Diaz was most recently a partner at Cressey & Company (2016-2020), a private investment firm headquartered in Chicago, Illinois, which at that time managed over $3.0 billion in committed capital. Cressey & Company is a healthcare focused middle-market private equity firm with over 30 years of success investing in and helping to build high quality healthcare businesses. Mr. Diaz is the former president and CEO and vice chairman of Kindred Healthcare, Inc. (2002-2016) then a Fortune 500 Company and one of the largest providers of healthcare services in the United States. At the time, Kindred had revenues of $7.2 billion, rehabilitation hospitals, sub-acute units, home health and hospice agencies and contract rehabilitation locations. For six years in a row, during his tenure as CEO, Kindred was ranked as one of the Most Admired healthcare companies in the United States by Fortune magazine. Mr. Diaz currently serves on the board of trustees of Johns Hopkins Medicine (where he serves as chair of Johns Hopkins Health Plans). He was formerly on the board of directors of DaVita (NYSE: DVA) and PharMerica Corporation (NYSE: PMC), and previously served on the board of the Federation of American Hospitals, and the Bloomberg School of Public Health at Johns Hopkins University. While CEO of Kindred, Mr. Diaz was a member of the Business Roundtable and the Wall Street Journal CEO Council. Modern Healthcare magazine named Mr. Diaz one of the 100 Most Influential People in Healthcare and named him one of the top 25 Minority Executives in Healthcare for numerous years. In addition, Hispanic magazine named Mr. Diaz one of the 25 Best Latinos in business in multiple years. Mr. Diaz earned a bachelor’s degree in Finance and Accounting from American University’s Kogod School of Business and a law degree from Georgetown University Law Center in Washington, D.C.

The Board has determined that Mr. Diaz should serve on the Board for the following reasons: He provides the Board with important business and managerial expertise from his 15 years at Kindred Healthcare, including specific expertise in managing healthcare service companies and business transformation. Furthermore, Mr. Diaz has extensive experience in private equity with healthcare companies, including businesses in the personalized medicine space. Furthermore, his background in finance and accounting and law provides unique insights to our business. Mr. Diaz also has a background serving on both public and private healthcare boards.

Age: 62
Director Since: 2020
President and Chief Executive Officer

Paul M. Bisaro
Experience:

Paul M. Bisaro was appointed as a director of Myriad on October 31, 2022. Mr. Bisaro is an accomplished global business leader with more than 30 years of generic and branded pharmaceutical experience. In February 2024, Mr. Bisaro was reappointed to serve as a director and the Chairman of the board of directors of Mallinckrodt, plc, a position he had previously held from June 2022 to November 2023. Mr. Bisaro is also currently a member of the board of directors of Zoetis Inc. He previously served on the board of Zimmer Biomet Holding, Inc. and TherapueticsMD. Mr. Bisaro’s executive work experience includes serving as the Executive Chairman of Amneal Pharmaceuticals, Inc., from May 2018 until August of 2019. Prior to that appointment, from May 2017 to May 2018, Mr. Bisaro was President and Chief Executive Officer, and member of the board of directors, of Impax Laboratories, Inc., until its acquisition by Amneal Pharmaceuticals. Prior to joining Impax Laboratories, Mr. Bisaro served as Executive Chairman of Allergan, plc, from July 2014 to November 2016, and as President and CEO of Actavis, plc (and its predecessor firm Watson Pharmaceuticals Inc.) from September 2007 to July 2014. Mr. Bisaro served on the board of directors of Allergan (and its predecessor firms) from September 2007 until August 2018. Prior to Watson, he served as President, Chief Operating Officer, and a member of the board of directors of Barr Pharmaceuticals, Inc., from 1999 to 2007. Between 1992 and 1999, Mr. Bisaro served as General Counsel of Barr. Prior to joining Barr, he was associated with the law firm Winston & Strawn and a predecessor firm, Bishop, Cook, Purcell and Reynolds and served as a Senior Consultant with Arthur Andersen & Co. Mr. Bisaro holds an undergraduate degree in General Studies from the University of Michigan and a JD from Catholic University of America in Washington, D.C.

The Board has determined that Mr. Bisaro should serve on the Board for the following reasons: He provides the Board with more than 25 years of business, management and leadership experience in the pharmaceutical industry. He has a track record of driving company growth through operational execution and corporate transformation. In addition, he has extensive experience as a public company director and in mergers and acquisitions, finance, accounting, and legal matters, all of which makes him a valuable member of our Board.

Age: 63
Director Since: 2022
Committees:

Heiner Dreismann, Ph.D.
Experience:

Heiner Dreismann, Ph.D., joined as a director of Myriad in June 2010. He had a successful career at the Roche Group from 1985 to 2006 where he held several senior positions, including President and CEO of Roche Molecular Systems, Head of Global Business Development for Roche Diagnostics and member of Roche’s Global Diagnostic Executive Committee. Dr. Dreismann currently serves as the Chairman of the board of Mainz Biomed N.V. and as a director of Talis Biomedical Corporation. Previously, Dr. Dreismann served on the board of directors of Med BioGene, Inc., Genenews Limited, Interpace Diagnostics and Ignyta, Inc. He also currently serves on a number of early-stage private company boards in the biotechnology industry. He earned a M.S. degree in biology and his Ph.D. in microbiology/molecular biology (summa cum laude) from Westfaelische Wilhelms University (The University of Münster) in Germany.

The Board has determined that Dr. Dreismann should serve on the Board for the following reasons: He provides the Board with important business and managerial expertise from his more than 20 years at Roche, including specific expertise in developing and commercially launching diagnostic products. Furthermore, Dr. Dreismann has extensive experience in international markets, specifically in Europe, while he was CEO of Roche Molecular Systems. His scientific background and expertise also enable him to provide the Board with technical advice on product research and development. Dr. Dreismann has a diversified background in managing and serving as a director of several companies in the healthcare industry.

Age: 70
Director Since: 2010
Committees:

Rashmi Kumar
Experience:

Rashmi Kumar has been a director of Myriad since September 2020. Currently, Ms. Kumar serves as Senior Vice President, Chief Information Officer with Medtronic plc. She previously served as Senior Vice President and Chief Information Officer – Global IT with Hewlett Packard Enterprise (HPE) from January 2020 to November 2022. Ms. Kumar joined HPE in 2018 as VP Global IT to focus on Applications Operations, and Support, NGIT Program Build and Deployment, and technology leadership to enable HPE business to achieve transformation goals. She is a seasoned technology leader with wide ranging experience in IT leadership, healthcare, cybersecurity, consulting services, electric utilities, financial services, information technology, and media and entertainment and steel industries. With more than 25 years of experience, Ms. Kumar’s primary areas of focus include Digital Transformation, AI/ML, Data & Analytics, strategic planning, Enterprise Architecture, cybersecurity and large-scale business process transformations. Ms. Kumar has served as CIO and CTO for many Fortune 50 companies including McKesson, Southern California Edison, Toyota, HPE, and Tata Steel. Ms. Kumar earned a bachelor’s degree in Metallurgical Engineering from the Bihar Institute of Technology in Sindri, India. She also holds an MBA from the University of California, Irvine; Paul Merage School of Business. She is very passionate about the topic of equality and is executive sponsor for various ERG’s and sits on Diversity & Inclusion Steering committees.

The Board has determined that Ms. Kumar should serve on the Board for the following reasons: She provides the Board with important expertise in the healthcare industry based on her extensive experience at McKesson Corp. and Medtronic. Ms. Kumar also has extensive experience in information technology management at leading companies across a diverse range of industries. This skill set is especially important as Myriad looks to upgrade its information technology systems relating to its customer interfaces. Ms. Kumar also has a strong scientific and engineering background providing expertise from a scientific and product development standpoint.
Age: 54
Director Since: 2020
Committees:

Lee N. Newcomer, M.D.
Experience:

Lee Newcomer, M.D., was appointed as a member of the Board in September 2019. Dr. Newcomer currently manages his own consulting business, Lee N. Newcomer Consulting, LLC, and previously held senior executive roles at United Healthcare including Senior Vice President for Oncology and Genetics, Chief Medical Officer and Senior Vice President of Health Policy and Strategy for UnitedHealth Group. Dr. Newcomer also worked for Vivius, Inc., a consumer directed health plan, holding the position of Executive Vice President and Chief Medical Officer. Dr. Newcomer received a Master’s Degree in Healthcare Administration & Management from the University of Wisconsin, Madison, an M.D. from the University of Nebraska, Omaha, and a B.S. from Nebraska Wesleyan University. Dr. Newcomer currently serves on the board of Cellworks Group Inc., a private precision medicine company and Coherus BioSciences, Inc., a public biopharmaceutical company. He also served on the board of directors of Park Nicollet Health Systems, a hospital health care system with approximately 1,000 physicians and 400 beds, for ten years including two years as Chairman.

The Board has determined that Dr. Newcomer should serve on the Board for the following reasons: His extensive reimbursement and managed care experience will aid the Company in its efforts to expand reimbursement for its new innovative precision medicine tests. He provides the Board with expertise on the medical insurance industry based on his extensive experience in several senior positions at UnitedHealth Group, Inc. and CIGNA Corporation. Additionally, Dr. Newcomer’s medical background provides the Board with expertise in developing predictive, personalized and prognostic testing products. Furthermore, Dr. Newcomer brings extensive business management experience from his 28 years of work in the managed care and pharmaceutical industries.

Age: 72
Director Since: 2019
Committees:

Colleen F. Reitan
Experience:

Colleen F. Reitan was appointed as a member of the Board in September 2019. Ms. Reitan previously held numerous senior leadership positions at Health Care Services Corporation (HCSC) including most recently as the Executive Vice President and President of Plan Operations and as the Chief Operating Officer. Prior to working at HCSC, Ms. Reitan held numerous senior management positions at Blue Cross and Blue Shield of Minnesota including President and Chief Operating Officer. In aggregate, Ms. Reitan has over 35 years of experience in the managed care industry. Ms. Reitan holds a B.A. from Minnesota State University at Mankato and a M.S. in Health Care Administration from the University of Minnesota-Twin Cities. She currently serves on the board of Alnylam Pharmaceuticals, Inc.

The Board has determined that Ms. Reitan should serve on the Board for the following reasons: Her extensive reimbursement and managed care experience will aid the Company in its efforts to expand reimbursement for its new innovative precision medicine tests. Furthermore, she provides the Board with important expertise on the medical insurance industry based on her extensive experience in several senior positions at Health Care Services Corporation and Blue Cross and Blue Shield of Minnesota. In addition, she provides the Board with management expertise, resulting from managing private companies and serving as a director of a publicly-traded company.

Age: 64
Director Since: 2019
Committees:

Daniel M. Skovronsky, M.D., Ph.D.
Experience:

Daniel M. Skovronsky, M.D., Ph.D., joined the Company as a Director in July 2020. Currently, he serves as President of Lilly Research Laboratories, President of Lilly Immunology, and Chief Scientific Officer at Eli Lilly and Company. Previously, he was Chief Executive Officer of Avid Radiopharmaceuticals Inc., a company he founded in 2004. Dr. Skovronsky earned his M.D. from the Perelman School of Medicine, University of Pennsylvania, his Ph.D. in neuroscience from University of Pennsylvania and a B.S. in molecular biophysics and biochemistry from Yale University.

The Board has determined that Dr. Skovronsky should serve on the Board for the following reasons: His medical and scientific background provides the Board with expertise in developing predictive, personalized, and prognostic testing products. Dr. Skovronsky provides the Board with business and management expertise from several senior positions at a major pharmaceutical company, including expertise in research and development, which is critical to our development of molecular diagnostic testing services. Dr. Skovronsky's background as a neuropathologist with extensive experience in neuroscience provides the Board with expertise in developing and commercializing diagnostics for patients suffering from neuropsychiatric and other medical conditions. As a director of Myriad, Dr. Skovronsky has made significant contributions to our research and development and product development efforts and our long-term growth strategy.

Age: 50
Director Since: 2020
Committees:

Daniel K. Spiegelman
Experience:

Daniel K. Spiegelman has been a director of the Company since May 2020. Most recently, he served as Executive Vice President and Chief Financial Officer at BioMarin Pharmaceuticals, Inc. Prior to that, he held several roles, including Senior Vice President and Chief Financial Officer of CV Therapeutics and Treasurer at Genentech, Inc. He is currently a member of the board of directors of Kyverna Therapeutics, Inc., a public clinical-stage biopharmaceutical company, and Spruce Biosciences, Inc., a public biopharmaceutical company. Mr. Spiegelman also serves on the board of directors of Tizona Therapeutics, Inc., a private pharmaceutical company, and Maze Therapeutics, a private biotechnology company. He previously served on the board of directors of Opthea Limited, Jiya Acquisition Corp., Cascadian Therapeutics, Inc., Rapidscan Pharma Solutions and Relypsa, Inc. Mr. Spiegelman received a B.A. degree from Stanford University and a M.B.A. from the Stanford Graduate School of Business.

The Board has determined that Mr. Spiegelman should serve on the Board for the following reasons: He provides the Board with important expertise in the healthcare industry based on his extensive experience in several senior positions at major pharmaceutical companies. Mr. Spiegelman also provides the Board with financial accounting, internal control and public company reporting expertise from his work as Chief Financial Officer of multiple public companies and having served as the audit committee chair of multiple public companies. In addition, he provides the Board with business, financial and investment expertise, as well as management expertise, resulting from his experience as an executive, and service as a director, of multiple pharmaceutical companies.

Age: 65
Director Since: 2020
Committees:

Board of Director Qualifications, Expertise, and Attributes

Below are charts showing board diversity, the age range of our directors, director independence, and the average tenure of our directors.

Director Capability Definitions

Board Diversity – Representation of gender, ethnic, cultural, or other perspectives that expand the Board’s understanding of the needs and viewpoints of our patients, physician partners, employees, governments, and other stakeholders.

Finance and Accounting – Experience with or understanding of the financial and accounting function of an enterprise in U.S. and international markets, resulting in proficiency in complex financial management, capital allocation, mergers and acquisitions and financial accounting and reporting processes.

Leadership – Experience leading a significant enterprise, resulting in a practical understanding of organizations, processes, strategic planning, and risk management. Demonstrated strengths in developing talent, planning succession, and driving change and long-term growth.

Healthcare Industry – Experience with and understanding of complex issues within the health care industry including expertise in commercializing health care products or services with emphasis in oncology, women’s health, and mental health. Healthcare market experience in both the United States and internationally is valued including experience with the U.S. and international healthcare regulatory environment.

Diagnostics Industry – Experience with complex issues involving the development and distribution of diagnostic tests, providing test results and interpretation, providing clinical laboratory services, and developing and supplying molecular diagnostics, instrumentation equipment, and consumable materials.

Research and Development – Experience and expertise in new product development and life cycle management, resulting in the successful introduction of innovative products and services that satisfy unmet medical needs and contribute to the Company’s profits. Expertise in designing and implementing clinical trials and in research methods used to evaluate and demonstrate improvements in health and cost outcomes. Expertise in assessing the medical and/or commercial implications for improving health and cost outcomes.

Provider or Payor Perspective – Understanding of the delivery and/or payment of medical services obtained through experience working as a medical provider or payer, including executive or operational roles at a hospital or health insurance organization.

Technology – Experienced leader of information and digital technology functions with deep knowledge in anticipating technological trends including commercial and product digital solutions, disruptive innovation that extend or create new business models. Expertise in cyber security and risk management.

Public Company Governance – Experience as a board member of other publicly traded companies.

Director Capability Matrix

	Board Diversity	Finance and Accounting	Leadership	Healthcare Industry	Diagnostic Industry	Research and Development	Provider or Payor Perspective	Technology	Public Company Governance
S. Louise Phanstiel	✓	✓	✓	✓			✓		✓
Chair of the Board
Paul M. Bisaro		✓	✓	✓	✓				✓
Director
Paul J. Diaz President and CEO	✓	✓	✓	✓			✓		✓
Heiner Dreismann Ph.D.			✓	✓	✓	✓
Director
Rashmi Kumar Director	✓		✓	✓				✓
Lee N. Newcomer M.D.			✓	✓	✓	✓	✓		✓
Director
Colleen F. Reitan Director	✓	✓	✓	✓			✓	✓	✓
Dan Skovronsky, M.D. Ph.D.			✓	✓	✓	✓
Director
Daniel K. Spiegelman		✓	✓	✓					✓
Director

Board Diversity

The following Board Diversity Matrix presents our Board diversity statistics in accordance with Nasdaq Rule 5606, as self-disclosed by our directors.

Board Diversity Matrix (as of April 17, 2024)
Total Number of Directors	9
	Female	Male	Non-Binary	Did not Disclose Gender
Directors	3	6	—	—
Number of Directors who Identify in Any of the Categories Below:
African American or Black	—	—	—	—
Alaskan Native or Native American	—	—	—	—
Asian (other than South Asian)	1	—	—	—
South Asian	—	—	—	—
Hispanic or Latinx	—	1	—	—
Native Hawaiian or Pacific Islander	—	—	—	—
White	2	5	—	—
Two or More Races or Ethnicities	—	—	—	—
LGBTQ+	—	—	—	—
Did not Disclose Demographic Background	—	—	—	—

Director Independence

Our Board has reviewed the materiality of any relationship that each of our directors has with Myriad, either directly or indirectly. Based on this review, the Board has determined that the following members of the Board are ‘‘independent directors’’ as defined by The Nasdaq Stock Market LLC (‘‘Nasdaq’’): Mr. Bisaro, Dr. Dreismann, Ms. Kumar, Dr. Newcomer, Ms. Phanstiel, Ms. Reitan, Dr. Skovronsky, and Mr. Spiegelman.

Leadership Structure of the Board

The Board does not have a policy regarding the separation of the roles of Chair of the Board and Chief Executive Officer because the Board believes that it is in our best interests to make that determination based on the position and direction of the Company and the membership of the Board. However, at this time, and since our inception, the Board has determined that having an independent director serve as Chair of the Board is in the best interests of our stockholders. Thus, the roles of Chair of the Board and Chief Executive Officer are separated. This structure enables a greater role for the independent directors in the oversight of the Company and their active participation in setting agendas and establishing Board policies, priorities and procedures. This structure also allows the Chief Executive Officer to focus on the management of our day-to-day operations.

Board’s Role in the Oversight of Risk Management

The Board has an active role, directly and through its committees, in the oversight of our risk management efforts. It carries out this oversight role through several levels of review. The Board regularly reviews and discusses with members of management information regarding the management of risks inherent in the operations of our businesses and the implementation of our strategic plan, including our risk mitigation efforts.

Each of the Board’s committees also oversees the management of risks that are under each committee’s areas of responsibility. For example, the AFC oversees management of accounting, auditing, external reporting, internal controls, cash investment risks, and our processes for compliance with laws, regulations and our Code of Conduct.

The NESGC oversees certain conflicts of interest, director independence and corporate governance policies. It is also charged with regularly reviewing, evaluating, and making recommendations to the Board and management on our ESG strategies, practices, and initiatives. The CHCC oversees risks arising from compensation practices and policies. While each committee has specific responsibilities for oversight of risk, the Board is regularly informed by each committee about such risks. In this manner the Board is able to coordinate its risk oversight.

Board’s Consideration of Diversity

The Board and the NESGC do not have a formal policy with respect to the consideration of diversity in identifying nominees for director positions. However, the Board and the NESGC strive to nominate individuals with a variety of diverse backgrounds, skills, qualifications, attributes and experience such that the Board, as a group, will possess the appropriate expertise, talent and skills to fulfill its responsibilities to manage the Company in the long-term interests of the stockholders.

Board’s Disclosure of Third-Party Director and Nominee Compensation

No member of the Board has any agreement or arrangement with any person or entity other than the Company relating to compensation or other payment in connection with the director’s service as a director of the Company.

Committees of the Board of Directors and Meetings

Meeting Attendance. During the year ended December 31, 2023, there were 11 meetings of the Board. No director attended fewer than 75 percent of the total number of meetings of the Board and of each committee of the Board on which he or she served during the 2023 fiscal year. The Board has adopted a policy under which each member is encouraged, but not required to attend each annual meeting of stockholders. All members of the Board at the time of our 2023 Annual Meeting of Stockholders attended the meeting.

Audit and Finance Committee. The AFC met seven times during the 2023 fiscal year. The committee currently has four members: Mr. Spiegelman (Chair), Ms. Kumar, Ms. Phanstiel, and Ms. Reitan. Following the Annual Meeting, Mr. Bisaro will become a member of the AFC and serve as the Chair of the AFC. The AFC’s roles and responsibilities are set forth in its written charter and include the authority to retain and terminate the services of our independent registered public accounting firm. In addition, the AFC reviews annual financial statements; considers matters relating to accounting policy and internal controls; reviews the scope of annual audits; and monitors our processes for compliance with laws, regulations and our Code of Conduct. The AFC also has primary responsibility for, and oversight over, cybersecurity threats and our information security management program. Our Board has determined that all members of the AFC satisfy the current independence standards promulgated by the SEC and by Nasdaq, as such standards apply specifically to members of audit committees. The Board has determined that Mr. Spiegelman, Ms. Phanstiel, and Mr. Bisaro, who will become a member of the AFC and serve as the Chair of the AFC following the Annual Meeting, are each an ‘‘audit committee financial expert,’’ as the SEC has defined that term in Item 407 of Regulation S-K under the Securities Act of 1933, as amended, or the Securities Act. A copy of the AFC’s written charter is publicly available on the Investors Relations—About Myriad/Corporate Governance section of our website at investor.myriad.com/corporate-governance.

Please also see the report of the AFC set forth elsewhere in this proxy statement.

Compensation and Human Capital Committee. The CHCC met six times during the 2023 fiscal year. This committee currently has four members: Dr. Dreismann (Chair), Dr. Newcomer, Ms. Phanstiel, and Dr. Skovronsky. The CHCC’s role and responsibilities are set forth in its written charter and include reviewing, approving and making recommendations regarding our compensation policies, practices and procedures to ensure that legal and fiduciary responsibilities of the Board are carried out and that such policies, practices and procedures contribute to our success. The CHCC also is responsible for evaluating and determining the compensation of our Chief Executive Officer. In addition, the CHCC is responsible for administering our Clawback Policy and reporting to the Board regarding any actions taken pursuant to such policy. The Board has determined that all members of the CHCC qualify as independent under the definition promulgated by Nasdaq.

The CHCC is charged with establishing a compensation policy for our executive officers and directors that is designed to attract and retain qualified executive talent, to motivate them to achieve corporate objectives, and reward them for superior performance. Our CHCC is also responsible for establishing and administering our executive compensation policies and equity compensation plans. The CHCC meets at least two times per year and more often as necessary to review and make decisions with regard to executive compensation matters. As part of its review of these matters, the CHCC may delegate any of the powers given to it to a subcommittee. A copy of the CHCC’s written charter is publicly available on the Investors Relations—About Myriad/Corporate Governance section of our website at investor.myriad.com/corporate-governance.

Further discussion of the process and procedures for considering and determining executive compensation, including the role that our executive officers play in determining compensation for other executive officers is included below in the section entitled ‘‘Executive Compensation-Compensation Discussion and Analysis.’’ The CHCC has the authority to directly retain the services of independent consultants and other experts to assist in fulfilling its duties. For purposes of executive compensation determinations, the CHCC retained an independent compensation consultant, Mercer, LLC (‘‘Mercer’’), which is a wholly owned subsidiary of Marsh & McLennan Companies, Inc., to review our peer group of companies and provide competitive market data on the salaries and short-term and long-term incentive compensation of executive officers at comparable companies within our industry. Mercer has also been engaged to provide the CHCC an analysis of, and recommendations for, annual salary compensation, short-term incentive compensation, and long-term incentive compensation for our Chief Executive Officer and other executive officers. Mercer performs services solely on behalf of the CHCC and has no relationship with Myriad or its management except as may relate to performing such services. The CHCC has assessed the independence of Mercer pursuant to SEC rules and the corporate governance rules of Nasdaq and concluded that no conflict of interest exists that would prevent Mercer from independently representing the CHCC.

Please also see the report of the CHCC set forth elsewhere in this proxy statement.

Compensation and Human Capital Committee Interlocks and Insider Participation. No member of our CHCC has at any time been an employee of the Company. None of our executive officers is a member of the CHCC, nor do any of our executive officers serve as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board or CHCC.

Nominating, Environmental, Social and Governance Committee. Our NESGC met four times during the 2023 fiscal year. The NESGC currently has four members: Ms. Reitan (Chair), Mr. Bisaro, Ms. Kumar, and Ms. Phanstiel. This committee’s role and responsibilities are set forth in the NESGC's written charter and include evaluating and making recommendations to the full Board as to the size and composition of the Board and its committees, identifying and evaluating potential candidates and recommending the director nominees for election, developing and recommending corporate governance guidelines applicable to the Board, and, subject to our Policy on Related Person Transactions, reviewing and approving potential or actual conflicts of interest between our executive officers or members of the Board. The NESGC also oversees the annual Board performance evaluations, which may be submitted anonymously at the discretion of the director concerned. The NESGC is responsible for regularly reviewing, evaluating and making recommendations to the Board and management on our ESG strategies, practices, and initiatives. In adding new directors to the Board, the NESGC retains from time to time the services of a nationally recognized search firm to identify and help evaluate candidates. Services provided by the search firm include identifying potential director candidates meeting criteria established by the NESGC, verifying information about the prospective candidate's credentials, and obtaining a preliminary indication of interest and willingness to serve as a Board member. This process helps attract qualified and independent directors.

If a stockholder wishes to nominate a candidate for director who is not included in our proxy statement, the stockholder must follow the procedures described in our Restated By-Laws and in ‘‘Stockholder Proposals and Nominations for Director’’ section at the end of this proxy statement.

In addition, under our current corporate governance policies, the NESGC may consider candidates recommended by stockholders as well as from other sources such as other directors or officers, third-party search firms or other appropriate sources. For all potential candidates, the NESGC may consider all factors it deems relevant, such as a candidate’s personal integrity and sound judgment; business and professional skills and experience; independence; knowledge of the industry in which we operate; possible conflicts of interest; the extent to which the candidate would fill a present need on the Board; and concern for the long-term interests of the stockholders. In general, persons recommended by stockholders will be considered on the same basis as candidates from other sources. If a stockholder wishes to propose a candidate for consideration by the NESGC under our corporate governance policies, for each annual meeting, the NESGC will consider only one recommended nominee from any stockholder or group of affiliated stockholders, and such recommending stockholder or group must have held at least five percent of common stock for at least one year. All stockholder recommendations for proposed director nominees must be made in writing to the NESGC, care of Myriad’s Corporate Secretary at 322 North 2200 West, Salt Lake City, Utah 84116, and must be received no later than 120 days prior to the first anniversary of the date of the proxy statement for the previous year’s Annual Meeting. The recommendation must be accompanied by the following information concerning the recommending stockholder:

•The name, address and telephone number of the recommending stockholder;

•The number of shares of our common stock owned by the recommending stockholder and the time period for which such shares have been held;

•If the recommending stockholder is not a stockholder of record, a statement from the record holder verifying the holdings of the recommending stockholder and a statement from the recommending stockholder of the length of time such shares have been held (alternatively, the recommending stockholder may furnish a current Schedule 13D, Schedule 13G, Form 3, Form 4 or Form 5 filed with the SEC, together with a statement of the length of time that the shares have been held); and

•A statement from the recommending stockholder as to the good faith intention to continue to hold such shares through the date of the next annual meeting.

The recommendation must also be accompanied by the following information concerning the proposed nominee:

•The information required by Items 401, 403 and 404 of Regulation S-K under the Securities Act;

•A description of all relationships between the proposed nominee and the recommending stockholder, including any agreements or understandings regarding the nomination;

•A description of all relationships between the proposed nominee and any of our competitors, customers, suppliers, labor unions or other persons with special interests regarding the Company; and

•The contact information for the proposed nominee.

The recommending stockholder must also furnish a statement supporting a view that the proposed nominee possesses the minimum qualifications as set forth below for director nominees and describing the contributions that the proposed nominee would be expected to make to the Board and to the governance of Myriad and must state whether, in the stockholder’s view, the proposed nominee, if elected, would represent all stockholders and not serve for the purpose of advancing or favoring any particular stockholder or other constituency of Myriad. The recommendation must also be accompanied by the written consent of the proposed nominee (i) to be considered by the NESGC and interviewed if the NESGC chooses to do so in its discretion, and (ii) if nominated and elected, to serve as a director.

For all potential candidates, the NESGC may consider all factors it deems relevant, including the following threshold criteria:

•Candidates should possess the highest personal and professional standards of integrity and ethical values;

•Candidates must be committed to promoting and enhancing the long-term value of Myriad for its stockholders;

•Candidates must be able to represent fairly and equally all stockholders without favoring or advancing any particular stockholder or other constituency of Myriad;

•Candidates must have demonstrated achievements in one or more fields of business, professional, governmental, community, scientific or educational endeavor, and possess mature and objective business judgment and expertise;

•Candidates are expected to have sound judgment, derived from management or policy making experience that demonstrates an ability to function effectively in an oversight role;

•Candidates must have a general appreciation regarding major issues facing public companies of a size and operational scope similar to Myriad, including governance concerns, regulatory obligations, strategic business planning, competition and basic concepts of accounting and finance; and

•Candidates must have, and be prepared to devote, adequate time to the Board and its committees.

In addition, the NESGC will take into account the extent to which the candidate would fill a present need on the Board, including the extent to which a candidate meets the independence and experience standards promulgated by the SEC and by Nasdaq.

A copy of the NESGC’s written charter is publicly available on the Investors Relations—About Myriad/Corporate Governance section of our website at investor.myriad.com/corporate-governance.

The descriptions of our corporate governance policies contained in this proxy statement are qualified in their entirety and subject to the terms of such policies as modified by the Board from time to time. The following corporate governance documents are publicly available on the Investors Relations—About Myriad/Corporate Governance section of our website at investor.myriad.com/corporate-governance:

•Policy on Annual Shareholder Meeting Attendance by Directors;

•Policy on Security Holder Communications with Directors;

•Policy on Security Holder Recommendation of Candidates for Election as Directors;

•Procedures for Security Holders Submitting Nominating Recommendations;

•Policy Regarding Qualifications of Directors;

•Policy on New Director Orientation;

•Policy on Continuing Education for the Board;

•Policy on Related Person Transactions;

•Director and Executive Officer Stock Ownership Guidelines;

•Clawback Policy;

•Corporate Governance Principles;

•Corporate Code of Conduct;

•Nominating, Environmental, Social and Governance Committee Charter;

•Audit and Finance Committee Charter;

•Compensation and Human Capital Committee Charter; and

•Research and Product Innovation Committee Charter.

Research and Product Innovation Committee. Our Research and Product Innovation Committee (or "RPIC") met three times in the 2023 fiscal year. The RPIC currently has four members: Dr. Newcomer (Chair), Mr. Bisaro, Dr. Dreismann, and Dr. Skovronsky. The committee’s roles and responsibilities are set forth in the RPIC’s written charter and include advising and consulting with senior management on a broad range of strategic and product development initiatives and making recommendations to the Board regarding such opportunities. A copy of the RPIC’s written charter is publicly available on the Investors Relations—About Myriad/Corporate Governance section of our website at investor.myriad.com/corporate-governance.

Stockholder Communications to the Board

Generally, stockholders who have questions or concerns should contact our Investor Relations department at (801) 584-3532. However, any stockholder who wishes to address questions regarding our business directly with the Board, or any individual director, should send his or her questions in writing to the Chair of the Board or a designated member of the Board at 322 North 2200 West, Salt Lake City, Utah 84116. Communications will be distributed to the Board, to the NESGC, or to any individual director or directors as appropriate, depending on the facts and circumstances outlined in the communications. Items that are unrelated to the duties and responsibilities of the Board may be excluded, such as:

•Junk mail and mass mailings;

•Resumes and other forms of job inquiry;

•Surveys; and

•Solicitations or advertisements.

In addition, any material that is unduly hostile, threatening, or illegal in nature may be excluded, provided that any communication that is excluded will be made available to any outside director upon request.

Executive Officers

The following table sets forth the name, age (as of April 11, 2024) and position of each of our current executive officers. Unless indicated otherwise, general references to ‘‘executive officers’’ throughout this proxy statement refer to the following officers:

Name	Age	Position
Paul J. Diaz	62	President and Chief Executive Officer and Director
Margaret Ancona	54	Senior Vice President, Chief of Staff
Kevin R. Haas	39	Chief Technology Officer
Scott J. Leffler (1)	49	Chief Financial Officer
Dale Muzzey	44	Chief Scientific Officer
Sam S. Raha (2)	52	Chief Operating Officer
Shereen Solaiman	51	Chief People Officer
Mark Verratti	55	Chief Commercial Officer
(1) Mr. Leffler was appointed Chief Financial Officer effective January 29, 2024.
(2) Mr. Raha was appointed Chief Operating Officer effective December 11, 2023.

Paul J. Diaz
President and Chief Executive Officer
Paul J. Diaz. Please see biography above under ‘‘Management and Corporate Governance—Board Composition and Refreshment.’’
Age: 62

Margaret Ancona
Senior Vice President, Chief of Staff

Maggie Ancona joined Myriad in January 2021. Previously, she led Global Transformation and Program Management at Hewlett Packard (HP) and Dell Technologies where she oversaw business transformation strategy, executed large-scale programs and cost management efforts, while retooling digital infrastructure for the future. Mrs. Ancona received a Bachelor’s degree in English from the University of San Francisco.

Age: 54

Kevin R. Haas
Chief Technology Officer

Kevin R. Haas joined Myriad in May 2013 and was appointed Chief Technology Officer in February 2021. Previously, he was Senior Vice President of Technology and Senior Vice President of Engineering at Myriad and Vice President of Bioinformatics and Senior Director of Bioinformatics at Myriad Women's Health. Dr. Haas previously served on the Board of Directors and as Vice President for USA Triathlon, the non-profit national governing body for the sport. Dr. Haas received a B.S. from University of Wisconsin-Madison and a Ph.D. in Chemical Engineering from University of California-Berkeley, where he worked on molecular simulation and machine learning to study protein dynamics from single molecule fluoresce. He has co-authored 16 peer reviewed publications and nine patent applications.

Age: 39

Scott J. Leffler
Chief Financial Officer

Scott J. Leffler became Chief Financial Officer of Myriad on January 29, 2024. Prior to joining Myriad, he served as Chief Financial Officer of Clover Health Investments, Corp. since July 2022. Before joining Clover Health, Mr. Leffler served as Chief Financial Officer and Treasurer of Sotera Health, a provider of sterilization, lab testing and advisory services for the healthcare industry, from April 2017 to July 2022. Prior to joining Sotera Health, Mr. Leffler served as Chief Financial Officer at Exal Corporation (now called Trivium Packaging) and held various financial leadership positions at PolyOne Corporation (now called Avient). Mr. Leffler holds a B.A. in economics from Yale University and an M.B.A. from Emory University and is both a Certified Public Accountant (inactive) and a Certified Treasury Professional (inactive).

Age: 49

Dale Muzzey
Chief Scientific Officer

Dale Muzzey was appointed Chief Scientific Officer of Myriad in April 2022. Previously, he served at Myriad as Interim Chief Scientific Officer and Senior Vice President, R&D from January 2022 to April 2022, Vice President, Bioinformatics, from October 2019 to December 2021, and Senior Director, Clinical Development from August 2018 to September 2019. From April 2014 to July 2018, Dr. Muzzey also served in a number of positions of increasing responsibility at Myriad Women's Health, including Director, Scientific Affairs, Staff Scientist, Computational Biology, Senior Scientist, and Computational Scientist I. Dr. Muzzey received a Bachelor of Arts degree in Biochemical Sciences and a Ph.D. in Biophysics from Harvard University.

Age: 44

Sam S. Raha
Chief Operating Officer

Sam S. Raha became Chief Operating Officer of Myriad in December 2023. Prior to joining Myriad, he served as Senior Vice President and President, Diagnostics and Genomics Group, of Agilent Technologies, Inc. since April 2018. From May 2017 to April 2018, Mr. Raha served as Agilent's Senior Vice President, Strategy and Corporate Development. From July 2013 to January 2017, he served as Vice President, Global Marketing for Illumina, Inc., and from 2008 to 2012, he served as Vice President and General Manager, Genomics Assays / NextGen qPCR for Life Technologies, Inc. Mr. Raha graduated from the University of California, Berkeley, with a degree in molecular and cell biology and received his MBA from Santa Clara University.

Age: 52

Shereen Solaiman
Chief People Officer

Shereen Solaiman, Chief People Officer, joined Myriad Genetics in March 2023. She previously served for over 12 years with OhioHealth, a not-for-profit, faith-based health system, most recently as Senior Vice President, Chief Human Resource Officer from August 2020 to October 2022. Prior to that role, she served in a number of positions at OhioHealth of increasing responsibility, including Vice President, HR Strategy and Business Enablement, from January 2018 to August 2020, Vice President, Total Rewards, from July 2016 to January 2018, and Vice President, Human Resources Central Ohio and Corporate, from October 2014 to July 2016. Prior to OhioHealth, she served over ten years at Borders Group, Inc., in a variety of human resources roles, including as Senior Vice President, Human Resources. She received a B.S. in Journalism and Public Relations from Ohio University and a Masters in Public Administration from New York University.
Age: 51

Mark S. Verratti
Chief Commercial Officer

Mark Verratti was promoted to Chief Commercial Officer on April 14, 2022. He previously served as President, Mental Health or President, Myriad Neuroscience from August 2017 to April 2022, and as President of Myriad Autoimmune from May 2020 until the sale of the Myriad Autoimmune business in September 2021. Prior to his appointment as President, Myriad Neuroscience, he served as SVP, Chief Sales and Business Development officer at Assurex since January 2016.

Mr. Verratti also held senior leadership positions worldwide with Cyberonics (now known as LivaNova) from 2005-2016, and earlier with Forest Pharmaceuticals where he led commercial teams with revenues approaching $500 million dollars. He received a B.S. in Life Sciences with a minor in Physiology from The Pennsylvania State University.

Age: 55

We have entered into standard employment agreements with each of the above executive officers. For each such officer, we have also entered into our standard Severance and Change in Control Agreements, which are described elsewhere in the proxy statement under the caption ‘‘Executive Compensation—Potential Payments Upon Termination or Change in Control.’’

Environmental and Social Responsibility and Governance

Environment

As part of our mission of advancing the health and well-being of others, we strive to conduct our business in a sustainable and environmentally responsible manner. Some of our environmental initiatives include:

•Led by our Green Team, we have recycled approximately 129.9 tons of plastics in our Salt Lake City laboratory since our recycling program started in 2019, including 29.5 tons of plastic during fiscal year 2023.

•We completed our first carbon inventory, measuring our Scope 1 and Scope 2 emissions from the use of our laboratories and office spaces during the year ended December 31, 2022. Energy and emissions data was captured for select buildings with the largest footprint and used to model emissions from our remaining operations where limited or no data was available.

•During fiscal year 2023, we completed the building of two new laboratory facilities in Salt Lake City and South San Francisco. Once fully operational, these new laboratories will incorporate advanced technology tools and capabilities that enable streamlining and expansion of automated laboratory operations. We believe these automated platforms will help standardize operations, increase efficiency and speed, increase our ability to scale, and support faster assay development.

•The new laboratory facilities, once fully operational, will increase our operational capacity while allowing us to reduce the overall size of our facilities footprint. The new laboratories will be equipped with automated liquid handling and waste treatment capabilities, which will reduce plastic waste and create more environmentally sustainable laboratories.

Social

We believe the success of our mission depends, in part, on our ability to attract and retain qualified personnel. Our key human capital management objectives are to recruit, retain and motivate the exceptional people needed to carry out our mission. To support these objectives and help our employees balance their work and personal lives, we maintain a flexible work environment and competitive compensation and benefit programs.

•Diversity, equity, and inclusion: Diversity, equity, and inclusion is an important component of our human capital management strategy and carrying out our mission. As of December 31, 2023, women made up 63.2% of our workforce, 42.3% of leadership roles (vice president and above), and 33% of our Board members, including our Board Chair. We have seven employee-led resource groups ("ERGs") that represent and support diverse communities in our workforce. These ERGs mentor, foster, encourage, and inspire employees in all stages of their careers by providing access to senior leadership, peer groups, mentoring, and other valuable resources to help them pursue their career ambitions.

•Compensation, health, wellness, family resources, and other benefits: Our compensation program is designed to attract and reward talented individuals who possess the skills necessary to support our business objectives, assist in the achievement of our strategic goals and create long-term value for our stockholders. We provide competitive salaries, stock ownership opportunities, and incentive and bonus programs. We also provide an expansive benefit offering including medical, dental and vision health care coverage, insurance and disability coverage, 401(k) investment plans with Company matching, tax advantaged savings accounts, paid time off and leaves of absence, parental leave, family formation benefits, employee assistance programs, including free mental health resources for employees and and their dependents, community outreach programs, training and development opportunities, and wellness programs.

•Career Development and Training: We offer several career development and training opportunities to our employees, including a curriculum of Company-sponsored technical, business, and leadership courses, on-the-job training, and a support network to all new employees, and tuition reimbursement for approved external training and educational pursuits.

•Oversight and Management: We regularly conduct surveys to obtain feedback from our employees on a variety of topics, including employee engagement, Company strengths and focus areas, and culture drivers. The results are reviewed by our Board, the CHCC and senior leadership, who analyze areas of progress or deterioration and prioritize actions and activities in response to this feedback to drive meaningful improvements in employee engagement. Our most recent survey shows how these intentional efforts are making a difference as 86% of our employees rated us as a Great Place to Work®.

•Social Responsibility and Community: At Myriad, corporate responsibility plays an important role in our approach to developing valuable and transformative diagnostic tests across major diseases to improve patients' lives. We believe that our corporate social responsibility programs build greater value for our patients, healthcare professionals and stockholders, support and improve the communities where we live and work, and empower our employees to become more engaged in the well-being of their own communities. The corporate social responsibility programs at Myriad align with a clearly defined set of strategic priorities including:

◦Patient Assistance: We are working to improve overall health care quality and increase access to diagnostic testing for uninsured and underinsured populations by offering robust financial assistance and free testing to those in need.

◦Advocacy: We collaborate with and support key patient advocacy and support organizations where we can make a positive difference in addressing complex health challenges and providing and improving the quality of life for patients.

◦Environmental: As described above, we have created a Green Team that helps foster environmental and sustainability stewardship.

◦Scholarship: We provide financial support for academic scholarship and education at both the undergraduate and post-graduate levels and contribute to advancing education and training for women and minorities in medicine and science.

◦Philanthropy: We provide financial support to nonprofit organizations and share the expertise of our employees in the communities where we operate.

Governance

Our Board has primary responsibility for oversight of environmental, social and governance ("ESG") and corporate responsibility matters and our management's development and execution of an ESG strategy. The Board has delegated certain targeted ESG responsibilities to its standing committees to assist it in its ESG oversight duties. The NESGC is charged with regularly reviewing, evaluating, and making recommendations to the Board and management on our ESG strategies, practices, and initiatives. In addition, the NESGC reviews and provides guidance to the Board and management on our public disclosures with respect to ESG and corporate responsibility matters, and monitors ESG and corporate responsibility trends, issues, concerns and risks which could affect our business. The CHCC regularly reviews human capital management matters, including our strategy, objectives, and practices in the areas of compensation, benefits, management and leadership development, diversity and equal opportunity, and human resource planning. The CHCC is also involved in considering, and where appropriate, integrating ESG goals into our executive compensation programs. The AFC reviews and evaluates risks imposed by ESG matters on our business and provides input regarding the establishment of processes and controls to ensure that our quantitative and qualitative ESG disclosures are accurate and consistent. Each of these committees reports to the full Board on various ESG-related matters. In addition, we have an Environmental, Social and Governance Committee (the "ESGC"), which is comprised of leaders from across our organization, including human resources, commercial and laboratory operations, accounting, technology, compliance, legal, and communications, that is designed to develop and maintain sustainable business practices.

Executive Compensation

Compensation Discussion and Analysis

Executive Summary

Overview

We are a leading genetic testing and precision medicine company dedicated to advancing health and well-being for all. We develop and offer tests that help assess the risk of developing disease or disease progression and guide treatment decisions across medical specialties where genetic insights can significantly improve patient care and lower health care costs. Our genetic tests provide insights that help people take control of their health and enable healthcare providers to better detect, treat, and prevent disease. Our compensation program is designed to support our mission and business strategy, with the primary objectives of attracting and retaining executive talent, motivating our executive officers through pay-for-performance metrics to enhance our growth and profitability, and increasing long-term stockholder value.

This proxy statement reports on compensation paid or accrued during the year ended December 31, 2023 (the "fiscal year 2023" or "2023 fiscal year") and certain elements of compensation to be paid under our fiscal year 2024 compensation program. Our named executive officers ("NEOs") for the 2023 fiscal year are:

Name	Title
Paul J. Diaz	President and Chief Executive Officer
R. Bryan Riggsbee	Former Chief Financial Officer (1)
Samraat S. Raha	Chief Operating Officer (2)
Nicole Lambert	Former Chief Operating Officer (3)
Mark S. Verratti	Chief Commercial Officer
Dale Muzzey, Ph.D.	Chief Scientific Officer
(1) Mr. Riggsbee resigned from his position as Chief Financial Officer effective January 29, 2024.
(2) Mr. Raha was appointed Chief Operating Officer effective December 11, 2023.
(3) Ms. Lambert resigned from her position as Chief Operating Officer effective October 31, 2023.

During fiscal year 2023 and continuing into fiscal year 2024, the three principal components of our compensation program for executive officers are:

•Annual base salary;

•Short-term incentive compensation in the form of an annual cash incentive award; and

•Long-term incentive compensation in the form of (a) restricted stock units subject to time-based vesting ("RSUs") and (b) restricted stock units subject to vesting upon meeting certain performance metrics ("PSUs").

We believe that these compensation components provide the appropriate balance of short- and long-term compensation and incentives to our executive officers to drive our performance, success, and long-term growth. Our compensation program seeks to align compensation with Company performance and reward our executive officers for their contribution to our growth, profitability, increased stockholder value, and employee engagement through the recognition of individual leadership, initiatives, achievements, and other contributions. For short-term incentive awards for our executive officers for the 2023 fiscal year, our Compensation and Human Capital Committee ("CHCC") approved Company performance metrics and employee and customer engagement metrics as well as individual management business objectives (“MBOs”), which consist of goals tailored to each executive officer. The short-term incentive award component of our executive officers' compensation was balanced among the following factors:

•Two financial performance metrics: revenue and adjusted operating income;

•Two non-financial quantitative metrics: employee engagement and customer net promoter score ("NPS"); and

•Individual MBOs.

The relative weighting of the financial performance metrics, employee engagement, customer NPS, and individual MBOs varied among executive officers, with greater weight generally given to the financial performance metrics. Financial performance metrics represented between 50-70% of an executive officer's total score, engagement and customer NPS each represented 5% of an executive officer's total score, and individual MBOs accounted for the remaining 20-40%, as noted in the following illustration:

Payout Percentage of Financial Performance Metrics (50-70% of Cash Bonus)
Payout Percentage of Non-Financial Quantitative Metrics (10% of Cash Bonus)
Payout Percentage of Individual MBOs (20-40% of Cash Bonus)
Annual Base Salary
Target Cash Bonus %
2023 Fiscal Year Cash Bonus

Long-term incentives for the 2023 fiscal year, which were comprised of 50% each of RSUs and PSUs, were also based in part on the Company's performance as measured by certain financial performance metrics set by the CHCC, as shown in the following illustration:

50% of Equity Grant	50% of Equity Grant

RSUs	PSUs

•Number of RSUs granted is fixed at the grant date by the CHCC •Time-based vesting over three years (33.33% each year)
•Target number of PSUs is set at the grant date by the CHCC
•Actual number of units granted is subject to Company performance based on revenue, adjusted earnings per share and relative total stockholder return targets during a three-year measurement period
•Vest on three-year anniversary of the grant date

The 2023 long-term incentive program includes the following performance metrics: revenue (34% weighting), adjusted earnings per share (33% weighting), and relative total stockholder return (33% weighting). The relative total stockholder return metric is measured from January 1, 2023 to December 31, 2025 and the revenue and adjusted earnings per share metrics are measured based on fiscal year 2025 results.

2023 Fiscal Year Performance

For the 2023 fiscal year, our revenues increased 11% from the year ended December 31, 2022, to $753.2 million. This increase in revenue was driven by Prenatal revenue growth of 30% year over year as well as Prolaris, GeneSight and Hereditary Cancer revenue growth year over year of 21%, 9% and 7%, respectively. GAAP operating loss was $(257.4) million, and adjusted operating loss was $(25.5) million, an improvement of $7.3 million compared to adjusted operating loss of $(32.8) million in fiscal year 2022. GAAP loss per share was ($3.18) and non-GAAP adjusted loss per share was ($0.27) for the year ended December 31, 2023. GAAP operating expenses were $774.4 million and non-GAAP adjusted operating expenses were $545.5 million, an increase of 6.8% year over year.

We ended the 2023 fiscal year with approximately $140.9 million in cash, cash equivalents, and marketable securities. We plan to continue to exercise a balanced approach to capital deployment, including investing for future growth and engaging in strategic acquisitions and partnerships as well as other business development activities.

An explanation of the adjustments to our GAAP financial measures used in this proxy statement and a reconciliation of the adjusted financial measures to the comparable GAAP financial measures are included in Appendix A to this proxy statement.

Focusing on our longer-term growth, over the past five years, our revenue has declined at a compound annual rate of 2% since fiscal year 2019. Much of the decline in revenue in fiscal year 2021 compared to fiscal year 2019 is attributable to the global pandemic but the decline is also attributable to reductions in hereditary cancer revenue as a result of increased competition. The decline in revenue from fiscal year 2021 to fiscal year 2022 is attributable to the divestiture of our Autoimmune business, Myriad RBM, Inc., and our myPath business during fiscal year 2021, partially offset by growth in our GeneSight, Prenatal, and Tumor Profiling products. Our revenues for the 2023 fiscal year increased 11% from the 2022 fiscal year, driven by growth in Prenatal, Prolaris, GeneSight and Hereditary Cancer.

Going forward, we believe the Company is well positioned to maintain annual revenue growth of between 9-11% given the continued growth of our existing products and the planned introduction of new products, including ForeSight Universal Plus, Precise Liquid, FirstGene and Precise MRD. The following table shows our total revenue in millions for fiscal years 2019 through 2020, for the 2020 transition period, and fiscal years 2021, 2022, and 2023.

Over the past five years, we experienced a (8.0)% annual stockholder return on our stock price versus a 17.7% return for the Nasdaq composite index ("IXIC") and a 6.0% return for the Nasdaq Health Care Index ("IXHC"). However, since the start of fiscal year 2021, when our transformation and growth plan was just beginning, we have experienced a (1.1)% annual stockholder return on our stock price versus a 5.2% return for the IXIC and a (6.5)% return for the IXHC. We included the IXHC in our stock performance chart because the IXHC is comprised of companies which also operate in the healthcare industry. We caution that historical stock price performance, including the stock price performance shown in the chart below, is not necessarily indicative of, nor is it intended to forecast, the potential future performance of our common stock.

In addition to our financial results during the 2023 fiscal year, we also achieved the following progress in our business units:

Oncology

•Hereditary Cancer

•Revenue from our Hereditary Cancer products (MyRisk, BRACAnalysis®, BRACAnalysis CDx®) in our Oncology business for the 2023 fiscal year increased 11% compared to the 2022 fiscal year, and fourth quarter 2023 revenue increased 9% compared to the fourth quarter 2022, reflecting the execution of our strategic growth plan.

•Tumor Profiling

•Revenue from our Tumor Profiling products (myChoice CDx, Prolaris®, EndoPredict®) for the 2023 fiscal year increased 5% compared to the 2022 fiscal year, and fourth quarter 2023 revenue increased 1% compared to the fourth quarter 2022.

•In February 2024, we acquired select assets from Intermountain Precision Genomics' laboratory business, including the Precise Tumor Test, the Precise Liquid Test, and a CLIA-certified laboratory.

•Integrated Absolute Risk Reduction into the Prolaris Prostate Cancer Prognostic Test to help patients and providers make personalized treatment decisions regarding hormone therapy.

•UnitedHealthcare issued a positive medical policy covering Prolaris in the biopsy setting for all risk groups. The policy took effect on January 1, 2024.

•We added Folate Receptor Alpha to our Precise Oncology Solutions portfolio.

Women’s Health

•Hereditary Cancer

•Revenue from our Hereditary Cancer products (MyRisk, BRACAnalysis, BRACAnalysis CDx) in our Women's Health business increased 4% for the 2023 fiscal year compared to the 2022 fiscal year, and fourth quarter 2023 revenue was flat compared to the fourth quarter 2022.

•MyRisk Hereditary Cancer Test with RiskScore now incorporates breast density using Tyrer-Cuzick version 8 (TCv8) to provide patients and providers with a more comprehensive look at their five-year and remaining lifetime risk for breast cancer.

•Launched new breast cancer risk assessment programs, utilizing MyRisk with RiskScore, with SimonMed Imaging and Onsite Women's Health.

•Prenatal

•Revenue from our prenatal products (Myriad Foresight® Carrier Screen, Myriad Prequel® Prenatal Screen and SneakPeek Early Gender DNA Test) for the 2023 fiscal year increased 30% compared to the 2022 fiscal year, or 15% excluding SneakPeek. Fourth quarter 2023 revenue increased 37% compared to the fourth quarter 2022, or 34% excluding SneakPeek.

Mental Health

•GeneSight

◦Revenue from our GeneSight psychotropic test for the 2023 fiscal year increased 9% compared to the 2022 fiscal year, and fourth quarter 2023 revenue increased 11% compared to the fourth quarter 2022.

◦We enhanced the GeneSight Test to personalize mental health medication treatment decisions based on smoking status.

Additionally, during fiscal year 2023, we hired Sam Raha as our new Chief Operating Officer, effective December 11, 2023, Scott Leffler as our new Chief Financial Officer, effective January 29, 2024, and Shereen Solaiman as our new Chief People Officer, effective March 1, 2023. Please see the CEO Letter above for additional information about our business performance during the 2023 fiscal year.

Named Executive Officer Pay at a Glance

To ensure that the interests of our NEOs are aligned with those of our stockholders, the CHCC has designed our executive compensation program to include a substantial majority of target pay that is at-risk. At-risk pay may be cash-based, equity-based, or both. The charts below show that the target compensation opportunities for our NEOs are heavily weighted towards variable at-risk pay elements that are only earned based on achievement of performance goals or through continued employment with us. For fiscal year 2023, approximately 90.9% of our President and Chief Executive Officer's 2023 target compensation was comprised of at-risk pay. Similarly, approximately 81.5% of our other NEOs' aggregate 2023 target compensation was comprised of at-risk pay.

* This chart reflects the 2023 fiscal year target compensation of Mr. Diaz, our President and Chief Executive Officer. Percentages shown are approximate.

** This chart reflects the aggregate 2023 fiscal year target compensation of Mr. Riggsbee, Ms. Lambert, Mr. Verratti and Dr. Muzzey. The percentage for each category is calculated by dividing (i) the sum of the 2023 fiscal year target compensation for these four NEOs for such category by (ii) the aggregate 2023 fiscal year target compensation of these four NEOs for all categories. Percentages shown are approximate.

Say-on-Pay Results

At our last Annual Meeting of Stockholders on June 1, 2023, we held a stockholder advisory vote on the compensation of our NEOs as disclosed in our 2023 proxy statement. This is generally referred to as a ‘‘Say-on-Pay’’ vote. Our stockholders approved the compensation of our NEOs with 96% of the votes cast in favor of our Say-on-Pay resolution at our 2023 Annual Meeting of Stockholders. Notwithstanding this high approval percentage, the CHCC continues to monitor stakeholder feedback, Company performance, and market developments for potential further improvements to our compensation structure for executive officers. Proxy advisors and stockholder feedback was considered in the CHCC's decisions for fiscal year 2023 compensation.

Pay Practices

In evaluating, designing and implementing our executive compensation program, the CHCC considers the latest industry trends in compensation governance and compensation best practices. As a result of our review of our executive compensation program, we have adopted a number of best practices that we believe reflect the high standards our CHCC seeks to attain to support our compensation philosophy and pay practices, including the following:

What We Do:	What We Don't Do:
•Grant 50% of executive officers' equity in the form of PSUs that are subject to objective performance metrics	•Reprice stock options and other awards without stockholder approval
•Cap PSUs earned at target if absolute total stockholder return is negative over the performance period	•Provide single-trigger change of control vesting for equity awards for executive officers
•Establish challenging performance metrics, including revenue and adjusted operating income targets	•Guarantee bonuses
•Require directors and executive officers to meet robust stock ownership guidelines	•Grant in-the-money stock options
•Provide full vesting of RSUs under our 2023 long-term incentive plan to executive officers only after three years	•Provide excessive perquisites
•Evaluate officer compensation levels against a peer group of similarly situated companies	•Repurchase underwater stock options
•Retain an independent compensation consultant
•Prohibit hedging transactions (no waivers granted)
•Utilize employee engagement and customer net promoter score as performance metrics in our 2023 short-term incentive plan
•Prohibit short sales, put and call options and other speculative transactions
•Prohibit pledging or the use of common stock to secure a margin or other loan (no waivers granted)
•Hold an annual advisory vote on executive compensation
•Subject incentive compensation to recoupment under our clawback policy

2023 Fiscal Year Named Executive Officer Compensation

Elements of our Compensation Program

While the components of our compensation program are discussed in detail in the following pages, below is a brief introduction:

•Base Salary: An annual base salary provides the foundation of our compensation program and ensures that the executive officer is being paid ongoing compensation, which allows us to attract and retain high-quality talent.

•Short-Term Incentive Award: The short-term incentive award forms an important part of our compensation strategy by providing an incentive to achieve short-term performance goals as measured by Company performance, an employee engagement score, customer NPS, and accomplishment of individual MBOs.

•Equity: Equity incentive compensation forms an important part of our compensation strategy. Equity grants reward our executive officers for the long-term performance of the Company and help to ensure that our executive officers have a stake in our long-term success by providing an incentive to improve our overall growth and stockholder value. For example, financial and stock price performance metrics are included that align with our strategic goals and objectives and align the executive officers’ interests with stockholders’ long-term interests.

The CHCC, in collaboration with management, attempts to develop an overall compensation program that incentivizes the executive officers to achieve their objectives without encouraging them to take excessive risks to the business. We believe this objective is accomplished by appropriately balancing the various elements of our compensation program.

Formulating and Setting Executive Compensation

The CHCC is responsible for formulating, evaluating and approving the compensation, including the award of equity compensation, for our executive officers. The CHCC also assists our Board in establishing appropriate incentive compensation and equity-based plans generally for all employees and is responsible for administering these plans.

During fiscal year 2022, the CHCC retained an independent compensation consultant, Mercer, to review our peer group of companies and to provide competitive market data on the salary, short-term incentive compensation, and long-term incentive compensation of executive officers at comparable companies within our industry (the "2022 Mercer Executive Compensation Review"). The CHCC used this competitive market data on compensation in determining annual base salaries, short-term (annual) incentive compensation, and long-term equity incentive compensation for our executive officers for fiscal year 2023.

As a basis for the source market data for the 2022 Mercer Executive Compensation Review, Mercer used the compensation data from the group of 19 peer companies set forth in the table below (the "2023 Peer Group"), which peer group remained unchanged from our prior peer group based on input from Mercer. We believe that the compensation information obtained from the 2022 Mercer Executive Compensation Review provides us with appropriate compensation data and benchmarks for the 2023 fiscal year compensation decisions because it is derived from companies that are in our industry and have similar factors such as number of employees, total assets, market value, revenues, and net income.

Alkermes plc	lonis Pharmaceuticals, Inc.
BioMarin Pharmaceutical Inc.	Ironwood Pharmaceuticals, Inc.
Bio-Techne Corporation	Jazz Pharmaceuticals plc
bluebird bio, Inc.	Natera, Inc.
Coherus BioSciences, Inc.	Neogenomics, Inc.
Exact Sciences Corporation	Neurocrine Biosciences Inc.
Exelixis Inc.	Seagen Inc.
lncyte Corporation	United Therapeutics Corporation
Intercept Pharmaceuticals, Inc.	Vanda Pharmaceuticals Inc.
Invitae Corporation

In addition, Mercer gathered competitive market data from published surveys in the biotech industry for similarly sized entities as reflected in the 2021 Mercer Benchmark - United States Survey, 2021 Mercer SIRS Executive Survey and the 2022 Radford Global Life Sciences Survey. To determine competitive market compensation, where possible, composite survey data were equally blended with available proxy data from companies in the 2023 Peer Group set forth above. This information was gathered and analyzed for the 25th, 50th and 75th percentiles for annual salary, short-term incentive pay elements, and long-term incentive pay elements. Where possible, our executive officers were matched to appropriate proxy and survey positions based on job content and level of responsibility. Proxy-based and survey-based salaries were aged to January 1, 2023, at an annual rate of 3.0%, the average projected 2022 salary increase for executives in the United States. Restricted stock units were valued at fair market value (the closing price of our common stock) on the date of grant. Using the composite peer group data provided to us in the 2022 Mercer Executive Compensation Review, the CHCC analyzed the average salary, short-term incentive bonus compensation, and long-term equity incentive compensation for each of our executive officers at the 25th, 50th and 75th percentile ranges.

Using this composite peer group data, the CHCC determined the components of each executive officer's compensation package based on various factors, including: the executive officer’s particular background, training and relevant work experience; the executive officer’s role and responsibilities and the compensation paid to similar persons in comparable companies represented in the compensation data; demand for individuals with the executive officer’s specific talents and expertise and our ability to attract and retain comparable talent; individual MBOs; other expectations of the executive officer for the position; and comparison to other executive officers within our Company having similar skills and experience levels and responsibilities. The CHCC may award compensation below or above the 50th percentile of comparable companies in our industry taking into account the foregoing factors and the need to ensure that the applicable compensation package provides sufficient compensation to attract and retain talented executives and achieve our other executive compensation program objectives.

Base Salary

Each year, we evaluate base salaries as part of our management compensation program and establish each executive officer’s base salary for the ensuing year. In establishing base salaries, we assess the executive officer’s performance in each of the areas of their individual MBOs, the financial performance of the Company in the areas of responsibility of the executive officer, overall financial performance of the Company, the experience of the executive officer, the executive officer’s role and responsibilities and particular background, and other significant accomplishments and contributions of the executive officer. An executive officer’s base salary is also evaluated together with other components of the executive officer's total compensation.

In December 2022, the CHCC increased the base salaries of our NEOs (other than Mr. Raha, who joined us on December 11, 2023) by an average of 4.9%. The base salary increases were effective as of February 1, 2023. Dr. Muzzey's base salary was increased by 12.5% to become more aligned with market data for his role and as a result of his performance as Chief Scientific Officer. Mr. Verratti's and Mr. Diaz's base salaries increased by 5.0% and 4.0%, respectively, as a result of their ongoing contributions to the execution of our strategic growth plan.

Named Executive Officer	Base Salary During 2022 Fiscal Year ($)	Base Salary During 2023 Fiscal Year ($)	% Base Salary Increase From 2022
Paul J. Diaz President and Chief Executive Officer	$1,050,000	$1,092,000	4.0%
R. Bryan Riggsbee Former Chief Financial Officer (1)	$548,000	$564,440	3.0%
Samraat S. Raha Chief Operating Officer (2)	N/A	$750,000	—%
Nicole Lambert Former Chief Operating Officer (3)	$500,000	$515,000	3.0%
Mark S. Verratti Chief Commercial Officer	$475,000	$498,750	5.0%
Dale Muzzey, Ph.D. Chief Scientific Officer	$400,000	$450,000	12.5%
(1) Mr. Riggsbee resigned from his position as Chief Financial Officer effective January 29, 2024.
(2) Mr. Raha was appointed Chief Operating Officer effective December 11, 2023.
(3) Ms. Lambert resigned from her position as Chief Operating Officer effective October 31, 2023.

Sign-On Bonus

Dr. Muzzey received a one-time cash bonus of $111,039 on November 3, 2023 for retention purposes. Mr. Raha received a sign-on bonus of $500,000 in connection with the commencement of his employment with us on December 11, 2023. Mr. Raha's sign-on bonus or a portion thereof is subject to clawback if Mr. Raha voluntarily terminates his employment with us for any reason other than death, disability, or good reason or if we terminate his employment for cause before the first and second anniversaries of the commencement of Mr. Raha's employment with us.

Short-Term Incentive Awards

The short-term (annual) incentive award amount is determined as part of our executive compensation program. The CHCC has implemented an annual executive compensation program for the purpose of establishing annual performance objectives for our executive officers to align their performance with the overall goals and objectives of the Company. For fiscal year 2023, the CHCC used a formulaic approach to determine the short-term incentive awards for our executive officers. The formula was based on a target incentive bonus as a percentage of base salary, Company financial performance, engagement score, customer NPS, and the achievement of individual MBOs. After the level of performance is determined by the CHCC, the payout percentage of each individual metric is added together to calculate the total payout percentage for each executive officer. The final payout percentage is then multiplied by the executive officer's base salary and by the executive officer's target bonus opportunity (which is a percentage of the executive officer's base salary). The general formula for calculating bonus amounts for the 2023 fiscal year is as follows:

Target Bonus Opportunity

In January 2023, after considering the Company’s performance, the performance of the NEOs, and the general industry and market conditions, the CHCC determined that the target bonus opportunity for Mr. Diaz and Dr. Muzzey for the 2023 fiscal year short-term incentive award should remain unchanged from the targets established for the 2022 fiscal year and that the target bonus opportunity for Mr. Riggsbee, Ms. Lambert, and Mr. Verratti should be increased from 60% to 75%. Mr. Raha was not eligible for a bonus in 2023 because he was appointed Chief Operating Officer on December 11, 2023.

Named Executive Officer	2022 Fiscal Year Target Bonus Opportunity (% of Base Salary)	2023 Fiscal Year Target Bonus Opportunity (% of Base Salary )
Paul J. Diaz, President and Chief Executive Officer	100%	100%
R. Bryan Riggsbee, Former Chief Financial Officer and Treasurer	60%	75%
Nicole Lambert, Chief Operating Officer	60%	75%
Mark S. Verratti, Chief Commercial Officer	60%	75%
Dale Muzzey. Chief Scientific Officer	50%	50%

Weighting of Performance Metrics

In addition, in March 2023, the CHCC determined that Company financial performance, engagement score, customer NPS, and individual MBOs for each NEO (other than Mr. Raha, who was not eligible for a bonus since he was hired at the end of 2023) should be weighted as noted in the table below. Individual MBOs constituted a portion of each executive officer’s scoring for cash bonuses that is weighted less than the financial metrics of revenue and adjusted operating income combined. The financial metrics were generally weighted higher than individual MBOs to incentivize our executive officers to execute upon our strategic growth plan and work toward achieving profitability during fiscal year 2023. The CHCC weighted Dr. Muzzey's individual MBOs higher than other NEOs' individual MBOs due to the importance of his MBOs, which are described below, to advancing our product pipeline and other strategic objectives.

Named Executive Officer	Revenue Weight	Adjusted Operating Income Weight	Engagement Score Weight	Customer NPS Weight	Individual MBO Weight
Paul J. Diaz President and Chief Executive Officer	40%	30%	5%	5%	20%
R. Bryan Riggsbee Former Chief Financial Officer	40%	30%	5%	5%	20%
Nicole Lambert Former Chief Operating Officer	40%	30%	5%	5%	20%
Mark S. Verratti Chief Commercial Officer	40%	30%	5%	5%	20%
Dale Muzzey Chief Scientific Officer	30%	20%	5%	5%	40%

Performance Metrics

Company financial performance is based on two weighted metrics: Company revenue and adjusted operating income, with adjusted operating income defined as total operating income excluding acquisition-related amortization of intangible assets, equity compensation, goodwill and long-lived asset impairment charges, real estate optimization, transformation initiatives, acquisition-related costs, legal charges, net of insurance reimbursement, and certain other non-recurring items. These financial performance metrics were selected to support our strategic growth plan with the goals of increasing revenue and improving our adjusted operating income. These metrics are measured on a Company-wide basis for all executive officers. In addition, the CHCC used engagement score and customer NPS as metrics in fiscal year 2023 to support our efforts to retain employees, improve employee engagement, and enhance customer experiences. The chart below summarizes the metrics and performance levels established by the CHCC for the 2023 fiscal year. The financial metrics and performance targets were based on our 2023 budget, with the target performance levels for revenue and adjusted operating income set at 100% of our 2023 budget for revenue and adjusted operating income. All of our 2023 adjusted operating income (loss) performance targets were set at amounts higher than our 2022 adjusted operating loss of $(32.4) million, which was significantly below our 2022 adjusted operating income (loss) threshold target of $(13.1) million. Our 2023 adjusted operating income (loss) performance targets were also set with an expectation that the significant inflationary pressure that we experienced throughout fiscal year 2022 would continue into fiscal year 2023. We forecasted that this inflationary pressure would continue to significantly impact our supply costs, professional services, health benefits, and wages, all of which make up a significant portion of our operating expenses. Our 2023 adjusted operating income (loss) performance targets also reflected our forecast of a significant increase in marketing and sales expense for fiscal year 2023 to capitalize on market share opportunities from dislocation in our industry.

Performance Metrics	Weighting *	Threshold Performance Level *	Target Performance Level *	Maximum Performance Level *
Revenue	40%	$712.5 million Payout %: 20%	$750.0 million Payout %: 40%	$825.0 million Payout %: 60%
Adjusted Operating Income (Loss)	30%	$(31.6) million Payout %: 15%	$(27.7) million Payout %: 30%	$(2.1) million Payout %: 45%
Engagement Score and Customer NPS	10%	4.5% improvement Payout %: 5%	5.0% improvement Payout %: 10%	7.0% improvement Payout %: 15%
Individual MBOs	20%
The payout percentage for individual MBOs is determined by the CHCC in its sole and absolute discretion after considering the performance of each executive officer in achieving his or her individual MBOs.

* The weighting of the performance metrics and potential payout percentage for threshold, target and maximum performance levels for Dr. Muzzey are as follows: (1) Revenue: 30% weighting, threshold, target and maximum potential payout is 15%, 30%, and 45%, respectively; (2) Adjusted Operating Income (Loss): 20% weighting, threshold, target and maximum payout is 10%, 20%, and 30%, respectively; (3) Engagement Score and Customer NPS: 10% weighting, threshold, target, and maximum payout 5%, 10%, and 15%, respectively; and (4) Individual MBOs, 40% weighting, the payout percentage is determined by the CHCC in its sole and absolute discretion.

Financial Performance, Engagement Score, and Customer NPS

As shown below, in February 2024, the CHCC determined that the achievement level for the revenue metric and the adjusted operating income (loss) metric was 102% and 104%, respectively, of target performance level as of result of the Company achieving $753.2 million in revenue and $(25.5) million in adjusted operating income (loss) during fiscal year 2023. The CHCC also determined that our engagement score for fiscal year 2023 decreased from a score of 61 in 2022 compared to a score of 56 in 2023. However, the CHCC noted that the 2023 engagement target performance levels were made without a complete understanding of how employee engagement was calculated by Medallia, a third-party customer and employee experience management company. The CHCC noted that our engagement score of 61 in 2022 was ranked as extremely high engagement (above the 85th percentile) on Medallia's engagement index scale and that a 5% improvement to that score would have been difficult to achieve. The CHCC further noted that our engagement score of 56 in 2023 still ranked as high engagement (above the 75th percentile) on Medallia's engagement index scale and that 86% of our employees had recently ranked the Company as a Great Place to Work® compared to 57% of employees at a typical U.S.-based company. Based on the foregoing, the CHCC determined to pay out the engagement score metric at 100% of target performance level, notwithstanding that our engagement score decreased in fiscal year 2023 compared to our employee engagement score in fiscal year 2022. Finally, the CHCC determined that we had satisfied the target performance level for the customer NPS metric, with the Company achieving a customer NPS score of 69.8. Accordingly, the CHCC determined to pay out the engagement score and customer NPS metric at 100% of target performance level.

The CHCC then calculated the payout percentage for these quantitative performance metrics for each executive officer, by applying the actual results for each quantitative performance metric for the 2023 fiscal year to the targets approved by the CHCC during 2023 and the relative weighting of each metric for each executive officer. The following chart shows the CHCC’s determination with respect to the 2023 fiscal year cash incentive performance measures.

Metric	Threshold	Target	Maximum	Actual Result	Achievement	Payout % (1)
Revenue	$712.5 million	$750.0 million	$825.0 million	$753.2 million	102%	40.8%
Adjusted Operating Income (Loss)	$(31.6) million	$(27.7) million	$(2.1) million	$(25.5) million	104%	31.2%
Engagement Score and Customer NPS (YoY Improvement)	4.5%	5.0%	7.0%	Not applicable (2)	100%	10.0%
Total						82%
(1) The payout percentage for Dr. Muzzey for revenue, adjusted operating income (loss), and engagement score and customer NPS was 30.6%, 20.8%, and 10%, respectively, for a total payout percentage of 61.4%. (2) As previously discussed, the CHCC determined that the Company had achieved the target performance level for customer NPS and that the Company should receive the target payout percentage for engagement score notwithstanding that the Company's engagement score decreased in 2023 compared to the Company's engagement score in 2022.

Individual MBOs

The MBOs for each executive officer for the 2023 fiscal year consist of individual objectives tailored to each executive. The MBOs for our NEOs for the 2023 fiscal year and their achievement of those MBOs during fiscal year 2023 are summarized in the table below. The NEOs' performance on their individual MBOs and individual MBO payout percentages are also noted in the table below.

Named Executive Officer	Individual MBOs For FY2023	MBO Achievements	MBO Score (%)	MBO Payout %
Paul J. Diaz President and Chief Executive Officer	Included goals relating to improving patient and provider experience, coverage expansion, commercial transformation, laboratory of the future initiatives, organizational efficiency, and business development.	The CHCC determined that Mr. Diaz continued to successfully execute upon our growth strategy and achieved his 2023 MBOs.	125%	25%
R. Bryan Riggsbee Former Chief Financial Officer	Included goals relating to operating expense, reducing no-pays, coverage expansion, business development, and engagement with investors.	The CHCC determined that Mr. Riggsbee substantially achieved his 2023 MBOs and executed upon a successful follow-on equity offering.	100%	20%
Nicole Lambert Former Chief Operating Officer	Included goals relating to volume growth, reducing no-pays, reducing turn-around-time, improving customer engagement, and laboratory of the future initiatives.	The CHCC determined that Ms. Lambert substantially achieved her 2023 MBOs, including achieving certain laboratory of the future milestones.	100%	20%
Mark S. Verratti Chief Commercial Officer	Included goals relating to sales and marketing, product management, and volume growth.	The CHCC determined that Mr. Verratti substantially achieved his 2023 MBOs, including Myriad obtaining double digit volume growth across all core products and business units.	125%	25%
Dale Muzzey, Ph.D. Chief Scientific Officer	Included goals relating to product development, clinical studies, and the launch of certain products.	The CHCC determined that Dr. Muzzey completed his 2023 MBOs, including the launch of a research use only MRD test.	125%	50%

In February 2024, the CHCC determined the payout percentage for each performance metric based on the actual level of performance achieved in the 2023 fiscal year for each of the performance metrics. The CHCC then determined the cash incentive bonuses for our NEOs for the 2023 fiscal year as set forth in the chart below.

Named Executive Officer	Base Salary	Target Incentive Bonus (as a % of Base Salary)	Total Payout Percentage (as a %) (1)	2023 Fiscal Year Bonus Payment ($)
Paul J. Diaz President and Chief Executive Officer	$1,092,000	100%	107.0%	$1,168,440
R. Bryan Riggsbee Former Chief Financial Officer	$564,440	75%	102.0%	$431,797
Nicole Lambert Former Chief Operating Officer	$515,000	75%	102.0%	$393,975
Mark S. Verratti Chief Commercial Officer	$498,750	75%	107.0%	$400,247
Dale Muzzey, Ph.D. Chief Scientific Officer	$450,000	50%	111.4%	$250,650
(1) Total payout percentage was calculated based on the sum of the revenue, adjusted operating income, engagement score/customer NPS and individual MBO payout percentages. Mr. Diaz's revenue, adjusted operating income, engagement/customer NPS, and individual MBO payout percentages were 40.8%, 31.2%, 10.0% and 25.0%, respectively. Mr. Riggsbee's revenue, adjusted operating income, engagement/customer NPS, and individual MBO payout percentages were 40.8%, 31.2%, 10% and 20%, respectively. Ms. Lambert's revenue, adjusted operating income, engagement/customer NPS, and individual MBO payout percentages were 40.8%, 31.2%, 10%, and 20%, respectively. Mr. Verratti's revenue, adjusted operating income, engagement/customer NPS, and individual MBO payout percentages were 40.8%, 31.2%, 10%, and 25%, respectively. Dr. Muzzey's revenue, adjusted operating income, engagement/customer NPS, and individual MBO payout percentages were 30.6%, 20.8%, 10%, and 50%, respectively.

Long-Term Incentive Awards

For fiscal year 2023, long-term incentive compensation was granted in the form of 50% restricted stock units subject to time-based vesting and 50% restricted stock units subject to vesting upon meeting certain performance metrics. In determining the amount of equity compensation to be awarded, the CHCC considers various factors, including our financial and operating performance for the applicable period; the executive officer’s contribution to our performance; the anticipated contribution of the executive officer to our future performance; the accomplishments of the executive officer as measured by achievement of MBOs; a review of compensation for comparable positions in our peer group from our benchmarking studies; and the total compensation of the executive officer and the anticipated retentive effect of the grant of additional equity compensation. We also may consider the total number of outstanding shares of our common stock, relative dilution to stockholders, as well as our gross equity burn rate, issued equity overhang and total equity overhang. The size of the long-term incentive award generally increases as the rank and responsibilities of the executive officer increases.

Long-term incentive awards for the fiscal year 2023 were made in March 2023, at a regularly scheduled CHCC meeting, and the CHCC anticipates continuing to grant long-term incentive awards in March of each year going forward. The CHCC does not time the grant of equity compensation with respect to the release of material nonpublic information, whether or not that information may favorably or unfavorably impact the price of our common stock. Equity awards for the executive officers, including our Chief Executive Officer, are approved by the CHCC.

Time-based restricted stock units (RSUs). For our NEOs, we issue long-term equity incentive compensation grants in the form of RSUs. For these RSUs, one-third of the grants vest on an annual basis over a period of three years. The number of RSUs granted to our NEOs during the 2023 fiscal year are set forth in the chart below.

Named Executive Officer	2023 Fiscal Year RSUs Granted (#) (1)	2023 Fiscal Year Grant Date Fair Value of RSUs Granted ($) (3)
Paul J. Diaz, President and Chief Executive Officer	197,023	$4,596,547
R. Bryan Riggsbee, Former Chief Financial Officer	43,783	$1,021,457
Samraat S. Raha, Chief Operation Officer	236,360 (2)	$4,502,658
Nicole Lambert, Former Chief Operating Officer	39,405	$919,319
Mark S. Verratti, President, Chief Commercial Officer	39,405	$919,319
Dale Muzzey, Ph.D. Chief Scientific Officer	28,459	$663,948
(1)The amounts represent the number of RSUs granted to our NEOs during the 2023 fiscal year. Except as otherwise noted in footnote (2) below, the RSUs awarded to Mr. Diaz, Mr. Riggsbee, Mr. Verratti and Dr. Muzzey were granted on March 15, 2023 and vest 33% on March 15, 2024, 33% on March 15, 2025 and 33% on March 15, 2026, subject to the executive officer's continued service to the Company.

(2)Mr. Raha received an award of 236,360 RSUs on December 11, 2023. These RSUs vest 25% on December 11, 2024, 25% on December 11, 2025, 25% on December 11, 2026, and 25% on December 11, 2027.

(3)The amounts represent the grant date fair value calculated in accordance with FASB ASC Topic 718 and, (a) in the case of RSUs granted on March 15, 2023, are based on the closing price of our common stock on the Nasdaq Global Select Market on March 15, 2025, of $23.33, and (b) in the case of RSUs granted on December 11, 2023, are based on the closing price of our common stock on the Nasdaq Global Select Market on December 11, 2023, of $19.05.

Performance-based restricted stock units (PSUs). For our NEOs, all PSUs awarded will vest after three years only if predetermined, formula-based, performance targets are achieved. Each performance metric has threshold, target and maximum performance level targets. The actual number of units earned is determined based on the percentage achievement of each predetermined performance target with no award earned if the minimum threshold is not achieved. Maximum payout is capped at 150% of the target number of PSUs granted. If the minimum threshold is achieved, the awards for fiscal year 2023 vest on the three-year anniversary of the grant date, or March 15, 2026.

The performance metrics for PSUs are weighted 34% for revenue, 33% for adjusted earnings per share, and 33% for relative total stockholder return. Relative total stockholder return is measured against the IXHC using the 20-trading day averages at the beginning and end of the measurement period. The CHCC selected the IXHC as the appropriate benchmark because it includes a broad swath of healthcare growth companies and the CHCC believes that it best represents the Company from both a market and size perspective. In addition, the CHCC capped the number of PSUs earned with respect to the relative total stockholder return metric at target performance level if absolute total stockholder return is negative over the performance period. The measurement period for the relative total stockholder return metric is January 1, 2023 to December 31, 2025, and the revenue and adjusted earnings per share metrics will be measured based on fiscal year 2025 results. We do not publicly disclose our goals during the performance periods due to the proprietary nature and competitive sensitivity of the information. We believe these goals are consistent with our philosophy of establishing aggressive but achievable targets.

The number of PSUs granted during the 2023 fiscal year for our NEOs are set forth in the chart below.

Named Executive Officer	2023 Fiscal Year Number of PSUs Granted (1)	2023 Fiscal Year Grant Date Fair Value of PSUs Granted ($) (2)
Paul J. Diaz President and Chief Executive Officer	197,023	$5,199,904
R. Bryan Riggsbee Former Chief Financial Officer	43,783	$1,155,535
Samraat S. Raha, Chief Operating Officer	—	$—
Nicole Lambert Former Chief Operating Officer	39,404	$1,039,963
Mark S. Verratti Chief Commercial Officer	39,404	$1,039,963
Dale Muzzey, Ph.D. Chief Scientific Officer	28,459	$751,097
(1)Represents the target number of PSUs awarded to our NEOs on March 15, 2023. To the extent the PSUs are determined to have been earned based on the performance metrics, the PSUs will vest on March 15, 2026.

(2)The amounts represent the grant date fair value calculated in accordance with FASB ASC Topic 718. 67% of the units have a performance condition and are valued based on the closing price of our common stock on the Nasdaq Global Select Market on March 15, 2023 of $23.33. The other 33% of the units have a market condition and are valued using a Monte Carlo valuation model which resulted in a value of $32.61.

Other Compensation

Initial Equity Awards. Executive officers are often granted equity in the form of restricted stock unit awards when he or she joins us. The amount of the initial restricted stock unit award is determined based on the executive officer’s position and analysis of the competitive practices of the companies similar in size as represented in the compensation data that we review with the goal of creating a total compensation package for new executive officers that is competitive with other similar companies and that will enable us to attract high quality management personnel. Generally, each initial equity award vests in equal portions on an annual basis over at least four years. On December 11, 2023, Mr. Raha received an initial equity award of 236,360 RSUs, which vest in four equal annual installments beginning on the first anniversary of the grant date.

Benefits; Other Compensation. We maintain broad-based benefits that are provided to all employees, including health and dental insurance, life and disability insurance, and a 401(k) plan. Additionally, we may provide other benefits to new executive officers such as a relocation package or other related compensation as determined on a case-by-case basis. For example, during the 2023 fiscal year, Mr. Diaz received a housing allowance of $19,600 and paid commuting expenses of $18,115. During fiscal year 2023, Mr. Riggsbee received paid commuting expenses of $11,470. During fiscal year 2023, Ms. Lambert received paid commuting expenses of $10,298, $27,731 in consulting fees, and $4,664 in COBRA premium payments. We may also provide certain compensation benefits in connection with the retirement or departure of our executive officers based on their accomplishments and tenure of employment with us.

Separation Payments. We may provide certain compensation benefits in connection with the retirement or departure of our executive officers based on their accomplishments and tenure of employment with us and as consideration for them agreeing to a customary release of claims and certain restrictive covenants. On October 4, 2023, Ms. Lambert and the Company mutually reached an agreement that Ms. Lambert would resign from her position as Chief Operating Officer, effective October 31, 2023. In connection with her departure, we entered into a Separation and Consulting Agreement and Release of Claims with Ms. Lambert (the "Lambert Separation Agreement"). Under the Lambert Separation Agreement, Ms. Lambert received certain compensation and other benefits in consideration for, among other things, her compliance with certain restrictive covenants, including customary non-compete and non-solicitation covenants, a typical release of claims, her consulting services, and her 22 years of distinguished service with us.

On December 15, 2023, Mr. Riggsbee and the Company mutually reached an agreement that Mr. Riggsbee would resign from his position as Chief Financial Officer, effective upon the earlier of (1) the date that a new Chief Financial Officer and principal financial officer commenced his or her employment at the Company and (2) January 31, 2024. In connection with his departure, we entered into a Separation and Consulting Agreement and Release of Claims with Mr. Riggsbee (the "Riggsbee Separation Agreement"). Under the Riggsbee Separation Agreement, Mr. Riggsbee received certain compensation and other benefits in consideration for, among other things, his compliance with certain restrictive covenants, including customary non-compete and non-solicitation covenants, a typical release of claims, his consulting services, and his nine years of distinguished service with us.

The terms of the Lambert Separation Agreement and the Riggsbee Separation Agreement are set forth in more detail under "Narrative Disclosure to Summary Compensation Table and 2023 Fiscal Year Grants of Plan-Based Awards Table" later in this proxy statement section.

Compensation Objectives

The primary objectives of our CHCC in establishing and maintaining our executive compensation programs are to:

•Attract and retain the best possible executive talent;

•Motivate our executive officers to enhance our growth and profitability;

•Increase long-term stockholder value; and

•Reward the executive officers for their contribution to our growth, profitability and increased stockholder value through the recognition of individual leadership, initiatives, achievements and other contributions.

The specific directives of the CHCC are to provide appropriate short- and long-term compensation and incentives, in the form of cash and equity, that motivate and reward the accomplishment of individual and corporate objectives and that align executive officer compensation with the creation of stockholder value. Though the greater weight in determining executive compensation will be given to objective financial metrics and Company performance, such as revenue, adjusted operating income, adjusted earnings per share, and relative total stockholder return, the CHCC has adopted and implemented a compensation plan where our executive officers’ short-term incentive award is based in part on a variety of factors set forth in MBOs.

Role of Management in Our Compensation Program

Our management, including our Chief Executive Officer, supports the CHCC, attends portions of its meetings upon request, and performs various administrative functions at its request. Our Chief Executive Officer provides input to the CHCC on the effectiveness of our compensation program and makes specific recommendations as to the base salary amounts, short-term incentive award amounts, and equity incentive awards for the executive officers, other than for himself. At the end of each fiscal year, our Chief Executive Officer evaluates the annual performance of each of our executive officers, including an assessment of the accomplishment of each executive officer’s MBOs, and submits his calculations and recommendations to the CHCC which then determines a short-term incentive award amount for the concluding fiscal year, the base salary amount for the ensuing fiscal year, and long-term equity incentive compensation for each of the executive officers. The CHCC makes its review and determinations of the Chief Executive Officer's base salary, short-term incentive award, and long-term equity incentive compensation without any recommendations from him. Our Chief Executive Officer is excused from all meetings, and is not present, where decisions pertaining to his compensation are discussed, determined and approved by the CHCC.

Termination and Change-in-Control-Based Compensation

To address the possibility of a change in control of the Company, or an abrupt termination for business necessity, and the potential that the uncertainty and questions such possibility may raise among key personnel could result in the departure or distraction of key personnel to the detriment of us and our stockholders, we entered into a Severance and Change in Control Agreement with each of our executive officers, other than our Chief Executive Officer whose arrangements with respect to severance and change in control of the Company are addressed in his employment agreement with us. The terms of the Severance and Change in Control Agreements include:

•The change in ownership threshold required to constitute a change in control is 50%;

•Double-trigger vesting (i.e., change in control and termination required for accelerated vesting and cash severance benefits);

•Change in control severance payments of 1X salary and bonus (except, in the case of Mr. Raha, 1.5X salary and bonus);

•Benefit (COBRA) payments for a maximum of 12 months (except, in the case of Mr. Raha, 18 months); and

•Severance payments (1X salary and bonus) (except, in the case of Mr. Raha, 1.5X salary and bonus) and equity acceleration (two years of vesting) upon a termination without "Cause" or for "Good Reason" not in connection with a change in control.

We believe that the terms of our Severance and Change in Control Agreements are consistent with those maintained by others in our industry and therefore are important for attracting and retaining key executive officers who are critical to our long-term success. The potential benefits provided under the Severance and Change in Control Agreements are in addition to the current compensation arrangements we have with our executive officers.

For the payments each of our NEOs is entitled to receive upon termination, including termination incident to a change in control, see “Potential Payments Upon Termination or Change in Control” later in this proxy statement.

Risk Assessment and Mitigation

The CHCC has conducted an annual risk assessment of our compensation policies and practices for our employees and concluded that our policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company. The CHCC conducted its latest assessment in March 2024. For this purpose, we considered the compensation structure of the Company for its employees including executive officers, which is based on an annual salary, annual bonus (for bonus-eligible employees), sales commissions and bonuses (for sales staff and managers), and equity incentive compensation in the form of restricted stock unit grants. We do not believe that we offer any short-term incentives that would reasonably be expected to result in high-risk actions or conduct by our employees. For example, incentive compensation for executive officers in the form of an annual cash bonus are based on a predetermined formula and management objectives approved by the CHCC and is subject to a cap. In addition, annual cash bonus payments are based upon a variety of performance metrics, thereby diversifying the risk associated with any single performance indicator. There is no unique operational division or group of employees who are specially compensated, or who, as a group, are responsible for a material portion of our revenues or profits. We do not believe that the awarding of long-term incentive compensation under our equity incentive compensation in the form of restricted stock units creates any undue compensation risks to the Company. Our long-term equity compensation awards have performance or vesting periods of three or four years, which encourages executive officers to focus on the long-term performance of the Company and its stock price. Additionally, we believe that we have appropriate internal controls that support the accurate and timely recognition of Company revenues. Accordingly, we believe that we have a balanced pay and performance program that does not promote undue or excessive risk taking.

Clawback Policy. On September 21, 2023, our Board adopted a new Clawback Policy to comply with the new clawback rules and listing standards promulgated by the SEC and Nasdaq Global Select Market, respectively. The Clawback Policy requires the recoupment of certain executive compensation in the event of an accounting restatement resulting from material noncompliance with financial reporting requirements under the federal securities laws, including any required accounting restatement to correct an error in previously issued financial statements that (i) is material to the previously issued financial statements or (ii) is not material to previously issued financial statements, but that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period. We are required to seek reimbursement or forfeiture of any excess incentive-based compensation received by a current or former executive officer during the three completed fiscal years immediately preceding the date on which we are required to prepare the accounting restatement. The amount of incentive-based compensation subject to recovery is the amount the covered executive received in excess of the amount of incentive-based compensation that would have been paid to the covered executive had it been based on the restated financial statements, as determined by our Board of Directors or the CHCC. Incentive-based compensation includes any compensation that is granted, earned, or vested based wholly or in part upon the attainment of any financial reporting measures that are determined and presented in accordance with the accounting principles used in preparing our financial statements and any measures derived wholly or in part from such measures, as well as non-GAAP measures, stock price, and total stockholder return. Incentive-based compensation may also include annual cash bonuses and time-based and performance-based restricted stock units.

Policy Regarding Hedging and Other Prohibited Transactions. In February 2023, our Board adopted a revised Insider Trading Policy that provides that no employee, officer or director may engage in any of the following activities with respect to our securities:

•Purchasing a financial instrument, or engaging in any other similar transaction, including prepaid variable forward contracts, equity swaps, collars, puts, calls or other derivative instruments, that are designed to, or that may reasonably be expected to have the effect of, hedging or offsetting any decrease in the market value of Company securities.

•Engaging in transactions involving Company derivative securities, including options, warrants, stock appreciation rights, convertible notes, Company-based option contracts, transactions in straddles or collars, writing puts or calls or similar rights whose value is derived from the value of the Company's common stock.

•Purchasing any Company security on margin, holding any Company security in a margin account, or pledging any Company security as collateral to secure or guarantee any indebtedness.

The Insider Trading Policy also prohibits Section 16 officers who purchase any Company security in the open market from selling any Company security during the six months following such purchase (or vice versa).

Stock Ownership Guidelines. The details of the stock ownership guidelines applicable to our directors and executive officers (including our NEOs) are outlined below.

Feature	Guidelines
Ownership Multiple	Director = 5x annual cash retainer CEO = 3x annual base salary Other Executive Officers = 2x annual base salary
Years to Meet Requirement	Five years from the date of election or appointment or adoption of the stock ownership guidelines
Shares That Count Towards Requirement
Shares owned directly or indirectly, including restricted stock, stock owned by a spouse or minor child, and stock held beneficially in a trust. Unexercised options and unvested PSUs do not count towards the ownership requirement.

Calculation Method	Shares of common stock are valued at the greater of (i) the common stock closing price as of the date on which the determination is made and (ii) the common stock closing price on the date the shares were acquired by the director or officer
Restrictions on the Transfer of Shares Prior to Meeting Requirements
Individual may not transfer more than 50% of his or her shares (excluding shares sold to fund tax liabilities associated with the receipt or vesting of an award) until the required ownership multiple is met.

If the required ownership multiple is not met by the five-year phase-in period, the individual will be prohibited from selling any shares until the required ownership multiple is met and maintained.

Compliance with the stock ownership guidelines is measured on the last day of each calendar year. As of December 31, 2023, all of our directors and executive officers were either in compliance with the stock ownership requirements or have additional time to meet the applicable stock ownership requirements within the five-year period to achieve compliance.

2024 Executive Compensation Program for Named Executive Officers

The discussion below describes certain compensation actions recently taken by the CHCC with respect to our 2024 compensation program applicable to our NEOs. Consistent with Item 402 of Regulation S-K, our 2024 compensation program will be discussed more fully in our proxy statement for the 2025 Annual Meeting of Stockholders.

Base Salary. In December 2023, the CHCC increased the base salaries of our NEOs (other than Mr. Riggsbee, Ms. Lambert and Mr. Raha) by an average of 7.4%. Mr. Diaz's base salary increased 3.0% to $1,125,000, Mr. Verratti's base salary increased 12.3% to $560,000, and Dr. Muzzey's base salary increased 12.5% to $506,400. The base salary increases were effective as of February 1, 2024 for each NEO.

2024 Short-Term Incentive Program. In February 2024, the CHCC adopted the same quantitative performance metrics for the 2024 short-term incentive program as those used in the 2023 short-term incentive program. In addition, the CHCC determined that the relative weighting of the quantitative metrics and MBOs should generally remain the same as those used in the 2023 short-term incentive program, with the weighting of the quantitative metrics of 60-80% and the weighting of the MBOs of 20-40%.

2024 Long-Term Incentive Program. In March 2024, the CHCC granted long-term incentive awards to each of our NEOs. One-half of the awards were RSUs that vest in three equal annual installments beginning on the first anniversary of the grant date, and the other half of the awards were PSUs. The PSUs will vest based on revenue growth targets (34% weighting), adjusted earnings per share targets (33% weighting) and relative total stockholder return (33% weighting) measured against the IXHC using the 20-trading day averages at the beginning and end of the measurement period. The measurement period for the relative total stockholder return metric is January 1, 2024 to December 31, 2026, and the revenue and adjusted earnings per share metrics will be measured based on fiscal year 2026 results. Threshold performance must be achieved before any payout occurs, and maximum payout is capped at 150% of the target number of PSUs granted. However, with respect to the relative total stockholder return metric, if the Company's absolute total stockholder return over the performance period is negative, the vesting level may not exceed the target level (i.e., 100% of the target number of PSUs granted).

Compensation and Human Capital Committee Report

The Compensation and Human Capital Committee of the Board of Directors has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K, which appears elsewhere in this proxy statement, with our management. Based on this review and discussion, the Compensation and Human Capital Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

MEMBERS OF THE COMPENSATION AND HUMAN CAPITAL COMMITTEE:

Heiner Dreismann, Ph.D., Chair
Lee N. Newcomer, M.D.
S. Louise Phanstiel
Daniel M. Skovronsky, M.D., Ph.D.

Summary Compensation Table

The following table shows the total compensation paid or accrued during the 2023, 2022 and 2021 fiscal years, as indicated, to: (1) each person who served as our Chief Executive Officer or our Chief Financial Officer during the year ended December 31, 2023, (2) our three next most highly-compensated executive officers during the year ended December 31, 2023, who were serving as executive officers as of December 31, 2023, and (3) a former executive officer of the Company who was one of our three next most highly-compensated executive officers during the year ended December 31, 2023, but was not serving as an executive officer as of December 31, 2023.

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)(1)	Stock Awards ($) (2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($) (3)	All Other Compensation ($) (4)	Total ($)
Paul J. Diaz President and Chief Executive Officer	2023	$1,086,750	$—	$9,796,451	$—	$1,168,440	$56,718	$12,108,359
	2022	$1,043,750		$9,513,661		$766,500	$67,277	$11,391,188
	2021	$1,000,000	$500,000	$9,869,920		$1,279,000	$138,749	$12,787,669
R. Bryan Riggsbee Former Chief Financial Officer (5)	2023	$562,324	$—	$4,812,936	$—	$431,797	$29,708	$5,836,764
	2022	$544,877		$2,025,632		$274,548	$25,722	$2,870,779
	2021	$526,451		$2,022,772		$394,207	$13,831	$2,957,261
Samraat S. Raha Chief Operating Officer	2023	$14,368	$500,000	$4,502,658	$—	$—	$390	$5,017,416
Nicole Lambert Former Chief Operating Officer (6)	2023	$448,745	$—	$3,810,058	$—	$393,975	$65,630	$4,718,409
	2022	$498,933		$1,849,751		$213,000	$34,979	$2,596,663
	2021	$475,250		$2,086,457		$336,192	$13,785	$2,911,684
Mark S. Verratti Chief Commercial Officer	2023	$495,781	$—	$1,959,282	$—	$400,247	$19,779	$2,875,089
	2022	$464,423		$1,296,869		$313,267	$17,157	$2,091,716
	2021	$434,489		$1,292,885		$275,032	$13,769	$2,016,175
Dale Muzzey, Ph.D. Chief Scientific Officer	2023	$443,750	$111,039	$1,415,045	$—	$250,650	$11,066	$2,231,550

(1)During fiscal year 2021, Mr. Diaz received the remaining portion of his sign-on bonus, or $500,000, on August 13, 2021. Dr. Muzzey received a one-time retention bonus of $111,039 on November 3, 2023. Mr. Raha received a sign-on bonus of $500,000, which was paid in January 2024. Mr. Raha's sign-on bonus or a portion thereof is subject to clawback in the event of a termination of his employment for certain reasons before the first and second anniversaries of the commencement of Mr. Raha's employment.

(2)Amounts shown reflect the aggregate grant date fair value of restricted stock unit awards granted or modified in the 2023 fiscal year, 2022 fiscal year, and the 2021 fiscal year, in each case calculated in accordance with FASB ASC Topic 718. All stock awards, other than PSUs with market conditions, are based on the closing price of our common stock on the Nasdaq Global Select Market on the grant date of the award. The PSUs with market conditions are based on a Monte Carlo valuation. For the 2023, 2022 and 2021 fiscal years, amounts reflect the potential value of the restricted stock unit awards assuming the target level of performance associated with the award. For the 2023 fiscal year, the potential value of the restricted stock unit awards assuming maximum level of performance is as follows: Mr. Diaz: $12,396,403, Mr. Riggsbee: $5,390,703, Ms. Lambert: $4,330,040, Mr. Raha: $4,502,658, Mr. Verratti: $2,479,264 and Dr. Muzzey: $1,790,594. For the 2022 fiscal year, the potential value of the restricted stock unit awards assuming maximum level of performance is as follows: Mr. Diaz: $12,020,484, Mr. Riggsbee: $2,559,374, Ms. Lambert: $2,337,149, and Mr. Verratti: $1,575,405. For the 2021 fiscal year, the potential value of the restricted stock unit awards assuming maximum level of performance is as follows: Mr. Diaz: $12,554,876, Mr. Riggsbee: $2,573,028, Ms. Lambert: $2,320,383, and Mr. Verratti: $1,212,223. The stock awards for Ms. Lambert during fiscal year 2023 consist of (i) 39,405 RSUs and 39,404 PSUs with an aggregate grant date fair value of $1,959,282 (of which 13,134 RSUs and all of the PSUs, with an aggregate grant date fair value of $1,346,379, were forfeited in connection with her departure from us) and (ii) 92,337 restricted stock units, with an aggregate incremental fair value of $1,850,776 as of the modification date, that were accelerated pursuant to the terms of the Lambert Separation Agreement. The stock awards for Mr. Riggsbee during fiscal year 2023 consist of (i) 43,783 RSUs and 43,783 PSUs with an aggregate grant date fair value of $2,176,992 (of which 4,865 RSUs and all of the PSUs, with an aggregate grant date fair value of $1,269,035, were forfeited in connection with his departure from us) and (ii) 113,327 restricted stock units, with an aggregate incremental fair value of $2,635,944 as of the modification date, that were accelerated pursuant to the terms of the Riggsbee Separation Agreement. The incremental fair value as of the modification date of outstanding restricted stock units of Ms. Lambert and Mr. Riggsbee is included in the stock awards column in addition to the full grant date fair value of their respective fiscal year 2023 awards as required by SEC disclosure rules.

(3)For fiscal years 2021, 2022 and 2023, the amounts reported in this column reflect the actual cash incentive awards paid.

(4)During fiscal year 2023, Mr. Diaz received a housing allowance of $19,600 and paid commuting expenses of $18,115. During fiscal year 2023, Mr. Riggsbee received paid commuting expenses of $11,470. During fiscal year 2023, Ms. Lambert received paid commuting expenses of $10,298, $27,731 in consulting fees and $4,664 in COBRA premium payments. Amounts shown for fiscal year 2023 for each NEO include short-term and long-term disability insurance premium payments, life insurance premium payments, tax "gross-up" payments with respect to certain expenses associated with attendance by our NEOs (other than Mr. Raha and Dr. Muzzey) at our annual President's Club event to recognize our highest performing sales employees, and matching contributions made under our 401(k) plan on behalf of each NEO. Each of our NEOs (other than Mr. Raha and Dr. Muzzey) received $13,200 in matching contributions under our 401(k) plan during fiscal year 2023. Dr. Muzzey received $8,912 in matching contributions under our 401(k) plan during fiscal year 2023.

(5)Mr. Riggsbee resigned from his position as Chief Financial Officer, effective January 29, 2024.

(6)Ms. Lambert resigned from her position as Chief Operating Officer, effective October 31, 2023. Thereafter, she served as a consultant to the Company until March 31, 2024 and received a weekly consulting fee of $4,952.

2023 Fiscal Year Grants of Plan-Based Awards

The following tables show information regarding grants of non-equity and equity awards that we made during the year ended December 31, 2023 to each of the executive officers named in the Summary Compensation Table.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (# of units)	All Other Option Awards: Number of Securities Underlying Options (# of shares)	Exercise or Base Price of Option Awards ($/share)	Grant Date Fair Value of Stock and Option Awards ($) (7)
Name	Grant Type	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (# of shares)	Target (# of shares)	Maximum (# of shares)
Paul J. Diaz	Short-term Cash Incentive Bonus		546,000	1,092,000	1,638,000
	Time-Based RSUs	3/15/2023							197,023 (3)			$4,596,547
	PSUs	3/15/2023				98,512	197,023	295,535				$5,199,904
R. Bryan Riggsbee	Short-term Cash Incentive Bonus		211,665	423,330	634,995
	Time-Based RSUs	3/15/2023							43,783 (8)			$1,021,457
	PSUs	3/15/2023				21,892	43,783 (8)	65,675				$1,155,535
	Accelerated RSUs and PSUs	12/15/2023							113,327 (4)			$2,635,944
Samraat S. Raha	Time-Based RSUs	12/11/2023							236,360 (5)			$4,502,658
Nicole Lambert	Short-term Cash Incentive Bonus		193,125	386,250	579,375
	Time-Based RSUs	3/15/2023							39,405 (8)			$919,319
	PSUs	3/15/2023				19,702	39,404 (8)	59,106				$1,039,963
	Accelerated RSUs and PSUs	10/4/2023							92,337 (6)			$1,850,776
Mark Verratti	Short-term Cash Incentive Bonus		187,031	374,063	561,094
	Time-Based RSUs	3/15/2023							39,405 (3)			$919,319
	PSUs	3/15/2023				19,702	39,404	59,106				$1,039,963
Dale Muzzey, Ph.D.	Short-term Cash Incentive Bonus		112,500	225,000	337,500
	Time-Based RSUs	3/15/2023							28,459 (3)			$663,948
	PSUs	3/15/2023				14,230	28,459	42,689				$751,097

(1)The amounts represent the threshold, target, and maximum estimated payouts for awards granted under our 2023 fiscal year short-term cash incentive program. The actual value of the bonuses paid to our NEOs for the 2023 fiscal year can be found above in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table. For additional information regarding the 2023 fiscal year short-term cash incentive program, please see the section above entitled “2023 Fiscal Year Named Executive Officer Compensation—Short-Term Incentive Awards”.

(2)The amounts represent the threshold, target and maximum number of our shares that may be awarded with respect to the PSUs awarded to our NEOs on March 15, 2023. Performance is based on revenue and adjusted earnings per share targets and relative total stockholder return measured against the IXHC using the 20-trading day averages at the beginning and end of the measurement period. The revenue and adjusted earnings per share metrics will be measured based on fiscal year 2025 results and the measurement period for the relative total stockholder return metric is January 1, 2023 to December 31, 2025. To the extent that the PSUs are determined to have been earned based on the performance metrics, the PSUs will vest on March 15, 2026.

(3)The amounts represent the number of time-based RSUs granted to Mr. Diaz, Mr. Verratti, and Dr. Muzzey on March 15, 2023. The RSUs awarded to Mr. Diaz, Mr. Verratti and Dr. Muzzey vest 33.3% on March 15, 2024, 33.3% on March 15, 2025, and 33.3% on March 15, 2026.

(4)On December 15, 2023, the Company entered into the Riggsbee Separation Agreement with Mr. Riggsbee, pursuant to which (1) all outstanding PSUs and RSUs previously granted to Mr. Riggsbee that were scheduled to vest on or prior to March 31, 2024 vested in accordance with the terms of such restricted stock units, (2) all outstanding RSUs previously granted to Mr. Riggsbee, other than the RSUs described in the foregoing clause (1), were deemed to vest in monthly installments over the applicable vesting period starting on the grant date and all such RSUs vesting monthly vested on March 31, 2024 to the extent scheduled to vest as modified on or before March 31, 2025, and (3) all outstanding PSUs with unsatisfied performance conditions previously granted to Mr. Riggsbee, other than the PSUs described in the foregoing clause (1), will remain outstanding and, if the applicable performance condition is satisfied on or before March 31, 2025, such PSUs will, to the extent so earned, vest to the extent scheduled to vest on or before March 31, 2025.

(5)Represents time-based RSUs granted to Mr. Raha on December 11, 2023 as a new hire equity grant. These RSUs vest 25% on December 11, 2024, 25% on December 11, 2025, 25% on December 11, 2026, and 25% on December 11, 2027.

(6)On October 4, 2023, the Company entered into the Lambert Separation Agreement with Ms. Lambert, pursuant to which (1) all outstanding PSUs and RSUs previously granted to Ms. Lambert that were scheduled to vest on or prior to March 31, 2024 vested in accordance with the terms of such restricted stock units, and (2) all outstanding RSUs and PSUs previously granted to Ms. Lambert that were scheduled to vest on or before March 31, 2025, other than the restricted stock units described in the foregoing clause (1), were accelerated as of March 31, 2024 provided that any PSUs with an unsatisfied performance condition will remain outstanding and, if the applicable performance condition is satisfied during such one-year period, then, to the extent so earned, such PSUs will vest to the extent scheduled to vest within such one-year period.

(7)The amounts represent the grant date fair value calculated in accordance with FASB ASC Topic 718 and, (a) in the case of RSUs granted on March 15, 2023, are based on the closing price of our common stock on the Nasdaq Global Select Market on March 15, 2023 of $23.33, (b) in the case of PSUs that vest based on performance and market conditions that were granted on March 15, 2023, are based on a weighted value per award of $26.39 (67% of the units have a performance condition which are valued based on the closing price of our common stock on the Nasdaq Global Select Market on March 15, 2023 of $23.33 and the other 33% of the units have a market condition and are valued using a Monte Carlo valuation model which resulted in a value of $32.61), (c) in the case of Mr. Riggsbee's accelerated RSUs and PSUs, are based on a weighted average modified fair value of $23.26, (d) in the case of RSUs granted to Mr. Raha on December 11, 2023, are based on the closing price of our common stock on the Nasdaq Global Select Market on December 11, 2023 of $19.05, and (e) in the case of Ms. Lambert's accelerated RSUs and PSUs, are based on a weighted average modified fair value of $20.04.

(8)The amounts represent the number of RSUs and PSUs granted to Mr. Riggsbee and Ms. Lambert on March 15, 2023. Mr. Riggsbee was awarded 43,783 RSUs and 43,783 PSUs with an aggregate grant date fair value of $2,176,992, however, 4,865 of those RSUs and all of the PSUs, with an aggregate grant date fair value of $1,269,035, were forfeited in connection with his departure from us. Ms. Lambert was awarded 39,405 RSUs and 39,404 PSUs, with an aggregate grant date fair value of $1,959,282, however, 13,134 of those RSUs and all of the PSUs, with an aggregate grant date fair value of $1,346,379, were forfeited in connection with her departure from us.

Narrative Disclosure to Summary Compensation Table and 2023 Fiscal Year Grants of Plan-Based Awards Table

We have entered into standard form employment agreements with each of our NEOs other than Mr. Diaz whose employment agreement is discussed below. Pursuant to these standard form employment agreements, which have no defined term, either party may terminate employment without cause at any time upon a specified period of written notice to the other party or immediately with cause upon written notice to the other party. Each employment agreement also provides that the employee will not disclose confidential information of ours during and after employment and includes standard restrictive covenants. Since the dates we entered into each of these employment agreements with our NEOs, the compensation paid to each NEO may have been increased and additional equity awards may have been granted, the most recent of which are discussed below.

We have also entered into a Severance and Change in Control Agreement with each NEO other than Mr. Diaz. These agreements, which are discussed below under “Potential Payments Upon Termination or Change in Control” later in this proxy statement, provide certain benefits to each NEO, other than Mr. Diaz, upon a change-of-control transaction and/or termination of employment with us. Mr. Diaz's employment agreement, which is discussed below, provides for similar benefits upon a change-of-control transaction and/or termination of employment with us.

Mr. Diaz was appointed to the position of President and Chief Executive Officer on August 13, 2020, and entered into an employment agreement with us at that time. As determined by our CHCC, he received a salary of $1,086,750 for the 2023 fiscal year. His incentive cash bonus for the 2023 fiscal year was $1,168,440. On March 15, 2023, Mr. Diaz was granted 197,023 PSUs, which are subject to the achievement of revenue and adjusted earnings per share targets based on fiscal year 2025 results and relative total stockholder return targets over a three-year measurement period ending December 31, 2025, and 197,023 RSUs, which are subject to time-based vesting requirements (33.3% vesting each year over a three-year period).

Mr. Riggsbee was appointed to the position of Chief Financial Officer in October 2014, and entered into the Company’s standard form of employment agreement at that time. He was appointed interim President and Chief Executive Officer on February 6, 2020, following the resignation of former Chief Executive Officer, Mark C. Capone, and served in that additional position until August 13, 2020, when Mr. Diaz joined us. As determined by our CHCC, Mr. Riggsbee received a salary of $562,324 for the 2023 fiscal year. His incentive bonus for the 2023 fiscal year was $431,797. On March 15, 2023, Mr. Riggsbee was granted 43,783 PSUs, which are subject to the achievement of revenue and adjusted earnings per share targets based on fiscal year 2025 results and relative total stockholder return targets over a three-year measurement period ending December 31, 2025, and 43,783 RSUs, which were subject to time-based vesting requirements (33.3% vesting each year over a three-year period).

On December 15, 2023, Mr. Riggsbee and the Company mutually reached an agreement that Mr. Riggsbee would resign from his position as Chief Financial Officer, effective January 29, 2024. In connection with Mr. Riggsbee’s departure, we and Mr. Riggsbee entered into the Riggsbee Separation Agreement, pursuant to which Mr. Riggsbee remained an employee of the Company until January 31, 2024, upon which he then transitioned to providing consulting services to the Company until March 31, 2024 (the “Separation Date” and such period, the “Riggsbee Consulting Period”). During the Riggsbee Consulting Period, Mr. Riggsbee served as a strategic advisor to us, providing a range of strategic and financial advice and consulting services, as well as supporting the transition to a new Chief Financial Officer. During the Riggsbee Consulting Period, Mr. Riggsbee received a weekly consulting fee of $2,713.65. In consideration for, among other things, his compliance with certain restrictive covenants, including customary non-compete and non-solicitation covenants, a typical release of claims, his consulting services, and his 9 years of distinguished service with us, (1) Mr. Riggsbee received continued vesting of all outstanding RSUs and PSUs previously granted to Mr. Riggsbee that were scheduled to vest during the Riggsbee Consulting Period (“Equity Awards Vesting During the Riggsbee Consulting Period”); (2) all outstanding RSUs previously granted to Mr. Riggsbee, other than Equity Awards Vesting During the Riggsbee Consulting Period, were deemed to vest in monthly installments over the applicable vesting period starting on the grant date (“RSUs Vesting Monthly”) and all such RSUs Vesting Monthly vested on the Separation Date to the extent scheduled to vest as modified on or before March 31, 2025; and (3) all outstanding restricted stock units with unsatisfied performance conditions previously granted to Mr. Riggsbee, other than Equity Awards Vesting During the Riggsbee Consulting Period, will remain outstanding and, if the applicable performance condition is satisfied on or before March 31, 2025, such PSUs will, to the extent so earned, vest to the extent scheduled to vest on or before March 31, 2025. A total of 113,327 restricted stock units, with an aggregate incremental fair value of $2,635,944 based on a weighted average modified fair value of $23.26, were accelerated pursuant to the terms of the Riggsbee Separation Agreement.

Mr. Raha was appointed to the position of Chief Operating Officer on December 11, 2023, and entered into an employment agreement with the Company at that time. Pursuant to the terms of Mr. Raha's employment agreement, Mr. Raha's annual base salary during fiscal year 2023 was $750,000 and he is eligible to receive an annual target cash bonus equal to 75% of his annual base salary upon achievement of goals to be established by the CHCC. Mr. Raha received a sign-on bonus in the amount of $500,000, which was paid in January 2024, portions of which are subject to clawback in the event of a termination for certain reasons before the first and second anniversaries of the commencement of Mr. Raha's employment. Mr. Raha also received an initial one-time grant of 236,360 time-based restricted stock units, which vest in four equal installments on each of the first four anniversaries of Mr. Raha's start date subject to his continued employment us, in connection with the commencement of his employment on December 11, 2023. Mr. Raha's employment agreement also provides that Mr. Raha will be eligible in 2024 for a grant of an additional equity award of restricted stock units valued between $2 million to $3 million in accordance with Myriad’s annual equity grant cycle, with such award consisting of (i) 50% RSUs and (ii) 50% PSUs, as determined by the CHCC in its sole discretion.

Ms. Lambert was appointed to serve as our Chief Operating Officer, effective January 1, 2022. She previously served as Group President of Myriad Women’s Health, Oncology, and International and President of Myriad Oncology. As determined by our CHCC, she received a salary of $448,745 for the 2023 fiscal year. Her incentive bonus for the 2023 fiscal year was $393,975. On March 15, 2023, Ms. Lambert was granted 39,404 PSUs, which are subject to the achievement of revenue, adjusted earnings per share and relative total stockholder return targets over a three-year measurement period ending December 31, 2025, and 39,405 RSUs, which were subject to time-based vesting requirements (33.3% vesting each year over a three-year period).

On October 4, 2023, Ms. Lambert and the Company mutually reached an agreement that Ms. Lambert would resign from her position as Chief Operating Officer, effective October 31, 2023. In connection with Ms. Lambert’s departure, the Company and Ms. Lambert entered into the Lambert Separation Agreement, pursuant to which Ms. Lambert transitioned to providing consulting and advisory services to the Company until March 31, 2024 (such period, the “Lambert Consulting Period”). During the Lambert Consulting Period, Ms. Lambert provided strategic and operational advice and consulting services to us, including with respect to our international business, as well as supported the transition to a new Chief Operating Officer. During the Lambert Consulting Period, Ms. Lambert received a weekly consulting fee of $4,951.92. In consideration for, among other things, her compliance with certain restrictive covenants, including customary non-compete and non-solicitation covenants, a typical release of claims, her consulting services, and her 22 years of distinguished service with us, (1) Ms. Lambert received continued vesting of all outstanding RSUs and PSUs previously granted to Ms. Lambert that were scheduled to vest during the Lambert Consulting Period (“Equity Awards Vesting During the Lambert Consulting Period”) and (2) all outstanding RSUs and PSUs previously granted to Ms. Lambert that were scheduled to vest on or before March 31, 2025, other than Equity Awards Vesting During the Lambert Consulting Period, were accelerated as of the Separation Date provided that any PSUs with an unsatisfied performance condition will remain outstanding and, if the applicable performance condition is satisfied during such one-year period, then, to the extent so earned, such PSUs will vest to the extent scheduled to vest within such one-year period. A total of 92,337 restricted stock units, with an aggregate incremental fair value of $1,850,776 based on a weighted average modified fair value of $20.04, were accelerated pursuant to the terms of the Lambert Separation Agreement.

Mr. Verratti was appointed to the position of President of Myriad Neuroscience on August 1, 2017, and entered into the Company's standard form of employment agreement at that time. Mr. Verratti was also appointed to the position of President of Myriad Autoimmune on May 1, 2020, a position he held until we sold our Autoimmune business on September 13, 2021. Prior to his appointment as Chief Commercial Officer on April 14, 2022, Mr. Verratti also served as President, Mental Health following the sale of the Company's Autoimmune business. Mr. Verratti received a salary of $495,781 for the 2023 fiscal year. His incentive bonus for the 2023 fiscal year was $400,247. On March 15, 2023, Mr. Verratti was granted 39,404 PSUs, which are subject to the achievement of revenue and adjusted earnings per share targets based on fiscal year 2025 results and relative total stockholder return targets over a three-year measurement period ending December 31, 2025, and 39,405 RSUs, which are subject to time-based vesting requirements (33.3% vesting each year over a three-year period).

Dr. Muzzey joined the predecessor to Myriad Women's Health in 2014 and served in various roles, including as Senior Director, Scientific Affairs. He was appointed Senior Director of Clinical Development in August 2018 and served in that role until September 2019, when he was appointed Vice President of Bioinformatics, a position he held until December 2021. In January 2022, he was appointed Senior Vice President, R&D and Interim Chief Scientific Officer. On April 14, 2022, he was promoted to Chief Scientific Officer. As determined by our CHCC, he received a salary of $443,750 for the 2023 fiscal year. His incentive bonus for the 2023 fiscal year was $250,650. On November 3, 2023, Dr. Muzzey received a one-time cash retention bonus in the amount of $111,039. On March 15, 2023, Dr. Muzzey was granted 28,459 PSUs, which are subject to the achievement of revenue and adjusted earnings per share targets based on fiscal year 2025 results and relative total stockholder return targets over a three-year measurement period ending December 31, 2025, and 28,459 RSUs, which are subject to time-based vesting requirements (33.3% vesting each year over a three-year period).

Outstanding Equity Awards at 2023 Fiscal Year End

The following table shows the grants of stock options, RSUs and PSUs outstanding as of December 31, 2023, to each of our NEOs.

	Option Awards					Stock Awards
Name	Date of Grant	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have not Vested (#)(3)	Market Value of Shares or Units of Stock that Have not Vested ($)(4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have not Vested (#)(5)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have not Vested ($)(4)
Paul J. Diaz	08/13/2020	256,530 (1)	85,510 (1)	$13.38	08/13/2027
	08/13/2020	203,452 (2)	135,636 (2)	$13.38	08/13/2027
	08/13/2020					49,826	$953,670
	10/08/2020					111,359	$2,131,411
	03/24/2021					79,957	$1,530,377
	03/24/2021					117,134	$2,241,945
	03/22/2022					129,858	$2,485,482
	03/22/2022							173,143	$3,313,957
	03/15/2023					197,023	$3,771,020
	03/15/2023							197,023	$3,771,020
R. Bryan Riggsbee	02/18/2020					25,000	$478,500
	10/08/2020					11,238	$215,095
	10/08/2020					16,744	$320,480
	03/24/2021					16,386	$313,628
	03/24/2021					24,003	$459,417
	03/22/2022					25,345	$485,103
	03/22/2022							36,865	$705,596
	03/15/2023					43,783	$838,007
	03/15/2023							43,783	$838,007
Samraat S. Raha	12/11/2023					236,360	$4,523,930
Nicole Lambert	10/08/2020					11,052	$211,535
	10/08/2020					16,467	$315,178
	03/24/2021					14,778	$282,851
	03/24/2021					21,646	$414,304
	12/08/2021					5,000	$95,700
	03/22/2022					16,832	$322,164
	03/22/2022							33,664	$644,329
	03/15/2023					39,405	$754,212
	03/15/2023							39,404	$754,193
Mark S. Verratti	10/08/2020					7,814	$149,560
	10/08/2020					11,642	$222,828
	03/24/2021					7,720	$147,761
	03/24/2021					11,308	$216,435
	09/21/2021					5,000	$95,700
	03/22/2022					14,428	$276,152
	03/22/2022							19,238	$368,215
	04/14/2022					7,500	$143,550
	03/15/2023					39,405	$754,212
	03/15/2023							39,404	$754,193
Dale Muzzey, Ph.D.	10/08/2020					897	$17,169
	03/24/2021					2,167	$41,476
	03/24/2021					3,174	$60,750
	12/08/2021					2,250	$43,065
	03/22/2022					12,012	$229,910
	03/22/2022							16,016	$306,546
	04/14/2022					5,625	$107,663
	03/15/2023					28,459	$544,705
	03/15/2023							28,459	$544,705

(1)Represents time-based non-qualified stock options for the purchase of 342,040 shares of common stock, which options vest in four equal installments on each of the first four anniversaries of Mr. Diaz’s commencement date of August 13, 2020. 85,510 time-based non-qualified stock options vested on August 13, 2023, 85,510 time-based non-qualified stock options vested on August 13, 2022, and 85,510 time-based non-qualified stock options vested on August 13, 2021.
(2)Represents performance-based non-qualified stock options for the purchase of 339,088 shares of common stock, which options vest in five equal installments upon the achievement of five stock price milestones, three of which have been achieved. Achievement of each applicable milestone is based on the average of the closing prices of common stock for a period of 20 consecutive trading days exceeding the applicable milestone stock price. 20% of the options vested upon the achievement of each of the following milestones: a stock price that exceeded $20.07, $26.76, and $33.45. 20% of the options will vest upon achievement of a stock price that exceeds $40.14 and the remaining 20% of the options will vest upon achievement of a stock price that exceeds $46.83. The achievement of the applicable milestone stock prices must be completed by August 13, 2027, which is also the date the options expire, unless Mr. Diaz ceases to be employed by us, in which case, the options are subject to earlier termination.
(3)Restricted stock units granted vest 25% or 33.3% per year beginning no earlier than the first anniversary of the grant date on which the restricted stock units were granted. However, the restricted stock units granted to Mr. Riggsbee and Ms. Lambert will vest in accordance with the terms of the Riggsbee Separation Agreement and the Lambert Separation Agreement, respectively, as described under "Narrative Disclosure to Summary Compensation Table and 2023 Fiscal Year Grants of Plan-Based Awards".
(4)The market value of restricted stock unit awards is determined by multiplying the number of shares by $19.14, the closing price of our common stock on the Nasdaq Global Select Market on December 29, 2023, the last trading day of the 2023 fiscal year.
(5)Represents PSUs granted (at target performance level) on March 22, 2022 and March 15, 2023 to certain of our NEOs. The performance metrics for the 2022 PSUs consist of revenue and adjusted earnings per share measured based on fiscal year 2024 results and relative total stockholder return for the period from January 1, 2022 to December 31, 2024. To the extent that the 2022 PSUs are determined to have been earned based on the performance metrics, the PSUs will vest on March 22, 2025. The performance metrics for the 2023 PSUs consist of revenue and adjusted earnings per share measured based on fiscal year 2025 results and relative total stockholder return for the period from January 1, 2023 to December 31, 2025. To the extent that the 2023 PSUs are determined to have been earned based on the performance metrics, the PSUs will vest on March 15, 2026.

2023 Fiscal Year Option Exercises and Stock Vested

The following table shows information regarding exercises of options to purchase our common stock and the vesting of restricted stock units held by our NEOs during the year ended December 31, 2023.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (1)
Paul J. Diaz			303,017	$6,212,793
R. Bryan Riggsbee			92,646	$1,759,642
Sam Raha			—	$—
Nicole Lambert			66,650	$1,234,096
Mark S. Verratti			46,980	$856,622
Dale Muzzey, Ph.D.			10,583	$227,370
(1)Amounts shown in this column represent the market value of restricted stock units upon vesting as determined by multiplying the number of shares (a) by $14.51, the closing price of our common stock on the Nasdaq Global Select Market on the last trading day prior to January 1, 2023, for shares which vested on that date, (b) by $19.42, the closing price of our common stock on the Nasdaq Global Select Market on the last trading day prior to February 18, 2023, for shares which vested on that date, (c) by $22.91, the closing price of our common stock on the Nasdaq Global Select Market on March 22, 2023, for shares which vested on that date, (d) by $23.72, the closing price of our common stock on the Nasdaq Global Select Market on March 24, 2023, for shares which vested on that date, (e) by $22.27, the closing price of our common stock on the Nasdaq Global Select Market on April 14, 2023, for shares which vested on that date, (f) by $17.89, the closing price of our common stock on the Nasdaq Global Select Market on the last trading day prior to August 13, 2023, (g) by $16.77, the closing price of our common stock on the Nasdaq Global Select Market on September 21, 2023, for shares which vested on that date, (h) by $15.99, the closing price of our common stock on the Nasdaq Global Select Market on September 26, 2023, for shares which vested on that date, (i) by $15.01, the closing price of our common stock on the Nasdaq Global Select Market on October 9, 2023, for shares which vested on that date.

Potential Payments Upon Termination or Change in Control

Severance and Change in Control Agreements

We have entered into Severance and Change in Control Agreements (the "Severance and Change in Control Agreements") with each of our executive officers other than our Chief Executive Officer, Mr. Diaz. Mr. Diaz's employment agreement provides for certain severance and change in control benefits, which are discussed below.

Under the terms of the Severance and Change in Control Agreements, if the employment of an executive officer is terminated without “Cause” or if the executive officer separates from us for “Good Reason” (each is defined in the agreement and set forth below), then the executive officer will receive:

•(i) an amount equal to the executive’s then-current annual base salary (or in the case of Mr. Raha, 1.5 times Mr. Raha's then-current annual base salary), the executive’s then-current target annual bonus and any compensation previously deferred; (ii) a prorated portion of the executive’s target annual bonus for the then-current fiscal year, based on the portion of the fiscal year worked prior to the separation date; (iii) immediate vesting of RSUs scheduled to vest within two years after termination; (iv) vesting of PSUs for two years following termination to the extent that the relevant performance metrics for the PSU grant are achieved; and (v) reimbursement for continued medical benefits until the earlier of 12 months (or in the case of Mr. Raha, 18 months) after the date of termination or the date the executive begins employment with another employer.

If the employment of an executive officer is terminated without “Cause” or if the executive officer separates from us for ‘‘Good Reason’’, within three months before or 24 months after a “Change in Control” (as defined in the agreement and set forth below), then the executive officer will receive the same benefits described in the preceding paragraph, except that all outstanding and unvested equity grants will immediately vest in full.

As defined in the Severance and Change in Control Agreements:

•“Cause” means: (i) employee’s gross negligence in the performance of employee’s duties to the Company; (ii) employee’s willful misconduct, embezzlement, misappropriation, fraud, or professional dishonesty; (iii) employee’s material breach of any non-disclosure, invention assignment, non-competition, or similar agreement between employee and the Company; (iv) employee’s commission of a felony or of a crime involving moral turpitude; (v) employee’s willful and material failure to comply with lawful directives of the Board; or (vi) employee’s willful and material breach of a material provision of any employment agreement between employee and the Company or willful and material violation of a material provision of any written Company employment policy applicable to its senior executive officers; provided that (A) the Company provides employee with written notice that the Company intends to terminate employee’s employment thereunder for one of the foregoing circumstances within sixty (60) days of the Board’s knowledge of such circumstance(s) occurring (which notice shall set forth in reasonable detail the circumstance(s) that the Company alleges constitute(s) Cause), (B) in the event that a circumstance described in subsection (v) or (vi) is capable of being cured, employee has failed to cure such circumstance within a period of thirty (30) days after the date of receipt of such written notice, and (C) the Company terminates employee’s employment within sixty five (65) days from the date of the notice referred to in clause (A). Conduct shall not be considered “willful” unless done (or omitted to be done) not in good faith and without a reasonable belief that such conduct (or lack thereof) was in the best interest of the Company.

•“Good Reason” means: (i) a material diminution in employee’s duties, authority or responsibilities; (ii) a material diminution in employee’s base salary, other than a reduction of similar magnitude to the base salaries of other Company senior executive officers if there is a reduction of Company senior executive officer base salaries generally, or a failure by the Company to provide the compensation and benefits provided for in the Severance and Change in Control Agreement; or (iii) a material breach by the Company of the Severance and Change in Control Agreement or any other agreement between the Company and employee; provided that (A) employee provides the Company with written notice that employee intends to terminate employee’s employment thereunder for one of the foregoing circumstances within sixty (60) days of such circumstance occurring (which notice shall set forth in reasonable detail the circumstance(s) that employee alleges constitute(s) Good Reason), (B) if such circumstance is capable of being cured, the Company has failed to cure such circumstance within a period of thirty (30) days after the date of receipt of such written notice, and (C) employee terminates employee’s employment within sixty five (65) days from the date of the notice referred to in clause (A). For purposes of clarification, the above-listed conditions shall apply separately to each occurrence of Good Reason, and failure to adhere to such conditions in the event of a specific occurrence of Good Reason shall not disqualify employee from asserting Good Reason for any subsequent occurrence of Good Reason. For purposes of the Severance and Change in Control Agreement, “Good Reason” shall be interpreted in a manner, and limited to the extent necessary, so that it shall not cause adverse tax consequences for either party with respect to Section 409A of the Internal Revenue Code of 1986, as amended, and any successor statute, regulation and guidance thereto.

•“Change in Control” means the occurrence of any of the following events: (A) Ownership: any “Person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becomes the “Beneficial Owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then outstanding voting securities (excluding for this purpose any such voting securities held by the Company, any subsidiary of the Company, or any employee benefit plan of the Company); or (B) Merger/Sale of Assets: (1) a merger or consolidation of the Company whether or not approved by the Board, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or the parent of such entity) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or parent of such entity, as the case may be, outstanding immediately after such merger or consolidation; or (2) the sale or disposition by the Company of all or substantially all of the Company’s assets; or (C) Board Change: a change in the Board or its members such that individuals who, as of the effective date of the Severance and Change in Control Agreement or, if later, the date that is one year prior to such change (the later of such two dates referred to herein as the “Measurement Date”), constitute the Board (the “Incumbent Board”) cease to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Measurement Date whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (including for these purposes, any new members whose election or nomination was so approved, without counting the member and his or her predecessor twice) shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board.

Mr. Diaz's Employment Agreement

Under the terms of Mr. Diaz’s employment agreement, if his employment is terminated without “Cause” or if he is separated from us for “Good Reason” (each as defined in his employment agreement and set forth below), then he will receive: (i) an amount equal to two times his then-current annual base salary and two times his then-current target annual bonus; (ii) a prorated portion of his target annual bonus for the then-current fiscal year; (iii) immediate vesting of RSUs scheduled to vest within two years after termination; (iv) vesting of PSUs for two years following termination to the extent that the relevant performance metrics for the PSU grant are achieved; and (v) payment or reimbursement for continued medical benefits until the earlier of 18 months after the date of termination or the date he begins employment with another employer.

If Mr. Diaz’s employment is terminated without “Cause” or if he separates from the Company for “Good Reason”, within three months before or 24 months after a “Change of Control” (as defined in his employment agreement and set forth below), then he will receive the same benefits described in the preceding paragraph, except that all outstanding and unvested equity grants will immediately vest in full.

As defined in Mr. Diaz’s employment agreement:

•“Cause” means: (i) executive’s gross negligence in the performance of executive’s duties to the Company; (ii) executive’s willful misconduct, embezzlement, misappropriation, fraud, or professional dishonesty; (iii) executive’s material breach of any non-disclosure, invention assignment, non-competition, or similar agreement between executive and the Company; (iv) executive’s commission of a felony or of a crime involving moral turpitude; (v) executive’s willful and material failure to comply with lawful directives of the Board; or (vi) executive’s willful and material breach of a material provision of any employment agreement between executive and the Company or willful and material violation of a material provision of any written Company employment policy applicable to its senior executive officers; provided that (A) the Company provides executive with written notice that the Company intends to terminate executive’s employment hereunder for one of the circumstances set forth above within sixty (60) days of the Board’s knowledge of such circumstance(s) occurring (which notice shall set forth in reasonable detail the circumstance(s) that the Company alleges constitute(s) Cause (as defined below)), (B) in the event that a circumstance described in (iii), (v) or (vi) above is capable of being cured, executive has failed to cure such circumstance within a period of thirty (30) days after the date of receipt of such written notice, and (C) the Company terminates executive’s employment within sixty five (65) days from the date of the notice referred to in clause (A). Conduct shall not be considered “willful” unless done (or omitted to be done) not in good faith and without a reasonable belief that such conduct (or lack thereof) was in the best interest of the Company.

•“Good Reason” means: (i) a material diminution in executive’s duties, authority or responsibilities; (ii) a material diminution in executive’s base salary, other than a reduction of similar magnitude to the base salaries of other Company senior executive officers if there is a reduction of Company senior executive base salaries generally, or a failure by the Company to provide the compensation and benefits provided for in the employment agreement; (iii) any change in executive’s position such that he is no longer the Company’s Chief Executive Officer reporting solely to the Board; or (iv) a material breach by the Company of the employment agreement or any other agreement between the Company and executive; provided that (A) executive provides the Company with written notice that executive intends to terminate executive’s employment hereunder for one of the circumstances set forth above within sixty (60) days of such circumstance occurring (which notice shall set forth in reasonable detail the circumstance(s) that Executive alleges constitute(s) Good Reason), (B) if such circumstance is capable of being cured, the Company has failed to cure such circumstance within a period of thirty (30) days after the date of receipt of such written notice, and (C) executive terminates executive’s employment within sixty five (65) days from the date of the notice referred to in clause (A). For purposes of clarification, the above-listed conditions shall apply separately to each occurrence of Good Reason, and failure to adhere to such conditions in the event of a specific occurrence of Good Reason shall not disqualify executive from asserting Good Reason for any subsequent occurrence of Good Reason.

•“Change of Control” means the occurrence of any of the following events: (A) any “Person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becomes the “Beneficial Owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then outstanding voting securities (excluding for this purpose any such voting securities held by the Company, any subsidiary of the Company, or any employee benefit plan of the Company); or (B) 1) a merger or consolidation of the Company whether or not approved by the Board, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or the parent of such entity) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or parent of such entity, as the case may be, outstanding immediately after such merger or consolidation; or (2) the sale or disposition by the Company of all or substantially all of the Company’s assets; or (C) a change in the Board or its members such that individuals who, as of the commencement date of Mr. Diaz's employment (including executive) or, if later, the date that is one year prior to such change (the later of such two dates referred to herein as the ”Measurement Date”), constitute the Board (the “Incumbent Board”) cease to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Measurement Date whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (including for these purposes, any new members whose election or nomination was so approved, without counting the member and his or her predecessor twice) shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board.

The following table summarizes the potential payments to Mr. Raha, Mr. Verratti, and Dr. Muzzey under the Severance and Change in Control Agreements, and Mr. Diaz under his employment agreement, in connection with (i) a termination without Cause or a separation for Good Reason following a Change in Control or (ii) a termination without Cause or a separation for Good Reason independent of a Change in Control, in each case assuming such termination or separation occurred as of December 31, 2023.
In October 2023, we entered into the Lambert Separation Agreement with Ms. Lambert, which provided for the separation benefits set forth in the "Narrative Disclosure to Summary Compensation Table and 2023 Fiscal Year Grants of Plan-Based Awards Table," which disclosure is incorporated herein by reference.

In December 2023, we entered into the Riggsbee Separation Agreement with Mr. Riggsbee, which provided certain separation benefits in connection with his departure from us. Under the terms of the Riggsbee Separation Agreement, Mr. Riggsbee received a weekly consulting fee of $2,713.65, or consulting fees of $41,480.08 in the aggregate. In addition, Mr. Riggsbee is entitled under the Riggsbee Separation Agreement to receive up to 12 months of COBRA premium payments, an estimated value of $30,058.14. The Riggsbee Separation Agreement also provides for (1) the continued vesting of all outstanding RSUs and PSUs previously granted to Mr. Riggsbee that were scheduled to vest during the Riggsbee Consulting Period; (2) all outstanding RSUs previously granted to Mr. Riggsbee, other than Equity Awards Vesting During the Riggsbee Consulting Period, were deemed to vest in monthly installments over the applicable vesting period starting on the grant date and all such RSUs Vesting Monthly vested on the Separation Date to the extent scheduled to vest as modified on or before March 31, 2025; and (3) all outstanding restricted stock units with unsatisfied performance conditions previously granted to Mr. Riggsbee, other than Equity Awards Vesting During the Riggsbee Consulting Period, will remain outstanding and, if the applicable performance condition is satisfied on or before March 31, 2025, such PSUs will, to the extent so earned, vest to the extent scheduled to vest on or before March 31, 2025. A total of 113,327 restricted stock units, with an aggregate incremental fair value of $2,635,944 based on a weighted average modified fair value of $23.26, were accelerated pursuant to the terms of the Riggsbee Separation Agreement.

Named Executive Officer	Executive Benefits and Payments Upon Termination	Change in Control and Involuntary Termination Without Cause or for Good Reason ($) (1)	Involuntary Termination Without Cause or for Good Reason ($) (1)
	Base salary	$2,184,000	$2,184,000
	Bonus	$3,276,000	$3,276,000
Paul J. Diaz	Stock option, RSU and PSU acceleration (2)	$21,472,683	$20,008,555
	COBRA benefits	$45,087	$45,087
	Total	$26,977,770	$25,513,642
	Base salary	$1,125,000	$1,125,000
	Bonus	$594,863	$594,863
Samraat S. Raha	RSU and PSU acceleration (3)	$4,523,930	$3,392,948
	COBRA benefits	$45,087	$45,087
	Total	$6,288,881	$5,157,898
	Base salary	$498,750	$498,750
	Bonus	$748,125	$748,125
Mark S. Verratti	RSU and PSU acceleration (3)	$3,128,605	$2,838,250
	COBRA benefits	$30,058	$30,058
	Total	$4,405,538	$4,115,183
	Base salary	$450,000	$450,000
	Bonus	$450,000	$450,000
Dale Muzzey, Ph.D.	RSU and PSU acceleration (3)	$1,895,989	$1,683,301
	COBRA benefits	$30,058	$30,058
	Total	$2,826,047	$2,613,359

(1)The value of the vesting acceleration for restricted stock units was calculated by multiplying the number of restricted stock units subject to acceleration as of December 31, 2023 by the closing price of our common stock on the Nasdaq Global Select Market on December 29, 2023, the last trading day of the 2023 fiscal year, of $19.14. The value of vesting acceleration for stock options was calculated by multiplying the number of in-the-money unvested stock options subject to acceleration as of December 31, 2023 by the difference between (i) the closing price of our common stock on the Nasdaq Global Select Market on December 29, 2023, the last trading day of the 2023 fiscal year, of $19.14 and (ii) the respective exercise price of such stock options.

(2)Mr. Diaz's PSUs with unsatisfied performance conditions were assumed to vest at target. Each of the stock price milestones for Mr. Diaz's performance-based stock options that were not achieved as of December 31, 2023 were assumed to be achieved. In the case of a termination without Cause or a separation for Good Reason independent of a Change in Control, vesting of Mr. Diaz's time-based stock options, RSUs and PSUs was accelerated by two years from December 31, 2023, on a monthly basis.

(3)PSUs for Mr. Verratti and Dr. Muzzey with unsatisfied performance conditions were assumed to vest at target. In the case of a termination without Cause or a separation for Good Reason independent of a Change in Control, vesting of RSUs and, if applicable, PSUs for Mr. Raha, Mr. Verratti and Dr. Muzzey was accelerated by two years from December 31, 2023, on a monthly basis.

CEO Pay Ratio

The following is a reasonable estimate prepared under the SEC rules of the ratio of the annual total compensation of our Chief Executive Officer to the median of the annual total compensation of our other employees. We determined that as of December 31, 2023, our employee population consisted of 2,662 employees, 2,594 of which are U.S. employees and 68 of which are international employees. Of the 68 international employees, 45 are located in Germany, eight in Japan, eight in France, four in Switzerland, and three in Austria. All international employees were excluded in the 5% de minimis exemption adjustment as permitted by SEC rules. We then selected our median employee based on the W-2 calculated income of our U.S. employees for the year ending on December 31, 2023.

The total fiscal year 2023 compensation of the employee identified as our median employee (excluding our Chief Executive Officer) was $116,418 for the year ended December 31, 2023. The total 2023 fiscal year compensation of our Chief Executive Officer for purposes of determining the CEO Pay Ratio was $12,108,359 for the year ended December 31, 2023. Based on the foregoing information, for the 2023 fiscal year, the ratio of the total fiscal year 2023 compensation of our Chief Executive Officer to the total fiscal year 2023 compensation of our median employee was estimated to be 104 to 1.

This pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records and the methodologies prescribed by the SEC. The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices. Using consistently applied measures, we did not make any assumptions, adjustments or estimates with respect to base pay in determining the median employee and we did not annualize compensation for any employee not employed for the entire year.

Due to the flexibility afforded by the rules of the SEC in calculating the pay ratio amount, the ratio calculated may not be comparable to the CEO pay ratio presented by other companies.

Pay Versus Performance

The table below shows the compensation of our principal executive officer (PEO), who is the person(s) acting as our President and Chief Executive Officer during the particular period, the average compensation of the other named executive officers, excluding the PEO, and certain company performance metrics for fiscal years 2023, 2022, 2021, the 2020 transition period ended December 31, 2020, and the previous 2020 fiscal year that ended June 30, 2020.

Year	Summary Compensation Table Total for First PEO[1] $	Summary Compensation Table Total for Second PEO[1] $	Summary Compensation Table Total for Third PEO[1] $	Compensation Actually Paid to First PEO[1,3,4,8] $	Compensation Actually Paid to Second PEO[1,3,4,8] $	Compensation Actually Paid to Third PEO[1,3,4,8] $	Average Summary Compensation Table Total for Non-PEO NEOs[1] $	Average Compensation Actually Paid to Non-PEO NEOs[1,3,4,8] $	Value of Initial Fixed $100 Investment on June 30, 2019 Based on:		Net Income $ (millions)	Revenue[7] $ (millions)
									Total Shareholder Return[5]	Peer Group Total Shareholder Return[6]
2023	12,108,359	—	—	14,201,749	—	—	4,135,846	3,194,672	68.90	117.12	-263.3	753.2
2022	11,391,188	—	—	(4,479,782)	—	—	2,665,450	(161,281)	52.23	109.93	-112.0	678.4
2021	12,787,669	—	—	29,789,160	—	—	2,483,005	4,670,387	99.35	138.15	-27.2	690.6
2020T2	15,500,821	1,816,406	—	21,673,140	4,070,113	—	1,479,328	2,508,329	71.18	143.23	-53.1	299.8
2020	—	4,203,341	6,174,458	—	1,095,973	308,756	1,911,438	151,229	40.82	123.27	-199.6	638.6

(1) The NEOs in each disclosure year represent the following individuals:

Year	First PEO	Second PEO	Third PEO	NEOs included in Average
2023	Paul Diaz	—	—	R. Bryan Riggsbee, Dale Muzzey, Nicole Lambert, Mark Verratti, Samraat S. Raha
2022	Paul J. Diaz	—	—	R. Bryan Riggsbee, Jerry S. Lanchbury, Ph.D., Nicole Lambert, Mark S. Verratti, and Kevin R. Haas, Ph.D.
2021	Paul J. Diaz	—	—	R. Bryan Riggsbee, Jerry S. Lanchbury, Ph.D., Nicole Lambert, Mark S. Verratti
2020T	Paul J. Diaz	R. Bryan Riggsbee	—	Jerry S. Lanchbury, Ph.D., Nicole Lambert, Mark S. Verratti
2020	—	R. Bryan Riggsbee	Mark C. Capone	Alexander Ford, Jerry S. Lanchbury, Ph.D., Nicole Lambert, Bernard J. Tobin, Gary A. King

(2) Effective January 1, 2021, the Company transitioned from a fiscal year ending June 30 to December 31. Therefore, there was a six-month transition period in 2020 representing the period from July 1, 2020 to December 31, 2020.

(3) The table below shows the additions and deductions to calculate "compensation actually paid" for the NEOs in each fiscal year as compared to the total compensation reported in the Summary Compensation Table ("SCT").

	2023		2022		2021		2020 Transition Period			2020
	First PEO	Avg Non-PEO NEO	First PEO	Avg Non-PEO NEO	First PEO	Avg Non-PEO NEO	First PEO	Second PEO	Avg Non-PEO NEO	Second PEO	Third PEO	Avg Non-PEO NEO
Reported SCT figures
Reported SCT Total ($)	12,108,359	4,135,846	11,391,188	2,665,450	12,787,669	2,483,005	15,500,821	1,816,406	1,479,328	4,203,341	6,174,458	1,911,438
Reported SCT Stock Award Value ($)	9,796,451	3,299,996	9,513,661	1,890,185	9,869,920	1,649,044	8,394,628	1,264,541	1,075,166	3,461,500	4,489,500	1,149,312
Reported SCT Option Award Value ($)	—	—	—	—	—	—	5,500,006	—	—	—	—	—
Equity Award Adjustments
Year-end Fair Value of Unvested Awards Granted in the Applicable Fiscal Year ($)	7,979,605	1,943,821	5,183,465	576,200	10,879,576	1,740,847	20,066,953	2,023,026	1,654,258	1,598,940	348,705	319,334
Change in Fair Value of Awards Granted in Prior Years that were Unvested as of Applicable Fiscal Year End ($)	2,039,494	260,459	(11,226,199)	(1,133,716)	8,276,036	1,209,889	—	1,428,885	413,607	(1,325,475)	(1,941,975)	(669,356)
Change in Fair Value of Awards Granted in Prior Years that Vested in the Applicable Fiscal Year ($)	1,870,743	154,543	(314,575)	(379,031)	7,715,799	885,690	—	66,338	36,302	80,667	217,068	(260,876)
Compensation Actually Paid ($)	14,201,749	3,194,672	(4,479,782)	(161,281)	29,789,160	4,670,387	21,673,140	4,070,113	2,508,329	1,095,973	308,756	151,229

(4) Equity values are calculated in accordance with FASB ASC Topic 718. For PSUs, the grant date fair value of PSUs used for SCT calculations assumes target performance for the 2023, 2022 and 2021 fiscal years and assumes the maximum level of performance for the 2020 transition period and 2020 fiscal year. To determine the year-end fair values used in the "compensation actually paid" calculations, we have updated the performance expectations to reflect the latest performance estimates for unvested and outstanding PSUs at each fiscal year end date. For options awards, updated market input assumptions (stock price, risk free interest rate, volatility, expected term, and future dividend yield expectations) have been used to determine the fair values of outstanding awards as of the identified vesting dates and the relevant fiscal year end dates using the Black Scholes Merton option pricing model.

(5) As required under Item 201(e) of Regulation S-K, total shareholder return measures the cumulative value of $100 invested on the last trading day before the earliest fiscal year in the table, or June 30, 2019, including the reinvestment of dividends, through and including the end of the applicable fiscal year for which total shareholder return is calculated, or June 30, 2020, December 31, 2020, December 31, 2021, December 31, 2022 and December 31, 2023, respectively.

(6) The peer group total shareholder return represents the total shareholder return of the IXHC in line with the stock performance graph included above under the heading "2023 Fiscal Year Performance" which was also included in our Annual Report to stockholders for the year ended December 31, 2023 as required by Item 201(e) of Regulation S-K.

(7) Revenue is a GAAP financial measure and does not exclude revenue from divested businesses.

(8) The compensation actually paid figures presented have been updated from the previously disclosed information in 2023. This update reflects adjustments made to accurately capture PSU target numbers in the compensation actually paid calculation. Please note that while there have been revisions to the compensation actually paid, the changes have been deemed immaterial, and the overall relationship between compensation actually paid and the company performance remains unchanged.

Most Important Performance Measures

The table below represents the most important financial and non-financial performance measures used by us to link compensation actually paid to our NEOs to company performance for fiscal year 2023, as discussed further above under the heading "2023 Fiscal Year Named Executive Officer Compensation".

Revenue
Adjusted operating income
Adjusted earnings per share
Relative total stockholder return
Engagement score[1]
Customer NPS[1]

(1) Engagement score and Customer NPS are non-financial quantitative metrics designed to support our efforts to retain employees and improve employee engagement and enhance customer experiences.

Description of Compensation Actually Paid Versus Company Performance

The charts below illustrate the relationship between compensation actually paid and the total shareholder return of Myriad and the IXHC for the periods presented which shows what the cumulative value of $100 would be, including the reinvestment of dividends, if such amount were invested on June 30, 2019.

PEO Compensation Actually Paid[1] vs Company and IXHC Total Shareholder Return
35,000
30,000
25,000
20,000
15,000
10,000
5,000
00
-5,000
-10,000
Compensation Actually Paid ($000)
175
150
125
100
75
50
25
0
Value of Fixed $100 Investment
1,405
25,743
29,789
-4,480
14,202
2020
2020T
2021
2022
2023
Compensation Actually Paid to PEO
Company Total Shareholder Return
IXHC Total Shareholder Return

Average Non-PEO NEO Compensation Actually Paid vs Company and IXHC Total Shareholder Return
Compensation Actually Paid ($000)
Value of Fixed $100 Investment
5,000
4,000
3,000
2,000
1,000
00
-1,000
175
150
125
100
75
50
25
0
151
2,508
4,670
-161
3,195
2020
2020T
2021
2022
2023
Average Compensation Actually Paid to Non-PEO NEOs
Company Total Shareholder Return
IXHC Total Shareholder Return

(1) PEO data for fiscal years 2023, 2022, and 2021 represent the compensation actually paid to Mr. Diaz only in those years. 2020 transition period PEO data reflects the sum of Messrs. Diaz’s and Riggsbee's compensation actually paid in this period. PEO data for fiscal year 2020 reflects the sum of Messrs. Riggsbee's and Capone's compensation actually paid in this fiscal year.

The charts below illustrate the relationship between compensation actually paid and net income and revenue for the periods presented.

(1) PEO data for fiscal years 2023, 2022 and 2021 represent the compensation actually paid to Mr. Diaz only in those years. 2020 transition period PEO data reflects the sum of Messrs. Diaz’s and Riggsbee's compensation actually paid in this period. PEO data for fiscal year 2020 reflects the sum of Messrs. Riggsbee's and Capone's compensation actually paid in this fiscal year.

As discussed above in our "Compensation Discussion and Analysis" section of this proxy statement, our compensation program seeks to align compensation with Company performance and reward our executive officers for their contribution to our growth, profitability and increased stockholder value. Additional details on the elements of our executive compensation program and our pay-for-performance compensation philosophy are set forth above in the "Compensation Discussion and Analysis" section. The compensation actually paid to our PEO and the other NEOs in each of the periods reported above and over the 4.5 year cumulative period shows how the compensation actually paid fluctuated year-over-year. The fluctuations in compensation actually paid were primarily due to changes in our stock price measured as of the last day of each listed period, which we believe demonstrates the "pay-for-performance" nature of our executive compensation program. As the tables above illustrate, the compensation actually paid to our PEO and the other NEOs was higher when our stock price performed well and lower when our stock price did not perform well. We believe this correlation between compensation actually paid and total shareholder return over the applicable measurement periods also shows that our performance-based equity incentives builds alignment between executive compensation and stockholder returns.

Director Compensation
The following table shows the total compensation paid or accrued during the year ended December 31, 2023 to each of our non-employee directors who served during fiscal year 2023. Directors who are employed by us are not compensated for their service on our Board.

	Fees Earned or	Stock
Name	Paid in Cash ($)	Awards ($)	Total ($)
Paul Bisaro	$83,500	$174,983 (1)	$258,483
Heiner Dreismann, Ph.D.	$93,500	$349,988 (2)	$443,488
Rashmi Kumar	$83,500	$349,988 (2)	$433,488
Lee N. Newcomer, M.D.	$98,000	$349,988 (2)	$447,988
S. Louise Phanstiel	$213,500	$349,988 (2)	$563,488
Colleen F. Reitan	$93,500	$349,988 (2)	$443,488
Daniel M. Skovronsky, M.D., Ph.D.	$83,500	$349,988 (2)	$433,488
Daniel K. Spiegelman	$88,000	$349,988 (2)	$437,988

(1) Amount shown reflects the grant date fair value of an award of 7,575 RSUs calculated in accordance with FASB ASC Topic 718. The grant date fair value was determined by multiplying the number of shares by $23.10, the closing price of our common stock on the Nasdaq Global Select Market on June 1, 2023, the date of the grant. These RSUs awarded to Mr. Bisaro vest upon the earlier of (i) one year of service on the Board following the date of grant or (ii) the date of the next annual meeting of stockholders following such grant.

(2) Amounts shown reflect the grant date fair value of an award of 15,151 RSUs calculated in accordance with FASB ASC Topic 718. The grant date fair value was determined by multiplying the number of shares by $23.10, the closing price of our common stock on the Nasdaq Global Select Market on June 1, 2023, the date of the grant. These RSUs awarded to certain of our non-employee directors following the 2023 Annual Meeting of Stockholders held on June 1, 2023 vest upon the earlier of (i) one year of service on the Board following the date of grant or (ii) the date of the next annual meeting of stockholders following such grant.

The following table shows unvested RSUs for each non-employee director as of December 31, 2023.

Unvested
Name	RSUs
Paul Bisaro	7,575
Heiner Dreismann, Ph.D.	15,151
Rashmi Kumar	15,151
Lee N. Newcomer, M.D.	15,151
S. Louise Phanstiel	15,151
Colleen F. Reitan	15,151
Daniel M. Skovronsky, M.D., Ph.D.	15,151
Daniel K. Spiegelman	15,151

Director Compensation Policy

Our non-employee directors are compensated on a role-based model and are paid cash fees based on annual retainers (25% paid following each quarter of service) for their service on our Board. Mr. Diaz, our Chief Executive Officer, is a member of our Board but is employed by us, and, as such, he receives no additional compensation for his service on our Board.

Attracting and retaining qualified non-employee directors is critical to the governance and long-term success of the Company. As a result, the CHCC, in consultation with its outside compensation consultant, regularly reviews our director compensation to ensure that it is competitive with our peer group of companies.

In May 2023, the CHCC modified our Non-Employee Director Compensation Policy to provide for prorated equity awards to newly appointed directors of the Company under certain circumstances, as described below under "Equity Awards".

The following is a description of the standard compensation arrangements under which our non-employee directors are compensated for their service as directors, including as members of the various Board committees:

Annual retainer

All members	$60,000
Chair of the Board	$120,000 additional
Chair of the Audit and Finance Committee	$28,000 additional
Chair of the Compensation and Human Capital Committee	$20,000 additional
Chair of the Nominating, Environmental, Social and Governance Committee	$20,000 additional
Chair of the Research and Product Innovation Committee	$28,000 additional
Members of the Audit and Finance Committee (1)	$13,500 additional
Members of the Compensation and Human Capital Committee (1)	$10,000 additional
Members of the Nominating, Environmental, Social and Governance Committee (1)	$10,000 additional
Members of the Research and Product Innovation Committee (1)	$13,500 additional
(1) Other than the chairperson of such committee

Attendance

Non-employee directors do not receive any fees (other than the retainers outlined above) for attending Board or committee meetings. However, all directors are reimbursed for their out-of-pocket expenses incurred in attending Board and committee meetings.

Equity Awards

Under our 2017 Employee, Director and Consultant Equity Incentive Plan, as amended (the “2017 Plan”), our non-employee directors may receive an award of equity in the Company. As recommended and determined by our CHCC, and approved by our Board, we may grant to each non-employee director equity awards under the 2017 Plan upon his or her initial appointment to the Board. In addition, we may grant to each non-employee director equity awards on the date of each annual meeting of stockholders; provided, however, that (a) if a director is appointed to the Board within three months of the date of the next annual meeting of stockholders, such director will not receive an additional equity award on the date of the next annual meeting of stockholders, and (b) if a director is appointed to the Board between three and twelve months prior to the next annual meeting of stockholders, such director will receive a prorated equity award, rounded down on a quarterly basis, on the date of the next annual meeting of stockholders. Except in the case of a prorated equity award, the number of shares of restricted stock, restricted stock units and/or other equity awards granted will be determined by dividing $350,000 by the closing price of our common stock on the Nasdaq Global Select Market on the date of the applicable annual meeting of stockholders or the date that such new non-employee director is appointed to the Board, as applicable. In the case of a prorated equity award, the number of shares of restricted stock, restricted stock units and/or other equity awards granted will be determined by dividing the value of the prorated award by the closing price of our common stock on the Nasdaq Global Select Market on the date of the applicable annual meeting of stockholders. Notwithstanding the foregoing, in no event will a non-employee director receive equity awards under the 2017 Plan with an aggregate grant date fair value in excess of $500,000 during any calendar year.

Restricted stock, restricted stock units, and other equity awards granted to our non-employee directors may vest, in the discretion of the Board and/or the CHCC, (1) in the case of awards granted on the date of our annual meeting of stockholders, upon the earlier of (i) one year of service on the Board following the date of grant or (ii) the date of the next annual meeting of stockholders following such grant and (2) in the case of awards granted on the date that a new non-employee director is appointed to the Board, on the date that is one year following the date of such grant.

Equity Compensation Plan Information

The following table provides certain aggregate information with respect to all of the Company’s equity compensation plans in effect as of December 31, 2023:

Plan Category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights	(b) Weighted-average exercise price of outstanding options, warrants and rights	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (3)
Equity compensation plans approved by security holders (1)	4,231,455	—	6,001,310
Equity compensation plans not approved by security holders (2)	842,313	$13.38	—
Total	5,073,768	$13.38	6,001,310
(1)These plans consist of our 2017 Plan, and our Employee Stock Purchase Plan, as amended (the “Employee Stock Purchase Plan”). Column (a) consists of 4,231,455 shares of common stock available for issuance under the 2017 Plan upon the vesting of time-based and performance-based restricted stock unit awards.
(2)Mr. Diaz received the following grants of restricted stock units and non-qualified stock options in connection with the commencement of his employment with us on August 13, 2020. These awards were granted as an inducement award material to Mr. Diaz entering into employment with us pursuant to Nasdaq Rule 5635(c)(4). Column (a) includes (a) 342,040 shares of common stock available for issuance upon the exercise of time-based non-qualified stock options, (b) 339,088 shares of common stock available for issuance upon the exercise of performance-based non-qualified stock options, (c) 49,826 shares of common stock available for issuance upon the vesting of RSUs and (d) 111,359 shares of common stock available for issuance upon the vesting of PSUs.

(3)Column (c) includes (a) 1,294,407 shares of common stock available for future issuance under the Employee Stock Purchase Plan and (b) 4,706,903 shares of common stock available for future issuance under the 2017 Plan.

For additional information about our equity compensation plans, please refer to Note 10 of Notes to Consolidated Financial Statements included in Part II, Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2023.

Additional Information

Pension Benefits

We do not have any qualified or nonqualified defined pension benefit plans.

Nonqualified Deferred Compensation

We do not have any nonqualified defined contribution plans or other deferred compensation plans.

Tax Deductibility of Compensation

Based on changes to U.S. tax laws, incentive compensation for our executive officers will no longer be determined under a Section 162 (m) plan since the exception to the $1 million deduction limitation for qualified performance-based compensation has been eliminated from the Internal Revenue Code of 1986, as amended.

Security Ownership of Certain
Beneficial Owners and Management

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of April 11, 2024 for (a) each stockholder that we know to be the beneficial owner of more than 5% of our common stock, (b) each of the individuals named in the Summary Compensation Table of this proxy statement (the ‘‘named executive officers’’), (c) each of our directors and director nominees, and (d) all of our current directors and executive officers as a group. Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. We deem shares of common stock that may be acquired by an individual or group within 60 days of April 11, 2024 pursuant to the exercise of options and the vesting of restricted stock unit awards to be outstanding for the purpose of computing the percentage ownership of an individual or group, but such shares are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person shown in the table. Except as indicated in footnotes, we believe that the stockholders named in this table have sole voting and investment power with respect to all shares of common stock shown to be beneficially owned by them based on information provided to us by these stockholders. The percentage of ownership is based on 90,478,255 shares of common stock outstanding on April 11, 2024.

	Shares Beneficially Owned
Name and Address**	Number	Percent
Beneficial Owners of More Than 5% of Our Common Stock
BlackRock, Inc. (1)	14,658,349	16.2%
55 East 52nd Street
New York, NY 10055
The Vanguard Group (2)	9,954,233	11.0%
100 Vanguard Blvd.
Malvern, PA 19355
Camber Capital Management LP (3)	7,635,000	8.4%
101 Huntington Avenue, Suite 2101
Boston, MA 02199
Wellington Management Company (4)	7,219,706	8.0%
280 Congress Street
Boston, MA 02210
Glenview Capital Management, LLC (5)	5,283,982	5.8%
767 Fifth Avenue, 44th Floor
New York, NY 10153
State Street Global Advisors (6)	4,700,631	5.2%
1 Lincoln Street
Boston, MA 02111
Named Executive Officers
Paul J. Diaz (7)	1,030,094	1.1%
R. Bryan Riggsbee (8)	140,087	*
Sam S. Raha	—	*
Nicole Lambert (9)	154,724	*
Mark S. Verratti (10)	166,303	*
Dale Muzzey, Ph.D. (11)	26,007	*
Directors and Director Nominees
S. Louise Phanstiel (12)	145,072	*
Paul Bisaro (13)	24,450	*
Heiner Dreismann, Ph.D. (14)	115,953	*
Rashmi Kumar (14)	69,197	*
Lee N. Newcomer, M.D. (14)	72,850	*
Colleen F. Reitan (14)	72,850	*
Daniel M. Skovronsky, M.D., Ph.D. (14)	70,315	*
Daniel K. Spiegelman (14)	40,493	*
All current executive officers and directors as a group (16 persons) (15)	1,911,466	2.1%
*    Represents beneficial ownership of less than 1% of our outstanding shares of common stock.

**    Unless otherwise indicated, the address for each beneficial owner is c/o Myriad Genetics, Inc., 322 North 2200 West, Salt Lake City, Utah 84116.

(1)This information is based on a Schedule 13G/A filed with the SEC on January 22, 2024 with respect to Myriad Genetics common stock. BlackRock, Inc. beneficially owns these shares and has sole dispositive power for all of these shares and sole voting power for 14,439,031 of these shares.
(2)This information is based on a Schedule 13G/A filed with the SEC on February 13, 2024 with respect to Myriad Genetics common stock. The Vanguard Group beneficially owns these shares and has sole dispositive power for 9,812,856 of these shares and sole voting power for none of these shares.
(3)This information is based on a Schedule 13G/A filed with the SEC on February 14, 2024 with respect to Myriad Genetics common stock. The Schedule 13G/A is filed by Camber Capital Management LP and Stephen DuBois. Each of Camber Capital Management LP and Stephen DuBois beneficially owns these shares and each has sole dispositive power and sole voting power for none of these shares.
(4)This information is based on a Schedule 13G/A filed with the SEC on February 8, 2024 with respect to Myriad Genetics common stock. The Schedule 13G/A is filed by Wellington Management Group LLP and certain of its affiliates: Wellington Group Holdings LLP, Wellington Investment Advisors Holdings LLP, and Wellington Management Company LLP. Each of the foregoing entities (other than Wellington Management Company LLP) beneficially owns these shares and has sole dispositive power and sole voting power for 0 of these shares. Wellington Management Company LLP beneficially owns 6,853,604 shares of Myriad Genetics common stock and has sole dispositive power and sole voting power for none of these shares.
(5)The information is based on a Schedule 13G/A filed with the SEC on February 14, 2024 with respect to Myriad Genetics common stock. The Schedule 13G is filed by Glenview Capital Management, LLC and Larry Robbins. Glenview Capital Management, LLC and Larry Robbins each beneficially own 5,283,982 shares of Myriad Genetics common stock and have shared voting power and shared dispositive power with respect to these shares.
(6)This information is based on a Schedule 13G/A filed with the SEC on January 24, 2024 with respect to Myriad Genetics common stock. State Street Corporation beneficially owns these shares and has sole dispositive power and sole voting power for none of these shares.
(7)Includes 459,982 shares of common stock subject to currently exercisable options as of April 11, 2024.
(8)Mr. Riggsbee resigned as Chief Financial Officer of Myriad effective January 29, 2024. Mr. Riggsbee has represented to us that he has beneficial ownership of 140,087 shares of Myriad common stock as of April 11, 2024.
(9)Ms. Lambert resigned as Chief Operating Officer of Myriad effective October 31, 2023. Ms. Lambert has represented to us that she has beneficial ownership of 154,724 shares of Myriad common stock as of April 11, 2024.
(10)Includes 2,500 RSUs, which vest within 60 days of April 11, 2024.

(11)Includes 1,875 RSUs, which vest within 60 days of April 11, 2024.

(12)Includes 33,119 shares of common stock held by The Phanstiel Trust as of April 11, 2024, and 15,151 RSUs, which vest within 60 days of April 11, 2024.

(13)Includes 7,575 RSUs, which vest within 60 days of April 11, 2024.
(14)Includes 15,151 RSUs, which vest within 60 days of April 11, 2024.
(15)See Notes 7-14 above.

Audit and Finance Committee Report

The Audit and Finance Committee of the Board, which consists entirely of directors who meet the independence and experience requirements of The Nasdaq Stock Market LLC, has furnished the following report:

The Audit and Finance Committee assists the Board in overseeing and monitoring the integrity of our financial reporting process, compliance with legal and regulatory requirements and the quality of internal and external audit processes. This committee’s role and responsibilities are set forth in the Audit and Finance Committee Charter adopted by the Board, which is available in the Investors Relations—About Myriad/Corporate Governance section of our website at investor.myriad.com/corporate-governance. This committee reviews and reassesses the Audit and Finance Committee Charter annually and recommends any changes to the Board for approval. The Audit and Finance Committee is responsible for overseeing our overall financial reporting process and for the appointment, compensation, retention, and oversight of the work of our independent registered public accounting firm. In fulfilling its oversight responsibility, the Audit and Finance Committee reviews the policies and procedures for the engagement of the independent registered public accounting firm, including the scope of the audit, audit fees, auditor independence matters, performance of the independent auditors, and the extent to which the independent registered public accounting firm may be retained to perform non-audit services. Additionally, the Audit and Finance Committee reviewed the performance of Ernst & Young LLP ("EY") prior to recommending its appointment for the fiscal year ended December 31, 2023, and met with representatives of EY to discuss the scope and results of the firm’s audit work. The Audit and Finance Committee also considered several other factors in deciding whether to re-engage EY, including the quality of EY’s staff, work and quality control, EY’s policies related to independence, and EY’s capability and expertise to perform an audit of our financial statements and internal control over financial reporting. As part of its auditor engagement process, the Audit and Finance Committee also considers whether to rotate the independent registered public accounting firm. EY has been our independent registered public accounting firm since 2006. EY rotates its lead audit engagement partner at least every five years.

In fulfilling its responsibilities for the financial statements for the year ended December 31, 2023, the Audit and Finance Committee took the following actions:

•reviewed and discussed the audited financial statements for the year ended December 31, 2023 with management and EY, our independent registered public accounting firm;

•discussed with EY the matters required to be discussed in accordance with Statement on Auditing Standards No. 16, Communications with Audit Committees;

•received written disclosures and letters from EY regarding its independence as required by PCAOB Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence, and has discussed with the independent auditors, the independent auditors’ independence; and

•considered the status of pending litigation, taxation matters and other areas of oversight relating to the financial reporting and audit process that the committee determined appropriate.

Based on the Audit and Finance Committee’s review of the audited financial statements and discussions with management and EY, the Audit and Finance Committee recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2023 for filing with the SEC.

MEMBERS OF THE AUDIT AND FINANCE COMMITTEE

Daniel K. Spiegelman (Chair)
Rashmi Kumar
S. Louise Phanstiel
Colleen F. Reitan

Certain Relationships and Related Person Transactions

We were not a party to any transactions with related persons since January 1, 2023 that would be required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Policy on Approval of Related Person Transactions

We have adopted a Policy on Related Person Transactions (the “Policy”) under which the AFC reviews, approves or ratifies all related person transactions. Under our Policy, a related person transaction is one in which Myriad is a participant, and the amount involved exceeds $120,000, and in which any of the following persons have or will have a direct or indirect material interest:

•Executive officers of the Company;

•Members of the Board (including nominees to become a director);

•Beneficial holders of five percent or more of Myriad’s securities;

•Immediate family members, as defined by Item 404 of Regulation S-K under the Securities Act, of any of the foregoing persons;

•Any firm, corporation or other entity in which any of the foregoing persons is employed or is a partner or principal, is in a similar position or in which the person has a five percent or greater beneficial ownership interest; and

•Any other persons whom the Board or AFC determines may be considered to be related persons as defined by Item 404 of Regulation S-K under the Securities Act.

Under the Policy, the AFC will approve only those related person transactions that are determined to be in, or not inconsistent with, the best interests of Myriad and its stockholders, taking into account all available facts and circumstances as the AFC determines in good faith to be necessary. These facts and circumstances will typically include, but not be limited to, the benefits of the transaction to Myriad; the impact on a director’s independence in the event the related person is a director, an immediate family member of a director or an entity in which a director is a partner, stockholder or executive officer; the availability of other sources for comparable products or services; the terms of the transaction; and the terms of comparable transactions that would be available to unrelated third parties or to employees generally. No member of the AFC shall participate in any review, consideration or approval of any related person transaction with respect to which the member or any of his or her immediate family members is the related person.

In reviewing and approving these transactions, the AFC will obtain, or will direct management to obtain on its behalf, all information that the AFC believes to be relevant and important to a review of the transaction prior to its approval. Following receipt of the necessary information, a discussion of the relevant factors will be held if it is deemed to be necessary by the AFC prior to approval. If a discussion is not deemed to be necessary, approval may be given by written consent of the AFC. This approval authority may also be delegated to the Chairperson of the AFC in some circumstances. It is contemplated that no related person transaction will be entered into prior to the completion of these procedures; however, where permitted, a related person transaction may be ratified upon completion of these procedures.

The AFC may adopt any further policies and procedures relating to the approval of related person transactions that it deems necessary or advisable from time to time. A copy of our Policy on Related Person Transactions is publicly available in the Investors Relations—About Myriad/Corporate Governance section of our website at investor.myriad.com/corporate-governance.

PROPOSAL 1:
Election of Directors

The Board currently consists of nine members, classified as follows: S. Louise Phanstiel, Daniel M. Skovronsky M.D., Ph.D., and Daniel K. Spiegelman constitute a class with a term ending at the 2024 Annual Meeting (the “Class I Directors”); Paul J. Diaz, Heiner Dreismann, Ph.D., and Colleen F. Reitan constitute a class with a term ending at the 2025 Annual Meeting (the “Class II Directors”); and Paul M. Bisaro, Rashmi Kumar, and Lee N. Newcomer, M.D., constitute a class with a term ending at the 2026 Annual Meeting (the “Class III Directors”). At each Annual Meeting, directors are elected for a term to expire at the third succeeding Annual Meeting after their election to succeed those directors whose terms are expiring at the Annual Meeting.

The Board accepted the recommendation of the NESGC and unanimously resolved to nominate S. Louise Phanstiel and Daniel M. Skovronsky, M.D., Ph.D. for election at the Annual Meeting for a term to serve until the 2027 Annual Meeting, and until their successors have been elected and qualified, or until their earlier death, resignation, retirement or removal. In determining to nominate these directors for another term to serve until the 2027 Annual Meeting, the NESGC and the Board considered, among other things, the qualifications, experiences, and contributions to Myriad of these directors. Specifically, with respect to Ms. Phanstiel, the Board and NESGC considered her business, financial, and management experience, her experience serving as a director of Myriad, including as Chair of the Board since March 2020, and her significant contributions to Myriad, which include navigating us through the COVID-19 pandemic and its impact on our business, the hiring of a new Chief Executive Officer (Mr. Diaz), and presiding over the refreshment of our Board which included the appointment of five new directors and the appointment of a new executive leadership team. With respect to Dr. Skovronsky, the NESGC and the Board considered, among other things, his scientific background, his business and management expertise from serving as the Chief Scientific Officer at Eli Lilly and Company, and his significant contributions to our research and development and product development efforts and our long-term growth strategy. The Board did not nominate Mr. Spiegelman for re-election. The Board approved a reduction in the number of directors constituting the full Board from nine to eight directors, effective as of the Annual Meeting. Mr. Spiegelman will continue as a director through the date of the Annual Meeting, when his current term expires.

Unless a stockholder has indicated otherwise on the proxy, the shares represented by a valid proxy will be voted FOR the election of S. Louise Phanstiel and Daniel M. Skovronsky, M.D., Ph.D. as directors. In the event that any nominee should become unable or unwilling to serve, the shares represented by a valid proxy will be voted for the election of another person who the Board recommends, unless the Board chooses to reduce the number of directors serving on the Board. We have no reason to believe that any nominee will be unable or unwilling to serve as a director.

An affirmative vote of the majority of the shares voted affirmatively or negatively on each nominee at the Annual Meeting is required to elect each nominee as a director.

Our Restated By-Laws require that, in a non-contested election, each director be elected by a stockholder vote constituting a majority of the votes cast with respect to that director’s election. The Restated By-Laws also provide that if, in an election that is not a contested election, an incumbent director does not receive a majority of the votes cast, such director must submit an irrevocable resignation to the NESGC. The NESGC will make a recommendation to the Board as to whether to accept or reject the resignation of such incumbent director, or whether other action should be taken. The Board must act on the resignation, taking into account the NESGC’s recommendation, and publicly disclose (by filing an appropriate disclosure with the SEC) its decision regarding the resignation within ninety (90) days following certification of the election results. The NESGC in making its recommendation and the Board in making its decision each may consider any factors and other information that they consider appropriate and relevant.

✓
The Board Recommends the Election of S. Louise Phanstiel and Daniel M. Skovronsky, M.D., Ph.D. and Proxies Solicited by the Board Will Be Voted in Favor of Such Directors Unless a Stockholder Has Indicated Otherwise on the Proxy.

PROPOSAL 2:
Selection of Independent Registered Public Accounting Firm

The AFC has appointed Ernst & Young LLP (‘‘EY’’) as our independent registered public accounting firm to audit our financial statements for the year ending December 31, 2024. The Board proposes that the stockholders ratify this selection, although such ratification is not required under Delaware law or our Restated Certificate of Incorporation, as amended, or our Restated By-Laws. EY has audited our financial statements since our fiscal year ended June 30, 2007. We expect that representatives of EY will be present at the Annual Meeting, will be able to make a statement if they so desire, and will be available to respond to appropriate questions.

In deciding to appoint EY, the AFC reviewed auditor independence issues and existing commercial relationships with EY and concluded that EY has no commercial relationship with Myriad that would impair its independence for the year ending December 31, 2024.

The following table presents fees for professional audit services provided by EY with respect to the year ended December 31, 2023 and the year ended December 31, 2022:

	Fiscal Year Ended	Fiscal Year Ended
Type of Fee	December 31, 2023	December 31, 2022
Audit Fees	1,833,302	1,922,605
Audit Related Fees	—	—
Tax Fees	—	—
All Other Fees	222,000	17,445
Totals	2,055,302	1,940,050

Audit Fees — Fees include audits of consolidated financial statements, quarterly reviews, reviews of registration statement filings, and consents related to SEC filings.

Audit-Related Fees — Fees include services for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements that are not reported under “audit fees.”

Tax Fees — We did not engage EY to perform any tax related services.

All Other Fees — Fees include permitted advisory services and subscription to EY accounting research.

Policy on Audit and Finance Committee Preapproval of Audit and Permissible Non-Audit Services of Independent Public Accountant

Consistent with SEC policies regarding auditor independence, the AFC has responsibility for appointing, setting compensation and overseeing the work of the independent public accounting firm. In recognition of this responsibility, the AFC has established a policy to preapprove all audit and permissible non-audit services provided by our independent public accounting firm.

Prior to engagement of an independent registered public accounting firm for the next year’s audit, management will submit an aggregate of services expected to be rendered during that year for each of four categories of services to the AFC for approval.

1.Audit services include audit work performed in the preparation of financial statements, as well as work that generally only an independent registered public accounting firm can reasonably be expected to provide, including comfort letters, statutory audits, and attest services and consultation regarding financial accounting and/or reporting standards.

2.Audit-Related services are for assurance and related services that are traditionally performed by an independent registered public accounting firm, including due diligence related to mergers and acquisitions, employee benefit plan audits, and special procedures required to meet certain regulatory requirements.

3.Tax services include all services performed by an independent registered public accounting firm’s tax personnel except those services specifically related to the audit of the financial statements, and includes fees in the areas of tax compliance, tax planning, and tax advice.

4.Other Fees are those associated with services not captured in the other categories.

Prior to engagement of the independent registered public accounting firm, engagement letters describing the scope of service and the anticipated fees are negotiated and approved by the AFC. During the year, circumstances may arise in which it may become necessary to engage our independent registered public accounting firm for additional services not contemplated in the original preapproval. In those instances, the AFC requires specific preapproval before engaging our independent registered public accounting firm. The AFC may delegate preapproval authority to one or more of its members. The member to whom such authority is delegated must report, for informational purposes only, any pre-approval decisions to the AFC at its next scheduled meeting.

The affirmative vote of a majority of the shares voted affirmatively or negatively at the Annual Meeting is required to ratify the selection of our independent registered public accounting firm.

If our stockholders ratify the selection of EY, the AFC may still, in its discretion, decide to select a different independent auditor at any time during the fiscal year ending December 31, 2024, if it concludes that such a change would be in the best interests of Myriad and our stockholders. If our stockholders fail to ratify the selection, the AFC will reconsider, but not necessarily rescind, the selection.

✓
The Board Recommends a Vote to Ratify the Selection of Ernst & Young LLP as Our Independent Registered Public Accounting Firm, and Proxies Solicited by the Board Will be Voted in Favor of Such Ratification Unless a Stockholder has Indicated Otherwise on the Proxy.

PROPOSAL 3:
Approval, on an Advisory Basis, of the Compensation of Our
Named Executive Officers, as Disclosed in This Proxy Statement

We are seeking your approval, on advisory basis, as required by Section 14A of the Securities Exchange Act of 1934, as amended, of the compensation of our NEOs, as disclosed in this proxy statement. More specifically, we ask that you support the compensation of our NEOs as disclosed in the Compensation Discussion and Analysis section, the compensation tables and any related material contained in this proxy statement with respect to our executive officers named in the Summary Compensation Table. Because your vote is advisory, it will not be binding on our CHCC or our Board. However, the CHCC and our Board will review the voting results and take them into consideration when making future decisions regarding the compensation of our NEOs.

Our compensation philosophy is designed to align each executive officer’s compensation with our short- and long-term performance and to provide the compensation and incentives needed to attract, motivate and retain key executive officers who are crucial to our long-term success. Consistent with this philosophy, a significant portion of the total compensation opportunity for each of our NEOs is directly related to performance factors that measure our progress against the goals of our strategic and operating plans, as well as our performance against that of our peer companies.

Stockholders are urged to read the Compensation Discussion and Analysis section of this proxy statement, which discusses how our compensation policies and procedures implement our compensation philosophy. The CHCC and the Board believe that these policies and procedures are effective in implementing our compensation philosophy and in achieving its goals.

As discussed in the Compensation Discussion and Analysis section, we believe the compensation paid to our President and Chief Executive Officer and other NEOs is appropriate as supported by our performance in the year ending December 31, 2023. During fiscal year 2023, we continued to make progress on our strategic growth plan. Some of our most notable business achievements during fiscal year 2023 include:

•Our revenues increased 11% from the year ended December 31, 2022, to $753.2 million.
•Our revenue growth was driven by Prenatal revenue growth of 30% year-over-year as well as Prolaris, GeneSight and Hereditary Cancer revenue growth year-over-year of 21%, 9%, and 7%, respectively.
•Our adjusted operating loss was $(25.5) million, an improvement of $7.3 million compared to adjusted operating loss of $(32.8) million in fiscal year 2022.
•We incorporated breast density using Tyrer-Cuzick version 8 (TCv8) in our MyRisk Hereditary Cancer Test with RiskScore to provide patients and providers with a more comprehensive look at their five-year and remaining lifetime risk for breast cancer.
•We launched new breast cancer risk assessment programs, utilizing MyRisk with RiskScore, with SimonMed Imaging and Onsite Women's Health.
•We entered into a collaboration with Memorial Sloan Kettering Cancer Center to study the use of minimal residual disease testing in breast cancer.
•We entered into a research collaboration with the University of Texas MD Anderson Cancer Center related to our minimal residual disease testing platform.
•We integrated Absolute Risk Reduction into the Prolaris Prostate Cancer Prognostic Test to help patients and providers make personalized treatment decisions regarding hormone therapy.
•We added Folate Receptor Alpha to our Precise Oncology Solutions portfolio.
•We enhanced the GeneSight Test to personalize mental health medication treatment decisions based on smoking status.

Based on this performance and the performance set forth above in the "Executive Compensation-Compensation Discussion and Analysis-2023 Fiscal Year Performance" section, we believe that the salaries and annual cash incentive bonuses paid to our President and Chief Executive Officer and our other NEOs are in line with our compensation philosophy and goals. With respect to the short-term incentive awards paid to our NEOs (other than Mr. Raha, who was not eligible for a bonus since he was hired at the end of 2023) for the 2023 fiscal year, we paid between 102 percent and 111.4 percent, respectively, of the target awards, based on the level of accomplishment of the pre-determined incentive goals.

In accordance with the rules of the SEC, the following resolution, commonly known as a “Say-on-Pay” vote, is being submitted for a stockholder vote at the Annual Meeting:

“RESOLVED, that the compensation paid to the named executive officers of Myriad Genetics, Inc., as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and any related material disclosed in this proxy statement, is hereby APPROVED.”

The affirmative vote of a majority of the shares voted affirmatively or negatively at the Annual Meeting is required to approve, on an advisory basis, this resolution.

✓
The Board Recommends a Vote to Approve, on an Advisory Basis, the Compensation of Our Named Executive Officers, and Proxies Solicited by the Board Will be Voted in Favor of Such Approval Unless a Stockholder Has Indicated Otherwise on the Proxy.

Corporate Code of Conduct

We have adopted a Corporate Code of Conduct that applies to all of our employees, including our President and Chief Executive Officer, Chief Financial Officer and Chief Accounting Officer, and every member of our Board. A copy of the Corporate Code of Conduct is publicly available in the Investors Relations—About Myriad/Corporate Governance section of our website at investor.myriad.com/corporate-governance. Disclosure regarding any amendments to, or waivers from, provisions of our Corporate Code of Conduct that apply to our directors and principal executive and financial officers will be included in a Current Report on Form 8-K within four business days following the date of the amendment or waiver, unless website posting or the issuance of a press release of such amendments or waivers is then permitted by the rules of Nasdaq.

Other Matters

The Board knows of no other business that will be presented at the Annual Meeting. If any other business is properly brought before the Annual Meeting, proxies will be voted in accordance with the judgment of the persons voting the proxies.

Stockholder Proposals and Nominations for Director

Any stockholder of the Company who desires to submit a proposal pursuant to Rule 14a-8 of the Exchange Act at the Company's 2025 Annual Meeting of Stockholders and to have the proposal included in the Company's 2025 proxy materials must submit such proposal to the Company at its principal executive office no later than December 18, 2024, unless the date of the 2025 Annual Meeting of Stockholders is changed by more than 30 days from June 6, 2024, in which case the proposal must be received at the Company's principal executive office a reasonable time before the Company begins to print and mail its 2025 proxy materials. Any such stockholder proposal must meet the requirements set forth in Rule 14a-8.

Any stockholder of the Company who desires to submit a proposal for action, including to nominate a director, at the 2025 Annual Meeting of Stockholders, but does not wish to have such proposal included in the Company's proxy materials, must deliver such proposal to the Company no earlier than the close of business on March 8, 2025 and no later than the close of business on April 7, 2025, unless the date of the 2025 Annual Meeting of Stockholders is more than 30 days before or more than 60 days after June 6, 2025, in which case such proposal or nomination to the Company must be delivered no earlier than the close of business on the 90th day prior to the 2025 Annual Meeting of Stockholders and no later than the close of business on the later of the 60th day prior to the 2025 Annual Meeting of Stockholders or the 10th day following the day on which public announcement of the date of the 2025 Annual Meeting of Stockholders is first made by the Company. Notwithstanding the foregoing, in the event that the number of directors is to be increased at the 2025 Annual Meeting of Stockholders, and we do not issue a public announcement naming the nominees or specifying the size of the increased board of directors by the 70th day prior to June 6, 2025 (or if the 2025 Annual Meeting of Stockholders is held more than 30 days before or 60 days after such date, at least 70 days prior to such meeting), a stockholder's notice will also be considered timely, but only with respect to nominees for any new positions created by such increase, if such notice is delivered to the Company not later than the close of business on the 10th day following the day on which such public announcement is made by the Company.

In addition to satisfying the requirements of our Restated By-Laws, to comply with the requirements set forth in Rule 14a-19 of the Exchange Act (the universal proxy rules), stockholders who intend to solicit proxies in support of director nominees other than the Board's nominees must also provide written notice to the Company that sets forth all the information required by Rule 14a-19(b) of the Exchange Act.

Proposals not received in a timely manner will not be voted on at the 2025 Annual Meeting of Stockholders. If a proposal is received in a timely manner, the proxies that management solicits for the 2025 Annual Meeting of Stockholders may still exercise discretionary voting authority on the proposal under circumstances consistent with the proxy rules of the SEC. All stockholder proposals must also comply with our Restated By-Laws, a copy of which is available by contacting our Corporate Secretary, and the corporate governance policies applicable to recommendations for the nomination of directors, copies of which are available in the Investors Relations—About Myriad/Corporate Governance section of our website at investor.myriad.com/corporate-governance. All stockholder proposals should be marked for the attention of: Corporate Secretary, Myriad Genetics, Inc., 322 North 2200 West, Salt Lake City, Utah 84116.

WHETHER OR NOT YOU INTEND TO ATTEND THE ANNUAL MEETING, YOU ARE URGED TO VOTE YOUR SHARES AT YOUR EARLIEST CONVENIENCE.

Salt Lake City, Utah
April 17, 2024

OUR ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2023, FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, WHICH PROVIDES ADDITIONAL INFORMATION ABOUT US, IS AVAILABLE ON THE INTERNET AT WWW.MYRIAD.COM AND IS AVAILABLE (OTHER THAN THE EXHIBITS THERETO) IN PAPER FORM TO BENEFICIAL OWNERS OF OUR COMMON STOCK WITHOUT CHARGE UPON WRITTEN REQUEST TO: LEGAL DEPARTMENT, MYRIAD GENETICS, INC., 322 North 2200 WEST, SALT LAKE CITY, UTAH 84116 (801-584-3600). EXHIBITS WILL BE PROVIDED UPON WRITTEN REQUEST AND PAYMENT OF AN APPROPRIATE PROCESSING FEE.

APPENDIX A

GAAP to Non-GAAP Reconciliation
Condensed Consolidated Statements of Income — Operating Basis

(Unaudited data in millions, except per share amount)

	Year Ended December 31,
	2023	2022
GAAP Net Loss	$(263.3)	$(112.0)
Acquisition — amortization of intangible assets	42.7	40.9
Goodwill and long-lived asset impairment charges	—	16.8
Equity compensation	40.6	37.8
Real estate optimization	27.0	3.7
Transformation initiatives	6.8	14.2
Acquisition-related costs	—	5.1
Legal charges, net of insurance reimbursement	114.9	(11.4)
Other adjustments	1.1	0.7
Tax adjustments	7.6	(20.0)
Adjusted Net Loss	$(22.6)	$(24.2)
GAAP Diluted Loss Per Share	$(3.18)	$(1.39)
Adjustment to net loss	$2.91	$1.09
Adjusted Diluted Loss Per Share	$(0.27)	$(0.30)

	Year Ended December 31,
	2023	2022
GAAP Operating Loss	$(257.4)	$(140.6)
Acquisition — amortization of intangible assets	42.7	40.9
Goodwill and long-lived asset impairment charges	—	16.8
Equity compensation	40.6	37.8
Real estate optimization	27.0	3.7
Transformation initiatives	6.8	14.2
Acquisition-related costs	—	5.1
Legal charges, net of insurance reimbursement	114.9	(11.4)
Other adjustments	(0.1)	0.7
Adjusted Operating Loss	$(25.5)	$(32.8)

	Year Ended December 31,
	2023	2022
GAAP Operating Expenses (1)	$774.4	$617.0
Acquisition - amortization of intangible assets	(41.3)	(40.7)
Goodwill and long-lived asset impairment charges	—	(16.8)
Equity compensation	(39.2)	(36.5)
Real estate optimization	(27.0)	(3.7)
Transformation initiatives	(6.6)	(14.1)
Acquisition-related costs	—	(5.0)
Legal charges, net of insurance reimbursement	(114.9)	11.4
Other adjustments	0.1	(0.7)
Adjusted Operating Expenses	$545.5	$510.9
(1) Consists of research and development expense, selling, general, and administrative expense, and goodwill and long-lived asset impairment charges from the Consolidated Statements of Operations.

	Year Ended December 31,
	2023	2022
GAAP Cash Flows from Operations	$(110.9)	$(106.3)
Real estate optimization	12.3	3.7
Transformation initiatives	6.8	14.2
Legal charges, net of insurance reimbursement	86.4	49.9
Acquisition-related costs	—	5.1
Other adjustments	1.5	—
Adjusted Operating Cash Flow	$(3.9)	$(33.4)
Capital expenditures	(63.2)	(45.3)
Capitalization of internal-use software costs	(10.1)	—
Adjusted Free Cash Flow	$(77.2)	$(78.7)

	Three months ended December 31,
	2023	2022
GAAP Net Loss	$(31.2)	$(42.3)
Acquisition — amortization of intangible assets	10.7	10.5
Goodwill and long-lived asset impairment charges	—	6.1
Equity compensation	10.3	8.2
Real estate optimization	13.0	1.9
Transformation initiatives	—	3.8
Acquisition-related costs	—	4.9
Legal charges, net of insurance reimbursement	1.6	1.5
Other adjustments	1.1	1.4
Tax adjustments	(2.0)	(5.7)
Adjusted Net Loss	$3.5	$(9.7)
GAAP Diluted Loss Per Share	$(0.36)	$(0.52)
Adjustment to net loss	$0.40	$0.40
Adjusted Diluted Loss Per Share	$0.04	$(0.12)

	Three months ended December 31,
	2023	2022
GAAP Cash Flows from Operations	$(54.7)	$(7.3)
Real estate optimization	4.0	1.9
Transformation initiatives	—	3.8
Legal charges, net of insurance reimbursement	63.1	—
Acquisition-related costs	—	4.9
Other adjustments	1.1	—
Adjusted Operating Cash Flow	$13.5	$3.3
Capital expenditures	(10.0)	(14.6)
Capitalization of internal-use software costs	(3.5)	—
Adjusted Free Cash Flow	$—	$(11.3)

Use of Non-GAAP Financial Measures

We supplement our consolidated financial statements presented on a GAAP basis by providing additional measures which may be considered ‘‘non-GAAP’’ financial measures under applicable SEC rules. We believe that the disclosure of these non-GAAP financial measures provides useful supplemental information to investors and facilitates the analysis of the company's core operating results and comparison of operating results across reporting periods. We also use non-GAAP financial measures to establish budgets and to manage the company's business. These non-GAAP financial measures are not in accordance with generally accepted accounting principles in the United States and should not be viewed in isolation or as a substitute for reported, or GAAP, net loss and diluted loss per share.

Our ‘‘A Net Loss,’’ ‘‘Adjusted diluted loss per share,’’ "Adjusted Operating Loss," "Adjusted Operating Expenses" and "Adjusted Operating Cash Flow" financial measures exclude the following items from the comparable GAAP financial measure:

1. Acquisitions — amortization of intangible assets

Represents recurring amortization charges resulting from the acquisition of intangible assets.

2. Goodwill and long-lived asset impairment charges

Impairment charges on long-lived assets and goodwill.

3. Equity compensation

Non-cash equity-based compensation provided to Myriad Genetics employees and directors.

4. Real estate optimization

Costs related to real estate initiatives including additional rent as a result of the build-out of our new laboratories in Salt Lake City, Utah and South San Francisco, California, while maintaining our current laboratories in those locations.

5. Transformation initiatives

Costs related to transformation initiatives including consulting and professional fees and severance costs related to restructuring.

6. Acquisition-related costs

Non-recurring costs associated with our acquisition of Gateway Genomics, LLC.

7. Legal charges, net of insurance reimbursement

One-time legal expenses, net of insurance reimbursement. For the year ended December 31, 2023, we accrued $77.5 million for the settlement of the securities class action lawsuit and $34.0 million for settlement of the Ravgen litigation. For the year ended December 31, 2022, we received reimbursement of prior legal expenses and settlements.

8. Other adjustments

Other one-time, non-recurring expenses including consulting and professional fees related to acquisitions, changes in the fair value of contingent consideration related to acquisitions from prior years, and the reclassification of cumulative translation adjustments to income upon liquidation of an investment in a foreign entity.

9. Tax impact associated with non-GAAP adjustments

Tax expense/(benefit) due to non-GAAP adjustments, differences between stock compensation recorded for book purposes as compared to the allowable tax deductions, and valuation allowance recognized against federal and state deferred tax assets in the United States.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

V47637-P10303

MYRIAD GENETICS, INC.
322 N. 2200 West
Salt Lake City, Utah 84116

ANNUAL MEETING OF STOCKHOLDERS JUNE 6, 2024

THIS PROXY IS BEING SOLICITED BY MYRIAD GENETICS, INC.'S BOARD OF DIRECTORS

The undersigned, revoking any previous proxies relating to these shares, hereby acknowledges receipt of the Notice Regarding the Availability of Proxy Materials in connection with the 2024 Annual Meeting of Stockholders to be held at 10:00 a.m., EDT on Thursday, June 6, 2024, and to be held virtually at the following URL: www.virtualshareholdermeeting.com/MYGN2024. The undersigned hereby appoints Paul J. Diaz and Scott J. Leffler, and each of them (with full power to act alone), the attorneys and proxies of the undersigned, with power of substitution to each, and authorizes each of them to represent the undersigned and to vote all shares of the Common Stock of MYRIAD GENETICS, INC. registered in the name provided herein which the undersigned is/are entitled to vote at the 2024 Annual Meeting of Stockholders, and at any adjournments or postponements thereof, with all the powers the undersigned would have if personally present. Without limiting the general authorization hereby given, said proxies are, and each of them is, instructed to vote or act on the proposals set forth in said Proxy as specified by the undersigned.

SEE REVERSE SIDE FOR ALL PROPOSALS. **The proxies will vote in accordance with the Board of Directors' recommendations where a choice is not specified and in their discretion on any other matters as may properly come before the meeting or any adjournments or postponements thereof.**

Continued and to be signed on reverse side

Myriad genetics

MYRIAD GENETICS, INC.
ATTN: CORPORATE SECRETARY
322 N 2200 WEST
SALT LAKE CITY, UT 84116

SCAN TO VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on June 5, 2024. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/MYGN2024

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on June 5, 2024. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V47636-P10303 KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

MYRIAD GENETICS, INC.

The Board of Directors recommends you vote FOR the following proposals:

Nominees:

	For	Against	Abstain
1a. S. Louise Phanstiel	☐	☐	☐
1b. Daniel M. Skovronsky, M.D., Ph.D.	☐	☐	☐

NOTE: The stockholders will also act on any other business as may properly come before the meeting. In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting or any adjournments or postponements thereof. The Proxy, when executed, will be voted in the manner directed therein. If no direction is made, the proxy will be voted in accordance with the Board of Directors' recommendations.

PLEASE MARK, SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

NOTE: Please sign exactly as name(s) appear(s) hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date